Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-159131

CALCULATION OF REGISTRATION FEE

		Amount of
Title of Each Class of	Maximum Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee(1)(2)
Stock Purchase Units
Stock Purchase Contracts	$575,000,000	$32,085
Common Stock
Debt Securities

(1)	Represents an aggregate amount of $287,500,000 of the Equity Units offered hereby and an aggregate amount of $287,500,000 of common stock for which consideration will be received upon settlement of the purchase contracts.

(2)	Calculated in accordance with Rule 457 (r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 11, 2009)
5,000,000 Equity Units
(Initially Consisting of 5,000,000 Corporate Units)
Great Plains Energy Incorporated

The Equity Units will each have a stated amount of $50 and will initially be in the form of Corporate Units, each of which consists of a purchase contract issued by us and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our 10.00% subordinated notes due 2042, which we refer to as the “notes.” The total rate of distributions on the Corporate Units will be 12.00% per year, consisting of interest on the notes and contract adjustment payments as described herein.

The purchase contract will obligate you to purchase from us, no later than June 15, 2012, for a price of $50 in cash, the following number of shares of our common stock, subject to anti-dilution adjustments:

•	if the applicable market value (as defined herein) of our common stock, which is the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to June 15, 2012, equals or exceeds $16.80, 2.9762 shares of our common stock;

•	if the applicable market value is less than $16.80 but greater than $14.00, a number of shares of our common stock having a value, based on the applicable market value, equal to $50; and

•	if the applicable market value is less than or equal to $14.00, 3.5714 shares of our common stock.

The notes will initially bear interest at a rate of 10.00% per year, payable quarterly. The notes will initially be subordinated to all of our existing and future “Senior Indebtedness” (as defined under “Description of the Debt Securities — Subordination” in the accompanying prospectus). In addition, the notes will be effectively subordinated to all liabilities of our subsidiaries. Prior to June 15, 2012, we have the right to defer interest payments on the notes one or more times for one or more consecutive interest periods without giving rise to an event of default. The remarketing agent will attempt to remarket the notes as described in this prospectus supplement. If a remarketing of the notes, as described in this prospectus supplement, is successful, the notes will rank equally with all of our existing and future unsecured and unsubordinated obligations as of the “reset effective date” (as defined herein). The interest rate on the notes will also be reset to a new fixed rate, effective as of the reset effective date, in which case interest will thereafter be payable at the reset rate. Interest on the remarketed notes will be payable annually, unless we elect to pay interest semi-annually. In addition, in connection with a successful remarketing of the notes, we may elect to change the maturity and optional redemption terms of the notes, and we will remove the interest deferral terms of the notes as described in this prospectus supplement.

We will also pay you quarterly contract adjustment payments at a rate of 2.00% per year of the stated amount of $50 per Equity Unit, or $1.00 per year, subject to our right to defer contract adjustment payments, as described in this prospectus supplement.

You can create Treasury Units from Corporate Units by substituting qualifying Treasury securities for the notes, and you can recreate Corporate Units by substituting notes for the qualifying Treasury securities comprising a part of the Treasury Units.

Your ownership interest in a note or, if substituted for it, the qualifying Treasury securities or the applicable ownership interest in the Treasury portfolio, as the case may be, will be pledged to us to secure your obligation under the related purchase contract.

If there is a successful remarketing during the “period for early remarketing” described in this prospectus supplement, the notes comprising a part of the Corporate Units will be replaced by the Treasury portfolio described in this prospectus supplement.

Concurrently with this offering of Equity Units, we are offering, by means of a separate prospectus supplement, 10,000,000 shares of our common stock (or 11,500,000 shares of our common stock if the underwriters of that offering exercise in full their overallotment option). This offering of Equity Units is not contingent on our offering of common stock, and the offering of common stock is not contingent upon this offering of Equity Units. See “Concurrent Common Stock Offering” in this prospectus supplement.

We will apply to list the Corporate Units on the New York Stock Exchange under the symbol “GXPPRF,” and we expect trading on the New York Stock Exchange to begin on or about the date of initial issuance of the Corporate Units. Prior to this offering, there was no public market for the Corporate Units. Our common stock is traded on the New York Stock Exchange under the symbol “GXP.” The last reported sale price of our common stock on May 12, 2009 on the New York Stock Exchange was $14.04 per share.

Investing in our Equity Units involves risks. See “Risk factors” beginning on page S-30 of this prospectus supplement and page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per equity unit	Total
Public offering price	$50.00	$250,000,000
Underwriting discount	$1.75	$8,750,000
Proceeds, before expenses, to us	$48.25	$241,250,000

If the underwriters sell more than 5,000,000 Equity Units, the underwriters have the option to purchase up to an additional 750,000 Equity Units from us at the initial price to public less the underwriting discount and such additional Equity Units must be issued by us within a 13-day period beginning on (and including) the initial date of issuance of the Equity Units.

The underwriters expect to deliver the Equity Units against payment therefor on or about May 18, 2009.
Joint Book-Running Managers

Goldman, Sachs & Co.	J.P.Morgan
Joint Lead Manager
Wachovia Securities
Senior Co-Manager
BNP PARIBAS
Co-Managers

ABN AMRO Incorporated	BNY Mellon Capital Markets, LLC	SunTrust Robinson Humphrey	Ramirez & Co., Inc.

May 12, 2009

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the Equity Units. The second part is the accompanying prospectus dated May 11, 2009, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of the securities we may offer under the registration statement of which this prospectus supplement and the accompanying prospectus form a part and gives more general information, some of which may not apply to the Equity Units.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any written communication from us or any underwriter specifying the final terms of the offering of the Equity Units. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Before you invest in the Equity Units, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information with the Securities and Exchange Commission (the “SEC”) through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus supplement and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus supplement will automatically update and supersede this information. We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities described in this prospectus supplement is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

•	Our Current Report on Form 8-K/A dated August 13, 2008 and filed with the SEC on August 14, 2008 (only with respect to the historical audited financial statements of Aquila, Inc. (now known as KCP&L Greater Missouri Operations Company, or “GMO”) listed in Item 9.01(a) and set forth in Exhibit 99.1 thereto); and

•	Our Current Reports on Form 8-K dated January 27, 2009 and filed with the SEC on January 28, 2009; February 10, 2009 (Item 8.01 only) and filed with the SEC on February 10, 2009; February 9, 2009 and filed with the SEC on February 13, 2009; March 6, 2009 and filed with the SEC on March 12, 2009; March 18, 2009 (Item 8.01 only) and filed with the SEC on March 19, 2009; March 19, 2009 and filed with the SEC on March 24, 2009; April 16, 2009 and filed with the SEC on April 22, 2009; April 21, 2009 and filed with the SEC on April 21, 2009; April 24, 2009 and filed with the SEC on April 30, 2009; and May 11, 2009 (reporting Items 8.01 and 9.01) and filed with the SEC on May 11, 2009.

Our website is www.greatplainsenergy.com. Information contained on our website is not incorporated herein except to the extent specifically so indicated. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106-2124 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

PROSPECTUS SUPPLEMENT SUMMARY

Our Company

Great Plains Energy Incorporated, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries. Our wholly-owned direct subsidiaries with operations or active subsidiaries are as follows:

•	Kansas City Power & Light Company (“KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one wholly owned subsidiary, Kansas City Power & Light Receivables Company.

•	GMO is an integrated, regulated electric utility that primarily provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO wholly owns MPS Merchant Services, Inc., which has certain long-term natural gas contracts remaining from its former non-regulated trading operations. Great Plains Energy acquired GMO on July 14, 2008.

•	Great Plains Energy Services Incorporated (“Services”) obtains certain goods and third-party services for us and our subsidiaries. On December 16, 2008, Services employees were transferred to KCP&L.

•	KLT Inc. is an intermediate holding company that primarily holds investments in affordable housing limited partnerships.

Our principal executive offices are located at 1201 Walnut Street, Kansas City, Missouri 64106-2124, and our telephone number is (816) 556-2200.

Recent Developments

On May 11, 2009 we announced that our earnings for the three months ended March 31, 2009, were $21.3 million, or $0.18 per share, including income of $16.2 million from GMO. The $16.2 million income from GMO includes a $16.0 million tax benefit due to the settlement of GMO’s 2003-2004 tax audit in the first quarter of 2009. Earnings in 2009 were negatively impacted by lower retail and wholesale revenues partially offset by lower purchased power expense and higher allowance for funds used during construction at KCP&L. For the same period in 2008, our earnings were $47.1 million, or $0.55 per share, including income of $52.9 million from the discontinued operations of Strategic Energy. In addition, for the three months ended March 31, 2008, our corporate and other activities recognized a $13.7 million after-tax loss for the change in fair value of interest rate hedges. See “Summary Consolidated Financial Data.”

The Offering

The brief summary below describes the principal terms of the Equity Units, including the notes and the purchase contracts. It does not contain all the information that is important to you. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Equity Units,” the “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contract and Pledge Agreement” and the “Description of the Notes” sections of this prospectus supplement contain more detailed descriptions of the terms and conditions of the Equity Units. As used in this section, “we,” “our,” “us” and the “Company” refer to Great Plains Energy Incorporated and not to any of its subsidiaries.

Issuer	Great Plains Energy Incorporated

Securities Offered	5,000,000 Equity Units (or 5,750,000 Equity Units if the underwriters exercise in full their option to purchase additional Equity Units), each with a stated amount of $50, and consisting of either Corporate Units or Treasury Units as described below. The Equity Units offered will initially consist of 5,000,000 Corporate Units (or 5,750,000 Corporate Units if the underwriters exercise in full their option to purchase additional Equity Units).

Use of Proceeds	The net proceeds from this offering, after deducting underwriting discounts and estimated expenses of the offering, are expected to be approximately $240,750,000 (or approximately $276,937,500 if the underwriters exercise in full their option to purchase additional Equity Units). In addition, we expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $134,600,000 from our concurrent common stock offering (or approximately $154,865,000 if the underwriters of that offering exercise in full their overallotment option). We intend to use the net proceeds from both of these offerings to repay all or a portion of the short-term borrowings under our revolving credit facility and to make contributions of capital to KCP&L and GMO for general corporate purposes, principally for repayment of all or a portion of KCP&L’s outstanding commercial paper, and repayment of all or a portion of the short-term borrowings under GMO’s revolving credit facilities. Pending any specific application, we may invest the net proceeds from the offerings in short-term marketable securities. See “Use of Proceeds” on page S-39 of this prospectus supplement.

We currently intend to use the proceeds from the settlement of the purchase contracts to repay debt as soon as practicable following such settlement, and we have agreed not to use such proceeds to repurchase shares of our common stock.

The Corporate Units	Each Corporate Unit consists of a purchase contract and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our 10.00% subordinated notes due 2042, which we call the “notes.” The notes will be issued in minimum denominations of $1,000 and integral multiples thereof. The notes that are components of your Corporate Units will be owned by you, but initially will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. The remarketing agent will attempt to remarket the notes to settle the holders’ purchase contract obligations, unless the holder elects not to participate in the remarketing, and the notes are subject to being remarketed early. If the notes are successfully remarketed during the “period for early remarketing” or if a “special event redemption” occurs, each as described in this prospectus supplement, the notes that are components of the Corporate Units will be replaced by the Treasury portfolio described in this prospectus supplement, and the Treasury portfolio that is a component of the Corporate Units will then be pledged to us through the collateral agent to secure your obligations under the related purchase contract.

Holders of Corporate Units will be entitled to receive, quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2009, cash distributions consisting of their pro rata share of interest payments on the notes (or distributions on the Treasury portfolio if the notes have been replaced by the Treasury portfolio in connection with an early remarketing of the notes or if a special event redemption occurs) and contract adjustment payments payable by us, subject to our right to defer interest payments on the notes and contract adjustment payments, both as described below.

The Purchase Contracts

Settlement Rate	Each purchase contract that is a component of an Equity Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on June 15, 2012, which we refer to as the “purchase contract settlement date,” for $50 in cash, a number of newly issued shares of our common stock equal to the “settlement rate.”

The settlement rate will be calculated as follows:

• if the applicable market value (as defined below) of our common stock is equal to or greater than $16.80, which we refer to as the “threshold appreciation price,” the settlement rate will be 2.9762 shares of our common stock (the “minimum settlement rate”);

• if the applicable market value of our common stock is less than the threshold appreciation price but greater than $14.00, which we refer to as the “reference price,” the settlement rate will be a number of shares of our common stock equal to $50, divided by the applicable market value; and

• if the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 3.5714 shares of our common stock (the “maximum settlement rate”).

The “applicable market value” of our common stock means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date. The reference price is the public offering price of our common stock in the concurrent common stock offering. The threshold appreciation price represents a 20% appreciation over the reference price. The minimum settlement rate, the maximum settlement rate and the applicable market value are subject to adjustment as described in this prospectus supplement.

The closing price of our common stock on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of the common stock on the New York Stock Exchange on that date or, if the common stock is not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which the common stock is so listed. If the common stock is not so listed on a United States national or regional securities exchange, the closing price means the last quoted bid price for the common stock in the over-the-counter market as reported by the Pink Sheets LLC or a similar organization. If the bid price is not available, the closing price means the market value of the common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead you will receive an amount in cash equal to the applicable fraction, multiplied by the applicable market value of our common stock.

For a description of our common stock, see “Description of Common Stock” in the accompanying prospectus.

Contract Adjustment Payments	Under the purchase contracts, we will be obligated to pay quarterly contract adjustment payments at the rate of 2.00% per year on the stated amount of $50 or $1.00 per year. Contract adjustment payments will accrue from the date of issuance of the purchase contracts and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2009.

However, we have the right to defer the payment of contract adjustment payments until no later than the purchase contract settlement date; provided that in the event of a fundamental change early settlement or an early settlement of the purchase contracts, each as described in this prospectus supplement, we will pay deferred contract adjustment payments to, but excluding, the fundamental change early settlement date or to, but excluding, the quarterly payment date immediately preceding the early settlement date, respectively. Any deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 12.00% per year until paid, compounded quarterly, to, but excluding, the payment date. We refer to additional contract adjustment payments that accrue on deferred contract adjustment payments as “compounded contract adjustment payments.”

If we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments (including compounded contract adjustment payments thereon) have been paid, we will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock, subject to the exceptions set forth under “Description of the Purchase Contracts — Contract Adjustment Payments.”

Treasury Units	A Treasury Unit is a unit created from a Corporate Unit and consists of a purchase contract and a 1/20, or 5%, undivided beneficial interest in a qualifying Treasury security as described in “Description of the Equity Units — Creating Treasury Units.” The qualifying Treasury security that is a component of the Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligations under the related purchase contract.

Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us as described above, subject to our right to defer contract adjustment payments.

There will be no distributions in respect of the qualifying Treasury securities that are components of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the notes that were released to them when they created the Treasury Units as long as they continue to hold the notes.

If, at the time the holder of a Corporate Unit wishes to substitute qualifying Treasury securities for the related notes, such qualifying Treasury securities have a yield that is less than zero, then, a Treasury Unit will instead be a unit created from a Corporate Unit and will consist of a purchase contract and a 1/20, or 5%, undivided beneficial interest in $1,000 cash. The cash that is a component of the Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligations under the related purchase contract.

Creating Treasury Units and Recreating Corporate Units	Subject to certain exceptions described in this prospectus supplement, each holder of Corporate Units will have the right, at any time on or prior to 4:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related notes held by the collateral agent, qualifying Treasury securities in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made. Because qualifying Treasury securities and the notes are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units. This substitution will create Treasury Units, and the notes will be released to the holder and be tradable separately from the Treasury Units.

In addition, subject to certain exceptions described in this prospectus supplement, each holder of Treasury Units will have the right, at any time on or prior to 4:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related qualifying Treasury securities held by the collateral agent, notes having a principal amount equal to the aggregate principal amount at stated maturity of the qualifying Treasury securities for which substitution is being made. Because qualifying Treasury securities and the notes are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units. This substitution will recreate Corporate Units, and the applicable qualifying Treasury securities will be released to the holder and be separately tradable from the Corporate Units.

Early Settlement of the Purchase Contracts	You can settle a purchase contract for cash prior to the purchase contract settlement date, subject to certain exceptions and conditions described under “Description of the Purchase Contracts — Early Settlement” in this prospectus supplement. If a purchase contract is settled early, the number of shares of our common stock to be issued per purchase contract will be equal to the “minimum settlement rate” (subject to adjustment as described in this prospectus supplement). Additionally, you will be entitled to receive any accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments and compounded contract adjustment payments thereon, to, but excluding, the quarterly payment date immediately preceding the early settlement date. You will not be entitled to any other accrued and unpaid contract adjustment payments.

In addition, upon the occurrence of a “fundamental change” as defined in this prospectus supplement, you will have the right, subject to certain exceptions and conditions described in this prospectus supplement, to accelerate and settle a purchase contract early at the “fundamental change settlement rate,” which will depend on the stock price in such fundamental change and the date such fundamental change occurs, as described under “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change.” If you elect to settle a purchase contract early upon a fundamental change, you will be entitled to receive any accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments and compounded contract adjustment payments thereon, with respect to such purchase contract, to, but excluding, the fundamental change early settlement date.

Holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the notes that are components of the Corporate Units, holders of the Corporate Units may settle early only in integral multiples of 800 Corporate Units (or such other number of

Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes).

Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

Satisfying Your Payment Obligations under the Purchase Contracts	As a holder of Corporate Units or Treasury Units, you may satisfy your obligations under the purchase contracts as follows:

•	through early settlement of your purchase contracts in the manner described in this prospectus supplement;

•	through separate cash settlement prior to the final three-business day remarketing period described below in the case of holders of Corporate Units, unless the Treasury portfolio has replaced the notes that are components of the Corporate Units, in the manner described in this prospectus supplement;

•	through the automatic application of the proceeds of the qualifying Treasury securities, in the case of a Treasury Unit, or proceeds from the Treasury portfolio if it has replaced the notes that are components of the Corporate Units;

•	through the automatic application of the proceeds of a successful remarketing of the notes during the final remarketing period in the manner described in this prospectus supplement; or

•	through exercise of the right to put the notes to us as described below if no successful remarketing has occurred prior to the purchase contract settlement date and none of the above events has taken place.

In addition, the purchase contracts and our rights and obligations and the rights and obligations of the holders of the Corporate Units and Treasury Units under the purchase contracts will terminate without any further action upon a bankruptcy, insolvency or reorganization involving us (and not, for the avoidance of doubt, a bankruptcy involving only our subsidiaries).

The Notes

Remarketing the Notes	We may, at our option, elect to remarket the notes that are components of the Corporate Units on any remarketing date occurring during the period (which we call the “period for early remarketing”) beginning on December 15, 2011 and ending on May 15, 2012, unless the notes have been previously redeemed in connection with a special event redemption or have been previously successfully remarketed. Any remarketing during this period will occur during one or more three-business day remarketing periods that consist of three sequential possible remarketing dates selected by us and will include the notes that are components of the Corporate Units and other notes of holders that have elected to include those notes in the remarketing, as described below. During any remarketing occurring during the period for early remarketing, we have the right to postpone such remarketing in our absolute discretion.

On each remarketing date occurring during the period for early remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes remarketed equal to approximately 100% of the sum of the purchase price for the “remarketing Treasury portfolio” and the “separate notes purchase price,” each as described in this prospectus supplement, plus, at our option, the applicable remarketing fee. To obtain that price, the remarketing agent may reset the interest rate on the notes and we may make other modifications to the terms of the notes, as described below. If the remarketing is successful, interest on the notes will be reset to the reset rate described below, each of the other modifications to the terms of the notes elected to be made by us, as described under “Description of the Purchase Contracts — Remarketing — Early Remarketing” and “Description of the Notes — Modification of the Terms of the Notes in Connection with a Successful Remarketing,” will take effect and the portion of the proceeds from the remarketing attributable to notes that were components of Corporate Units that is equal to the “remarketing Treasury portfolio purchase price,” as defined in this prospectus supplement, will automatically be applied to purchase the remarketing Treasury portfolio. Any remaining proceeds attributable to notes that were components of Corporate Units, net of any remarketing fee if we elect to request the remarketing agent to obtain a remarketing price that includes the remarketing fee as noted above, will be remitted to the holders of the Corporate Units. This remarketing Treasury portfolio will be substituted for the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligations under the purchase contracts. When paid at maturity, an amount of the remarketing Treasury portfolio equal to the principal amount of the substituted notes will automatically be applied to satisfy the Corporate Unit holders’ obligations to purchase our common stock under the purchase contracts on June 15, 2012. The remarketing Treasury portfolio will also provide for the payments to the holders of amounts equal to the interest that would have been paid on the notes if there had been no successful remarketing and no change in the interest rate. See “Description of the Purchase Contracts — Remarketing” in this prospectus supplement.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a remarketing Treasury portfolio have a yield that is less than zero, then the cash proceeds from the remarketing (and not the U.S. Treasury securities) will be substituted for the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation to purchase our common stock under the purchase contracts.

If none of the remarketings occurring during a three-business day remarketing period results in a successful remarketing, the interest rate on the notes will not be reset, none of the other modifications to the terms of the notes elected to be made by us will take effect, the notes that are components of Corporate Units will continue to be components of Corporate Units and subsequent remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-business day remarketing periods, as described above.

You may notify the purchase contract agent on or prior to the seventh business day immediately preceding June 15, 2012 of your intention to pay cash in order to satisfy your obligations under the related purchase contracts, unless the notes previously have been successfully remarketed during the period for early remarketing. If you have not given such notification, or have given such notification but failed to pay the purchase price to settle your purchase contracts on or prior to the sixth business day immediately preceding June 15, 2012, and the notes have not been successfully remarketed during the period for early remarketing, the remarketing agent will attempt to remarket the notes during a three-business day remarketing period beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding June 15, 2012. This three-business day remarketing period is referred to as the “final three-business day remarketing period” and we refer to the third business day immediately preceding June 15, 2012 as the “final remarketing date.” In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes equal to approximately 100% of the aggregate principal amount of the notes being remarketed, plus all accrued and unpaid deferred interest (including compounded interest thereon), if any, on the notes being remarketed, plus, at our option, the applicable remarketing fee. If the remarketing is successful, interest on the notes will be reset to the “reset rate” described below, each of the other modifications as we elect or are required to make to the terms of the notes will take effect and, the portion of the proceeds from the remarketing attributable to notes that were components of Corporate Units that is equal to the aggregate principal amount of such notes being remarketed will automatically be applied to satisfy in full the Corporate Unit holders’ obligations to purchase our common stock under the related purchase contracts on the purchase contract settlement date.

If the notes have not been successfully remarketed on or prior to the final remarketing date, the interest rate on the notes will not be reset, none of the other modifications to the terms of the notes elected to be made by us will take effect and holders of all notes will have the right to put their notes to us on the purchase contract settlement date at a put price equal to $1,000 per $1,000 principal amount note ($50 per applicable ownership interest) plus accrued and unpaid interest (including all accrued and unpaid deferred interest, if any, and compounded interest thereon). Holders do not have any put rights with respect to any additional notes issued to pay deferred interest on the notes. A holder of a note that is a component of a Corporate Unit will be deemed to have automatically exercised this put right unless such holder provides a written notice of an intention to settle the related purchase contract with cash as described in this prospectus supplement. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the notes that are components of such Corporate Units against such holder’s obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to such holder our common stock pursuant to the related purchase contracts.

If a remarketing of the notes is successful, as of the reset effective date, the notes will rank equally with all of our existing and future unsecured and unsubordinated obligations. The interest rate on the notes will be reset to a new fixed rate, effective as of the reset effective date, and thereafter interest will be payable at the reset rate. Such interest on the remarketed notes will be payable annually, unless we elect to pay interest semi-annually. In addition, in connection with a successful remarketing of the notes, we may elect to change the maturity and optional redemption terms of the notes, and we will remove the interest deferral terms of the notes as described under “Description of the Notes — Modification of the Terms of the Notes in Connection with a Successful Remarketing.”

Election Not to Participate in the Remarketing	You may elect not to participate in any remarketing and to retain the notes that are components of your Corporate Units by:

•	creating Treasury Units as described above;

•	settling purchase contracts early as described above; or

•	in the case of the final three-business day remarketing period, notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the seventh business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the sixth business day before the purchase contract settlement date.

Whether or not you participate in the remarketing, upon a successful remarketing your notes will become subject to the modified provisions described under “Description of the Purchase Contracts — Remarketing — Early Remarketing” and “Description of the Notes — Modification of the Terms of Notes in Connection with a Successful Remarketing.”

Interest	Interest on the notes will initially be payable quarterly in arrears at the rate of 10.00% per year of the principal amount of the notes to, but excluding, the “reset effective date.” The “reset effective date” will be:

•	in the case of a remarketing during the period for early remarketing, the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of the next succeeding interest payment date on the notes in which case such interest payment date will be the reset effective date; or

•	in the case of a remarketing during the final three-business day remarketing period, the purchase contract settlement date.

Following a successful remarketing, the notes will bear interest at the “reset rate” described below from the reset effective date to, but excluding, June 15, 2042, unless we elect to modify the notes’ stated maturity to an earlier date (no earlier than June 15, 2014), in which case the notes will bear interest from the reset effective date to, but excluding, such earlier maturity date. If there is not a successful remarketing of the notes, the interest rate will not be reset and the notes will continue to bear interest at the initial interest rate to, but excluding, June 15, 2042.

Prior to the reset effective date, interest payments will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2009. From the reset effective date, we will pay interest on all notes annually in arrears, unless we elect to pay interest semi-annually in arrears. If no successful remarketing of the notes occurs, interest payments on all notes will remain payable quarterly in arrears on the original quarterly interest payment dates.

Deferral of Interest Payments	Prior to June 15, 2012, we may elect at one or more times to defer payment of interest on the notes for one or more consecutive interest periods; provided that each deferred interest payment may only be deferred until the earlier of (x) the third anniversary of the interest payment date on which the interest payment was originally scheduled to be paid and (y) June 15, 2014. We may pay any such deferred interest on any scheduled interest payment date occurring on or prior to June 15, 2014. Deferred interest on the notes will bear interest at the interest rate applicable to the notes, compounded on each interest payment date, subject to applicable law. In connection with any successful remarketing, all then-outstanding deferred interest (including compounded interest thereon) will be paid to the holders of the remarketed notes on the immediately following scheduled interest payment date from the proceeds of the successful remarketing. As of the reset effective date for any successful remarketing, solely with respect to notes that were not remarketed in such remarketing, all then-outstanding deferred interest (including compounded interest thereon) will be paid to the holders of such notes on the immediately following scheduled interest payment date, at our election, in cash or by issuing additional notes to the holders of such notes in principal amount equal to the amount of such deferred interest (including compounded interest thereon). The additional notes will: (i) have a maturity date of June 15, 2014, (ii) bear interest at an annual rate that is equal to the then market rate of interest for similar instruments (not to exceed 15.00%), as determined by a nationally-recognized investment banking firm selected by us, (iii) be subordinate and junior in right of payment to all of our then existing and future Senior Indebtedness, and on parity with the notes (as of their date of issuance and not taking into account the modifications to the ranking of the notes in connection with a successful remarketing); and (iv) be redeemable at our option at any time at their principal amount plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In the event that we exercise our option to defer the payment of interest, then until the deferred interest payments (including compounded interest thereon) have been paid, among other things, we generally will not (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock or (ii) make a payment on any of our indebtedness or on a guarantee that in each case ranks pari passu with, or junior to, the notes (as of their date of issuance and not taking into account the modifications to the ranking of the notes in connection with a successful remarketing), subject to certain exceptions. See “Description of the Notes — Dividend and Other Payment Stoppages During Interest Deferral and under Certain Other Circumstances.”

For the avoidance of doubt, in all cases, including in the event of a final failed remarketing, we will have no right to defer the payment of interest on the notes beyond June 15, 2014. In connection with a successful remarketing, we will remove the interest deferral provisions of the notes.

The Reset Rate	Unless a special event redemption has occurred, the reset rate on the notes will become effective on the reset effective date. The reset rate will be a fixed interest rate determined by the remarketing agent, in consultation with us, as the rate the notes should bear in order for the notes to have an approximate aggregate market value on the remarketing date of:

•	100% of the sum of the remarketing Treasury portfolio purchase price and the separate note purchase price, plus, at our option, the applicable remarketing fee, in the case of a remarketing during the period for early remarketing; or

•	100% of the aggregate principal amount of the notes being remarketed, plus all accrued and unpaid deferred interest (including compounded interest thereon), if any, on the notes being remarketed, plus, at our option, the applicable remarketing fee, in the case of a remarketing during the final three-business day remarketing period.

The interest rate on the notes will not be reset if there is not a successful remarketing, and the notes will continue to bear interest at the initial interest rate, payable quarterly in arrears. If the remarketing is successful and the rate is reset, the reset rate will apply to all outstanding notes (other than any additional notes issued in connection with payment of deferred interest), whether or not the holders participate in the remarketing and will become effective on the reset effective date. Any reset rate may not exceed the maximum rate, if any, permitted by applicable law and may not be a contingent or floating rate.

Maturity	The initial maturity date of the notes will be June 15, 2042. In connection with a successful remarketing of the notes, we may elect, without the consent of any of the holders, to modify the notes’ stated maturity to any date on or after June 15, 2014 and earlier than June 15, 2042. Such earlier maturity date, if any, will be selected on the remarketing date and will become effective on the reset effective date. If the notes are not successfully remarketed by the close of business on the third business day prior to June 15, 2012, the stated maturity of the notes will remain as June 15, 2042.

Redemption	Prior to June 15, 2014, the notes will not be redeemable at our option. At the time of a remarketing we may include redemption provisions in the remarketed debt as described in the notice of remarketing; provided however that the notes may not be redeemed prior to June 15, 2014. The notes will be redeemable thereafter, at our option, in whole or in part, at any time, and from time to time, at a redemption price equal to the principal amount thereof and any accrued and unpaid interest. In connection with a successful remarketing, we may add to, modify or remove altogether our optional redemption right; provided that there will be at least two years between the purchase contract settlement date and any optional redemption date; and provided further that the redemption price shall always equal the principal amount of the notes being redeemed plus any accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, the notes are redeemable at our option, in whole but not in part, on any interest payment date prior to the earlier of the date of a successful remarketing and the purchase contract settlement date, upon the occurrence and continuation of a “tax event” or an “accounting event,” as such terms are defined in this prospectus supplement (collectively, a “special event”) under “Description of the Notes — Optional Redemption — Special Event.” Following any such redemption of the notes, which we refer to as a “special event redemption,” the “redemption price” (as defined herein) for the notes that underlie the Corporate Units will be paid to the collateral agent who will purchase the “special event Treasury portfolio” (as defined herein) and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interests in the special event Treasury portfolio will replace the applicable ownership interests in the notes as components of the Corporate Units and will be pledged to us through the collateral agent. Any then-outstanding accrued and unpaid deferred interest (including compounded interest thereon) will not be included in such redemption price and will be paid to the holders of the Corporate Units or “separate notes” (as defined herein), as applicable, on the “special event redemption date” (as defined herein), at our election, in cash or by issuing additional notes to the holders of such Corporate Units and separate notes in principal amount equal to the amount of such deferred interest (including compounded interest thereon). Such additional notes will have terms as described under “Description of the Notes — Option to Defer Interest Payments.” Holders of separate notes will receive the redemption price and any additional notes that may be issued in payment of any outstanding deferred interest in such special event redemption directly. If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a special event Treasury portfolio have a yield that is less than zero, then the cash received upon redemption (and not the U.S. Treasury securities) of the notes will be substituted for the applicable ownership in the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation to purchase our common stock under the purchase contracts.

Ranking	The notes will initially be subordinated to all of our existing and future “Senior Indebtedness” (as defined under “Description of the Debt Securities — Subordination” in the accompanying prospectus). Senior Indebtedness generally includes, and the notes will be junior to, our obligations (other than non-recourse obligations) of, or guaranteed or assumed by, us for borrowed money or for the payment of money relating to any capitalized lease, or our indebtedness evidenced by bonds, debentures, notes and other similar instruments (except any of the foregoing that is effectively by its terms or expressly made subordinate to or pari passu with the notes), but excluding our trade accounts payable and accrued liabilities arising in the ordinary course of business. As of March 31, 2009, we had $1,405.1 million of outstanding indebtedness (including guaranties of GMO indebtedness), all of which was Senior Indebtedness.

Our obligations under the notes are also effectively subordinated to our subsidiaries’ obligations. As of March 31, 2009, our subsidiaries had approximately $3,296.9 million of indebtedness (including debt guaranteed by us) outstanding.

See “Description of the Notes — Subordination.” In connection with a successful remarketing, we will change the ranking of the notes such that they rank equally with all of our existing and future unsecured and unsubordinated obligations.

Participation in a Remarketing for Holders of Separate Notes
Holders of notes that are not part of the Corporate Units, which we refer to as “separate notes,” may elect, in the manner described in this prospectus supplement, to have their notes remarketed by the remarketing agent along with the notes included in the Corporate Units. See “Description of the Notes — Remarketing.” Such holders may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time prior to the first day of the restricted period described under “Description of the Equity Units— Creating Treasury Units.” Whether or not you participate in the remarketing, upon a successful remarketing your notes will become subject to the modified provisions described under “Description of the Purchase Contracts — Remarketing — Early Remarketing.”

Put Right for Holders of Separate Notes	Holders of separate notes may exercise their put right upon a failed final remarketing by providing written notice at least two business days prior to the purchase contract settlement date. The put price will be paid to such holder on the purchase contract settlement date. Holders do not have any put rights with respect to any additional notes issued to pay deferred interest on the notes.

U.S. Federal Income Tax Considerations	For a discussion of material U.S. Federal income tax considerations relating to an investment in the Equity Units, see “Material U.S. Federal Income Tax Considerations” below.

Risk factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-30 of this prospectus supplement before deciding whether to invest in the Equity Units.

Concurrent Common Stock Offering	Concurrently with this offering of Equity Units, we are offering 10,000,000 shares of our common stock (or 11,500,000 shares of our common stock if the underwriters of that offering exercise their overallotment option in full), which we refer to as the “concurrent common stock offering.” The concurrent common stock offering will be effected pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any shares of the common stock in that offering. We cannot assure you that the concurrent common stock offering will be completed or, if completed, on what terms it may be completed. The concurrent common stock offering and this offering are not contingent on each other.

The Offering — Explanatory Diagrams

The following diagrams demonstrate some of the key features of the purchase contracts, applicable ownership interests in the notes, Corporate Units and Treasury Units, and the transformation of Corporate Units into Treasury Units and notes.

The following diagrams assume that the notes are successfully remarketed during the final three-business day remarketing period and the interest rate on the notes is reset on the purchase contract settlement date.

Purchase Contract

Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of our common stock on the purchase contract settlement date. In addition, these purchase contracts provide for the payment of contract adjustment payments as shown in the diagrams on the following pages.

Notes:

(1)	If the applicable market value of our common stock is less than or equal to the reference price of $14.00, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the reference price (subject to adjustment).

(2)	If the applicable market value of our common stock is between the reference price and the threshold appreciation price of $16.80, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the applicable market value (subject to adjustment).

(3)	If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the threshold appreciation price of $16.80 (subject to adjustment).

(4)	The reference price is the public offering price of our common stock in the concurrent common stock offering.

(5)	The threshold appreciation price represents a 20% appreciation over the reference price.

(6)	Expressed as a percentage of the reference price. The “applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments and certain other modifications.

Corporate Units

A Corporate Unit consists of two components as described below:

Purchase Contract	1/20 Ownership Interest in Note(1)(2)

(Owed to Holder) Common Stock at settlement (June 15, 2012) + Contract Adjustment Payments 2.00% per annum paid quarterly(3)	(Owed to Holder) Interest 10.00% per annum paid quarterly(4) (following a successful remarketing, interest will be paid to the purchaser at the reset rate annually or, at our election, semi-annually)

(Owed to Great Plains Energy) $50 at Settlement (June 15, 2012)	(Owed to Holder) $50 at Maturity (June 15, 2042)(5)

•	The holder of a Corporate Unit owns the 1/20 undivided beneficial ownership interest in the note but will pledge it to us to secure the holder’s obligation under the related purchase contract.

•	The foregoing analysis assumes the notes are successfully remarketed during the final three-business day remarketing period. If a remarketing of the notes were to be successful prior to such period, then, following such successful remarketing, the applicable ownership interests in the remarketing Treasury portfolio will replace the applicable ownership interest in notes as components of the Corporate Units and the reset rate would be effective three business days following the successful remarketing.

•	If the special event Treasury portfolio has replaced the notes as a result of a special event redemption prior to June 15, 2012, the applicable ownership interest in the special event Treasury portfolio will also replace the applicable ownership interest in notes as components of the Corporate Units.

Notes:

(1)	Each holder will own a 1/20, or 5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount note.

(2)	Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

(3)	Contract adjustment payments may be deferred as described in this prospectus supplement.

(4)	Interest payments may be deferred as described in this prospectus supplement. In connection with a successful remarketing, the optional deferral provisions of the notes will cease to apply.

(5)	In connection with the successful remarketing of the notes, we may elect to modify the notes’ stated maturity to any date on or after June 15, 2014 and earlier than June 15, 2042 and change certain other terms of the notes as described under “Description of the Purchase Contracts — Remarketing — Early Remarketing” and “Description of the Notes — Modification of the Terms of Notes in Connection with a Successful Remarketing.”

Treasury Units

A Treasury Unit consists of two components as described below:

1/20 Ownership Interest in
Purchase Contract	Treasury Security

(Owed to Holder) Common Stock at settlement (June 15, 2012) + Contract Adjustment Payments 2.00% per annum paid quarterly(1)

(Owed to Great Plains Energy) $50 at Settlement (June 15, 2012)	(Owed to Holder) $50 at Maturity (June 15, 2012)

•	The holder owns the 1/20 ownership interest in the qualifying Treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure the holder’s obligations under the related purchase contract. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder recreates a Corporate Unit, the cash due on maturity of the qualifying Treasury security will be used to satisfy the holder’s obligation under the related purchase contract.

•	Treasury Units can only be created with integral multiples of 20 Corporate Units, subject to certain exceptions as described under “Description of the Equity Units — Creating Treasury Units.”

Notes:

(1)	Contract adjustment payments may be deferred as described in this prospectus supplement.

The Notes

The notes have the terms described below(1):

Note

(Owed to Holder) Interest 10.00% per annum paid quarterly(2) (following a successful remarketing, interest will be paid to the purchaser at the reset rate annually or, at our election, semi-annually)

(Owed to Holder) $1,000 at Maturity (June 15, 2042)(3)

Notes:

(1)	Treasury Units may only be created in integral multiples of 20. As a result, the creation of 20 Treasury Units will release a $1,000 principal amount note held by the collateral agent.

(2)	Interest payments may be deferred as described in this prospectus supplement. In connection with a successful remarketing, the optional deferral provisions of the notes will cease to apply.

(3)	In connection with the successful remarketing of the notes, we may elect to modify the notes’ stated maturity to any date on or after June 15, 2014 and earlier than June 15, 2042 and change certain other terms of the notes as described under “Description of the Purchase Contracts — Remarketing — Early Remarketing” and “Description of the Notes — Modification of the Terms of Notes in Connection with a Successful Remarketing.”

Transforming Corporate Units into Treasury Units and Notes

•	Because the notes and the qualifying Treasury securities are issued in minimum denominations of $1,000, holders of Corporate Units may only create Treasury Units in integral multiples of 20 Corporate Units.

•	To create 20 Treasury Units, a holder separates 20 Corporate Units into their two components — 20 purchase contracts and a note — and then combines the purchase contracts with a qualifying Treasury security that matures on the purchase contract settlement date.

•	The note, which is no longer a component of a Corporate Unit and has a principal amount of $1,000, is released to the holder and is tradable as a separate security.

•	A holder owns the qualifying Treasury security that forms a part of the Treasury Units but will pledge it to us through the collateral agent to secure its obligations under the related purchase contract.

•	The qualifying Treasury security together with the 20 purchase contracts constitute 20 Treasury Units.

•	Following the successful remarketing of the notes prior to the final three-business day remarketing period or a special event redemption, the applicable ownership interests in the Treasury portfolio, rather than the note, will be released to the holder upon the transformation of Corporate Units into Treasury Units and will be tradable separately.

•	Prior to a successful remarketing of the notes or a special event redemption, the holder can also transform 20 Treasury Units and a $1,000 principal amount note into 20 Corporate Units. Following that transformation, the qualifying Treasury security, which will no longer be a component of the Treasury Unit, will be released to the holder and will be tradable as a separate security.

•	If the applicable ownership interest in the remarketing Treasury portfolio or special event Treasury portfolio has replaced the notes that are components of the Corporate Units, the transformation of Corporate Units into Treasury Units and the transformation of Treasury Units into Corporate Units can only be made in certain larger minimum amounts, as more fully described in this prospectus supplement.

Notes:

(1)	Each holder will own a 1/20, or 5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount note.

(2)	Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

(3)	Contract adjustment payments may be deferred as described in this prospectus supplement.

(4)	Interest payments may be deferred as described in this prospectus supplement. In connection with a successful remarketing, the optional deferral provisions of the notes will cease to apply.

(5)	In connection with the successful remarketing of the notes, we may elect to modify the notes’ stated maturity to any date on or after June 15, 2014 and earlier than June 15, 2042 and change certain other terms of the notes as described under “Description of the Purchase Contracts — Remarketing — Early Remarketing” and “Description of the Notes — Modification of the Terms of Notes in Connection with a Successful Remarketing.”

Illustrative Remarketing Timelines

The following timeline is for illustrative purposes only and is not definitive. For purposes of this timeline, we assume that we have elected to remarket the aggregate principal amount of notes that are components of the Corporate Units on the first day (which we refer to as “T” in the timeline) of a hypothetical three-business day remarketing period during the period for early remarketing beginning on, and including, December 15, 2011 and ending on, and including, May 15, 2012. This example assumes that the notes have not been previously successfully remarketed nor previously redeemed in connection with a special event redemption.

Date	Event

T-16 business days (10 business days prior to the remarketing announcement date)	Notice to Holders. We will request, not later than 10 business days prior to the remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing.

T-6 business days (six business days immediately preceding the first remarketing date of a three-business day remarketing period)	Remarketing Announcement Date. We will announce any remarketing of the notes on such business day by causing a remarketing announcement to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Services.

T-5 business days (five business days prior to the first day of the three-business day remarketing period)	Beginning of Early Remarketing Election Period. Holders of separate notes may elect to have their notes remarketed in the same manner and at the same price as notes that are components of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

T-2 business days (two business days prior to the first day of the three-business day remarketing period)	End of Early Remarketing Election Period. This is the last day for holders of separate notes to (i) elect to have their notes remarketed in the same manner and at the same price as notes that are components of Corporate Units by delivering their notes along with a notice of this election to the custodial agent or (ii) withdraw their prior election by written notice to the custodial agent.

This is also the last day prior to the three-business day remarketing period:

• to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units; and

• for holders of Corporate Units to settle the related purchase contracts early.

Holders of Corporate Units will once again be able to make any of these elections on the business day following the last remarketing day of the three-business day remarketing period if the remarketing is unsuccessful.

Date	Event

T to T+2 business days (three business days beginning on, and including, the first day of the remarketing period)
Three-Business Day Remarketing Period:
•  if a failed remarketing occurs, we will cause a notice of the unsuccessful remarketing attempt of notes to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service, on the business day following the last of the three remarketing dates comprising the three-business day remarketing period; and

•  if a successful remarketing occurs, (i) the remarketing agent will purchase the remarketing Treasury portfolio in substitution for the notes that are components of the Corporate Units and (ii) we will request the depositary to notify its participants holding separate notes of the reset rate, interest payment dates, modified maturity, ranking and optional redemption terms, if any, established for the notes during the remarketing on the business day following the remarketing date on which the notes were successfully remarketed.

Reset Effective Date. The reset rate, interest payment dates, modified maturity and optional redemption terms, if any, will be determined on the date that the remarketing agent is able to successfully remarket the notes, and those terms, the change in ranking and the elimination of the interest deferral terms will become effective, if the remarketing is successful, on the reset effective date, which will be the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of an interest payment date on the notes in which case such interest payment date will be the reset effective date. Holders of separate notes included in the successful remarketing will receive the portion of the remarketing proceeds attributable to such separate notes on the reset effective date.

The following timeline is for illustrative purposes and is not definitive. For purposes of this timeline, we have assumed that there was no successful remarketing during the period for early remarketing and the notes have not been previously redeemed in connection with a special event redemption.

Date	Event

No later than May 21, 2012 (10 business days prior to the final remarketing announcement date)	Notice to Holders. We will request, not later than 10 business days prior to the final remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing.

June 1, 2012 (five business days prior to the first day of the final three-business day remarketing period)	Beginning of Final Remarketing Election Period. Holders of separate notes may elect to have their notes remarketed in the same manner and at the same price as notes that are components of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

June 5, 2012 (three business days prior to the first business day of the final three-business day remarketing period)	Final Remarketing Announcement Date. We will announce the remarketing to occur during the final three-business day remarketing period on such day by causing a remarketing announcement to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Services.

June 6, 2012 (two business days prior to the first day of the final three-business day remarketing period and seven business days immediately preceding June 15, 2012)	End of Final Remarketing Election Period. This is the last day for holders of separate notes to elect to have their notes remarketed in the same manner and at the same price as notes that are components of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

Notice to Settle With Cash. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of “Notice of Cash Settlement,” substantially in the form attached to the purchase contract and pledge agreement, completed and executed as indicated on or prior to 4:00 p.m., New York City time, on this day.

This is also the last day prior to the final three-business day remarketing period:

• to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units;

• for holders of Corporate Units or Treasury Units to settle the related purchase contracts early; and

•  for holders of Corporate Units who have elected to settle the related purchase contracts with separate cash to deliver the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time, on such day.

Date	Event

June 8, 2012 to June 12, 2012 (final remarketing period)	Final Three-Business Day Remarketing Period. We will attempt a final remarketing beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding the purchase contract settlement date.

If a successful remarketing does not occur during the final three-business day remarketing period, we will cause a notice of the unsuccessful remarketing attempt to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service, not later than 9:00 a.m., New York City time, on the business day following the last of the three remarketing dates comprising the final three-business day remarketing period.

June 15, 2012 (the purchase contract settlement date)	Reset Effective Date. The reset rate, interest payment dates, modified maturity and optional redemption terms, if any, will be determined on the date that the remarketing agent is able to successfully remarket the notes, and those terms, the change in ranking and the elimination of the interest deferral terms will become effective, if the final remarketing is successful, on the reset effective date, which will be the purchase contract settlement date. If the purchase contract settlement date is not a business day, then the purchase contract settlement date shall be the next succeeding day that is a business day.

Summary Consolidated Financial Data

The following consolidated summary financial data for the years ended December 31, 2006 through December 31, 2008 have been derived from our audited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. The income statement data for the year ended December 31, 2008 includes GMO’s results of operations from the date of its acquisition, July 14, 2008. See note 2 to the consolidated financial statements incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 and Exhibits 99.1 and 99.2 to our Form 8-K dated May 11, 2009 and filed with the SEC on May 11, 2009, for further information relating to the acquisition of GMO, including pro forma financial information. The following summary consolidated financial data for the three months ended March 31, 2009 and March 31, 2008 have been derived from our unaudited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. The information set forth below is qualified in its entirety by reference to, and therefore, should be read together with, the relevant management’s discussion and analysis of financial condition and results of operations, financial statements and related notes and other financial information incorporated by reference herein.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
	($ in millions; except per share data)

Income Statement Data:
Operating revenues	$419.2	$297.6	$1,670.1	$1,292.7	$1,140.4
Operating expenses	398.3	278.5	1,395.1	1,036.2	880.7

Operating income	$20.9	$19.1	$275.0	$256.5	$259.7

Income (loss) from continuing operations	$21.7	$(5.4)	$119.5	$120.9	$136.7
Income (loss) from discontinued operations, net of Income taxes	—	52.9	35.0	38.3	(9.1)

Net income	$21.7	$47.5	$154.5	$159.2	$127.6

Per Share Data:
Average number of basic common shares outstanding	119.2	85.9	101.1	84.9	78.0
Average number of diluted common shares outstanding	119.3	85.9	101.2	85.2	78.2
Basic earnings (loss) per common share
Continuing operations	$0.18	$(0.07)	$1.16	$1.14	$1.74
Discontinued operations	—	0.62	0.35	0.45	(0.12)
Basic earnings per common share	$0.18	$0.55	$1.51	$1.86	$1.62

Diluted earnings (loss) per common share
Continuing operations	$0.18	$(0.07)	$1.16	$1.40	$1.73
Discontinued operations	—	0.62	$0.35	$0.45	$(0.12)
Diluted earnings per common share	$0.18	$0.55	$1.51	$1.85	$1.61

Cash dividends declared per common share	$0.2075	$0.415	$1.66	$1.66	$1.66

Cash Flow Data:
Cash flows from operating activities	$3.5	$75.9	$437.9	$332.2	$308.9
Cash flows from investing activities	(318.8)	(193.8)	(579.1)	(547.0)	(475.7)
Cash flows from financing activities	337.5	136.6	135.2	220.1	125.5
Other Financial Data:
Depreciation and amortization	$69.0	$52.2	$238.3	$183.8	$160.5
Amortization of:
Nuclear fuel	4.4	3.3	14.5	16.8	14.4
Other	(3.9)	2.2	(1.9)	7.4	9.4
Utility capital expenditures	303.1	182.1	1,023.7	511.5	475.9

Ratios of Earnings to Fixed Charges

The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

Three Months
Ended
March 31,	Year Ended December 31,
2009	2008	2007	2006	2005	2004

(a)	2.26	2.53	3.50	3.09	2.77

(a)	A $4.5 million deficiency in earnings caused the ratio of earnings to fixed charges to be less than a one-to-one coverage.

For purposes of computing the ratios of earnings to fixed charges: (i) earnings consist of income before deducting net provisions for income taxes, adjustment for minority interest in subsidiaries and equity investment losses, and fixed charges; and (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of lease payments and rentals.

RISK FACTORS

An investment in the Equity Units is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Equity Units. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” and “Cautionary Statements Regarding Certain Forward-Looking Information” in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2008 for a description of additional uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Corporate Units consist of a purchase contract to acquire our common stock and notes issued by us. When considering an investment in our Corporate Units, you are making an investment decision with respect to our common stock and our notes as well as the Corporate Units. You can create Treasury Units from Corporate Units by substituting treasury securities for our notes. You should carefully review the information in this prospectus supplement and the accompanying prospectus about all of these securities. As used in this section, “we,” “our,” “us” and the “Company” refer to Great Plains Energy Incorporated and not to any of its subsidiaries.

Risks Related to the Equity Units and Our Common Stock

You assume the risk that the market value of our common stock may decline.

As a holder of Corporate Units or Treasury Units, you will have an obligation to buy shares of our common stock pursuant to the purchase contracts that are part of the Corporate Units or Treasury Units. On the purchase contract settlement date, unless you pay cash to satisfy your obligation under the purchase contracts or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, (i) in the case of Corporate Units, either (x) the principal of the applicable ownership interests in the Treasury portfolio when paid at maturity or (y) either the proceeds attributable to the applicable ownership interest in a note derived from the successful remarketing of a note or, if no successful remarketing has occurred, the put price paid upon the automatic put of a note to us, or (ii) in the case of Treasury Units, the principal of the related qualifying Treasury securities when paid at maturity, will automatically be used to purchase a specified number of shares of our common stock on your behalf.

The number of shares of our common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will depend on the average of the closing price per share of our common stock on the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, which we refer to as the applicable market value. There can be no assurance that the market value of common stock received by you on the purchase contract settlement date will be equal to or greater than the price per share paid by you for our common stock. If the applicable market value of the common stock is less than $14.00, the market value of the common stock issued to you pursuant to each purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for the common stock on the date of issuance of the Equity Units. Accordingly, you assume the risk that the market value of the common stock may decline and that the decline could be substantial.

The trading prices for the Corporate Units and Treasury Units will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales or other issuances of substantial amounts of common stock (or securities convertible into, or that may otherwise be settled in, shares of common stock) by us in the market subsequent to the offering of the Equity Units or the perception that such sales or other issuances could occur, could affect the price of our common stock. The price of our common stock could also be affected by possible sales of our common stock by investors who view the Equity Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. This trading activity could, in turn, affect the trading price of the Corporate Units or the Treasury Units.

The Equity Units provide limited settlement rate adjustments, and an event could occur that adversely affects the value of the Equity Units or our common stock but that does not result in an adjustment to the settlement rate.

The number of shares of common stock that you are entitled to receive on the purchase contract settlement date, or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other transactions. See “Description of the Purchase Contracts — Anti-Dilution Adjustments.” We will not adjust the number of shares of common stock that you are to receive on the purchase contract settlement date, or as a result of early settlement of a purchase contract, for other events, including offerings or issuances of common stock by us for cash or in connection with acquisitions, employee stock option grants, ownership plans or awards, benefit and equity incentive plans or ordinary dividends (at the level we currently pay). There can be no assurance that an event that adversely affects the value of the Equity Units or our common stock, but does not result in an adjustment to the settlement rate, will not occur. Further, we are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests. If we issue additional shares of common stock, it may materially and adversely affect the trading price of our common stock and the Corporate Units or Treasury Units.

The opportunity for equity appreciation provided by an investment in the Equity Units is less than that provided by a direct investment in our common stock.

Your opportunity for equity appreciation afforded by investing in the Equity Units is less than your opportunity for equity appreciation if you directly invested in our common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to the purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common stock) will only exceed the effective price per share paid by you for our common stock on the purchase contract settlement date if the applicable market value of the common stock exceeds the threshold appreciation price (which represents an appreciation of 20% over the reference price). If the applicable market value of our common stock exceeds the reference price but falls below the threshold appreciation price, you will realize no equity appreciation of the common stock for the period during which you own the purchase contract. Furthermore, if the applicable market value of our common stock equals or exceeds the threshold appreciation price, you would receive on the purchase contract settlement date only approximately 83.6% of the value of the shares of common stock you could have purchased with $50 at the last reported sale price of our common stock on the date of pricing of the Equity Units.

Recent developments in the convertible securities markets may adversely affect the market value of the notes.

The convertible securities markets (including the Equity Units markets) recently experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible securities investors (including Equity Units investors) employ difficult to execute for outstanding convertible securities of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired on Wednesday, October 8, 2008. However, the SEC is currently considering instituting other limitations on effecting short sales (such as the uptick rule) and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of convertible securities investors to effect short sales on the underlying common stock would significantly affect the market value of our Equity Units.

If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock), but you will be subject to all changes affecting our common stock. You will be entitled to rights on our common stock only when we deliver shares of common stock upon settlement of the purchase contracts that are part of Corporate Units or Treasury Units on the purchase contract settlement date, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights occurs on or after the date you receive the shares. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring common shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs on or prior to the delivery date for our common stock under the purchase contracts, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The secondary market for the Corporate Units, Treasury Units or notes may be illiquid.

It is not possible to predict how Corporate Units, Treasury Units or notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for either our Corporate Units, Treasury Units or notes. We will apply to list the Corporate Units on the New York Stock Exchange and we expect trading to begin on or about the initial date of issuance of the Corporate Units. If the Treasury Units or the notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to list the Treasury Units or the notes on the same exchange as the Corporate Units. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a sufficient number of holders were to convert their Treasury Units to Corporate Units or their Corporate Units to Treasury Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units will not be de-listed from the New York Stock Exchange or that trading in the Corporate Units will not be suspended as a result of your election to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on the New York Stock Exchange.

Your rights to the pledged securities will be subject to our security interest.

Although you will be the beneficial owner of the applicable ownership interests in notes, qualifying Treasury securities or the Treasury portfolio, as applicable, those securities will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts, in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code or by exercise of the bankruptcy court’s power under Section 105(a) of the Bankruptcy Code. Claims arising out of the notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court.

The purchase contract and pledge agreement will not be qualified under the trust indenture act and the obligations of the purchase contract agent are limited.

The purchase contract and pledge agreement among us, the purchase contract agent, the collateral agent, the custodial agent and the securities intermediary will not be qualified as an indenture under the

Trust Indenture Act of 1939, or the Trust Indenture Act, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract and pledge agreement or the purchase contract agent, the collateral agent, the custodial agent or the securities intermediary. The notes composing a part of the Corporate Units will be issued pursuant to a subordinated indenture, which will be qualified under the Trust Indenture Act. Accordingly, if you hold Corporate Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the applicable ownership interests in notes included in the Corporate Units. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

Prior to a successful remarketing, our obligations to make payments on the notes are subordinate to our payment obligations under our Senior Indebtedness. We depend upon dividends or other intercompany transfers from our subsidiaries to meet our obligations under the notes. Claims of creditors of these subsidiaries may have priority over claims by us with respect to the assets and earnings of these subsidiaries.

Prior to a successful remarketing, our obligations under the notes are unsecured and rank junior in right of payment to all of our existing and future Senior Indebtedness. See “Description of the Debt Securities — Subordination” in the accompanying prospectus for the definition of “Senior Indebtedness.” This means that, unless all Senior Indebtedness is repaid in full, we cannot make any payments on the notes if our unsecured indebtedness for borrowed money is accelerated, in the event of our bankruptcy, insolvency or liquidation or in the event of the acceleration of the notes. As of March 31, 2009, we had $1,405.1 million of outstanding indebtedness (including guaranties of GMO indebtedness), all of which was Senior Indebtedness.

We are a holding company that derives substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our debt and other liabilities, including the notes, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or otherwise pay amounts due with respect to the notes or to make specific funds available for such payments. In addition, none of these subsidiaries are guaranteeing the notes. All existing and future liabilities of our subsidiaries will be effectively senior to the notes. Our rights and the rights of any holder of the notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation, bankruptcy or recapitalization will be subject to the prior claims of that subsidiary’s creditors and preferred equity holders, if any, except to the extent we may be a creditor with recognized claims against such subsidiary. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, the holders of the notes may not receive any amounts with respect to the notes until after the payment in full of the claims of creditors and preferred equity holders, if any, of our subsidiaries. As of March 31, 2009 our subsidiaries had $3,296.9 million of total indebtedness (including debt guaranteed by us).

The terms of the subordinated indenture do not limit our ability to incur additional debt, including secured or unsecured debt that will rank senior to the notes and purchase contracts.

We may defer contract adjustment payments under the purchase contracts, and this may have an adverse effect on the trading prices of the Equity Units.

We may at our option defer the payment of all or part of the contract adjustment payments under the purchase contracts. If we exercise our right to defer contract adjustment payments, the market price of the Equity Units is likely to be adversely affected. As a result of the existence of our deferral rights, the market price of the Equity Units may be more volatile than the market prices of other securities that are not subject to these optional deferrals. Furthermore, you will be subject to the risk that we may not be able to pay such deferred contract adjustment payments (including compounded contract adjustment payments thereon) in the future. In addition, if we make such a deferral, you may be required to continue to recognize income for U.S. federal income tax purposes in respect of the purchase contracts in advance of your receipt of any corresponding cash distributions.

In connection with a successful remarketing of the notes, the terms of your notes may be modified even if you elect not to participate in the remarketing.

When we attempt to remarket the notes, the remarketing agent will agree to use its reasonable efforts to sell the notes included in the remarketing. In connection with the remarketing, we and the remarketing agent may materially change the terms of the notes, including their interest rate, interest payment dates, maturity date and optional redemption terms. Furthermore, in connection with a successful remarketing, we will change the ranking of the notes such that they rank equally with all of our existing and future unsecured and unsubordinated obligations, and we will remove the interest deferral provisions of the notes. If the remarketing is successful, the modified terms will apply to all the notes, even if they were not included in the remarketing. However, holders of the notes must elect to participate in the remarketing before knowing what the modified terms of the notes will be. You may determine that the revised terms are not as favorable to you as you would deem appropriate.

If we exercise our right to defer interest payments on the notes, the market price of the Corporate Units is likely to be adversely affected.

Prior to June 15, 2012, we may at our option defer interest payments on the notes for one or more consecutive interest periods. During any such “deferral period” (as defined below under “Description of the Notes — Option to Defer Interest Payments”), holders of the notes will receive limited or no current payments and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against us for nonpayment unless we fail to pay all previously deferred interest (including compounded interest thereon) in cash or in additional notes within 30 days of the date due. If we exercise our right to defer interest, the market price of the Corporate Units is likely to be adversely affected. As a result of the existence of our deferral rights, the market price of the Corporate Units may be more volatile than the market prices of other securities that are not subject to optional interest deferrals. We may not be able to pay such deferred interest (including compounded interest thereon) in the future.

Interest and principal payments may be made on subordinated debt securities that rank pari passu with the notes even though interest has not been paid on the notes.

We may during a deferral period be required to make payments of interest on any subordinated debt securities that we issue that rank pari passu with the notes, which we refer to as pari passu securities, that are not made pro rata with payments of interest on the notes. The terms of the notes permit us during a deferral period:

•	to make any payment of interest or deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities; and

•	to pay any security at stated maturity or to redeem any securities prior thereto if necessary to avoid a breach of the instrument governing the same.

We currently do not have any pari passu securities outstanding but we may issue such securities in the future.

We may redeem the notes upon the occurrence of a special event.

We may redeem the notes, on not less than 30 days’ notice and not more than 60 days’ prior written notice, in whole but not in part, on any interest payment date, before the earlier of the date of a successful remarketing of the notes and the purchase contract settlement date if a special event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the notes for cash at the redemption amount plus accrued and unpaid interest, if any, which we refer to as the “redemption price.” The redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will purchase the special event Treasury portfolio on your behalf, and will remit the remainder of the redemption price, if any, to you as the holder, and the special event Treasury portfolio will be substituted for the notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. Any then-outstanding accrued and unpaid deferred interest (including compounded interest thereon) on the notes will not be included in such redemption price and will be paid to the holders of the Corporate Units and separate notes, as applicable, on the special event redemption date, at our election, in cash or by issuing additional notes to the holders of such Corporate Units and separate notes in principal amount equal to the amount of such deferred interest (including compounded interest thereon). Such additional notes will have terms as described under “Description of the Notes — Option to Defer Interest Payments.” If your notes are separate notes, you will receive redemption payments and any cash or additional notes that may be issued in payment of any outstanding deferred interest directly. There can be no assurance as to the impact on the market prices for the Corporate Units if the special event Treasury portfolio is substituted as collateral in place of any notes redeemed. A special event redemption will be a taxable event to the holders of the notes.

The fundamental change early settlement rate may not adequately compensate you.

If a fundamental change (as defined below under “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change”) occurs and you exercise your fundamental change early settlement right (as defined below under “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change”), you will be entitled to settle your purchase contract at the fundamental change early settlement rate (as defined below under “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change”), subject to certain conditions. See “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change.” Although the fundamental change early settlement rate is designed to compensate you for the lost value of your Equity Units as a result of the fundamental change, this feature may not adequately compensate you for such loss. In addition, if the effective date of the fundamental change occurs after May 7, 2012, or if the stock price is greater than $100.00 per share or less than $6.00 per share (in each case, subject to adjustment), the fundamental change provisions in the purchase contract will not compensate you for any additional loss suffered in connection with a fundamental change.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The number of shares of common stock that you are entitled to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. See “Description of the Purchase Contracts — Anti-Dilution Adjustments.” If the settlement rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you would be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not actually receive such gross distribution. Non-U.S. Holders of the Equity Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Purchase Contracts — Adjustment to the Settlement Rate” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Dividends.”

The U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units are unclear.

The Internal Revenue Service (IRS) has issued a ruling addressing the tax treatment of units similar to the Equity Units. Consistent with the IRS ruling, we intend to treat the notes and the purchase contracts as separate securities and the notes as our debt instruments for U.S. federal income tax purposes. However, no assurance can be given that the conclusions in the ruling would apply to the Equity Units. We have not sought a ruling from the IRS. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of Equity Units are not entirely clear. If the IRS were to challenge our characterization of the Equity Units successfully, the IRS’s recharacterization could adversely affect the amount, timing or character of the income, gain or loss you recognize with respect to our Equity Units and non-U.S. Holders may be subject to U.S. federal withholding tax on the payments of interest on their notes.

In addition, any gain on a disposition of a note or a Corporate Unit to the extent such gain is allocable to the applicable ownership interest in notes prior to the date the reset rate has been determined will generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For a more detailed discussion of these issues, we urge you to read the discussion set forth under “Material U.S. Federal Income Tax Considerations.”

Special U.S. federal income tax rules will apply to U.S. Holders of the notes.

While the matter is not free from doubt, because of the manner in which the interest rate on the notes is reset, we intend to treat, and by purchasing an Equity Unit, each holder agrees to treat, the notes as contingent payment debt instruments. Special U.S. federal income tax rules apply to contingent payment debt obligations. Under these rules, a U.S. Holder will be required to accrue interest income on the notes regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting and may be required to include interest in taxable income in excess of interest payments actually received in a taxable year. In addition, upon the sale, exchange or other disposition of a note before the determination of the reset rate, a U.S. Holder generally will be required to treat any gain recognized upon the disposition of the note as ordinary income, rather than capital gain. The treatment of a U.S. Holder’s gain or loss recognized on the sale, exchange, or other taxable disposition of a note on or after the date on which the reset rate has been determined may depend on whether any interest payments are made within the six-month period following the determination of the reset rate. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Taxation of the Notes — Sale, Exchange or Other Taxable Disposition of the Notes.”

For additional tax-related risks, see “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

We Intend to Take the Position That We Are a U.S. Real Property Holding Corporation (“USRPHC”) for U.S. Federal Income Tax Purposes.

Although the matter is not free from doubt, we intend to take the position that we are a USRPHC for U.S. federal income tax purposes. If we are a USRPHC, a Non-U.S. Holder may be subject to “FIRPTA Tax” (as defined below) on gain, if any, recognized on the disposition of Equity Units (to the extent allocable to the purchase contracts) if such Non-U.S. Holder owns, or is deemed to own, at any time during the relevant Testing Period (as defined below) (A) more than 5% of the outstanding Equity Units or (B) Equity Units that, at the times such Equity Units were acquired, had a fair market value allocable to the purchase contracts greater than 5% of the total fair market value of our outstanding common stock. Similarly, a Non-U.S. Holder may be subject to “FIRPTA Tax” on gain, if any, recognized on the disposition of our common stock if such Non-U.S. Holder owns, or is deemed to own, more than 5% of our outstanding common stock at any time during the relevant Testing Period.

If the Equity Units are listed on the New York Stock Exchange and meet certain public trading requirements (which we expect to be met), although the matter is not free from doubt due to the lack of direct precedent, a Non-U.S. Holder will not be subject to withholding on the proceeds of a disposition of Equity Units that are allocable to the purchase contracts. However, if the public trading requirements are not met, a

Non-U.S. Holder that owns, or is deemed to own, at any time during the relevant Testing Period, Equity Units with a fair market value allocable to the purchase contracts greater than 5% of the total fair market value of our outstanding common stock could be subject to withholding at a 10% rate on the proceeds of any disposition of Equity Units (to the extent allocable to the purchase contracts).

For a more thorough discussion of the tax consequences to Non-U.S. Holders of our treatment as a USRPHC, we urge you to review the discussion under the heading “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Foreign Investment in Real Property Tax Act.”

Fluctuations in interest rates may give rise to arbitrage opportunities, which would affect the trading price of the Corporate Units, Treasury Units, the notes and our common stock.

Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, the notes and our common stock.

We may be unable to, or may choose not to, continue to pay dividends on our common stock at current rates or at all.

Any future payments of cash dividends will depend on our financial condition, our capital requirements and earnings, and the ability of our operating subsidiaries to distribute cash to us, as well as other factors that our board of directors may consider.

You may not be able to exercise your rights to settle a purchase contract prior to the purchase contract settlement date unless a registration statement under the Securities Act is in effect and a prospectus is available covering the shares of common stock deliverable upon early settlement of a purchase contract.

The early settlement rights (including the fundamental change early settlement right) under the purchase contracts are subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933, as amended, in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. Although we have agreed to use commercially reasonable efforts to have such a registration statement in effect and to provide a prospectus if so required under the U.S. federal securities laws, any failure or inability to maintain an effective registration statement or to have available a prospectus covering the common stock, including as a result of pending corporate events or announcements that prevent the delivery of a current prospectus, may prevent or delay an early settlement.

The price of our common stock recently has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock has varied between a high of $29.29 (in January 2008) and a low of $10.20 (in March 2009) during the period from January 1, 2008 through May 8, 2009. This volatility may affect the price at which you could sell the common stock you receive upon settlement of the purchase contracts, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price may continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008; variations in our quarterly operating results from expectations of securities analysts’ or investors’ expectations; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, joint ventures, capital commitments or other material developments.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 10,000,000 shares of our common stock, plus up to an additional 1,500,000 shares of our common stock if the underwriters of that offering exercise in full their option to purchase additional shares of our common stock. As of March 31, 2009, we had outstanding approximately 123,154,726 shares of our common stock and options to purchase approximately 414,280 shares of our common stock (of which all were exercisable as of that date). We also had outstanding approximately 207,999 performance shares as of March 31, 2009, under which up to 415,998 shares of common stock could be issued, depending upon achievement of specified goals and approximately 20,705 director deferred share units.

We expect that we will need to raise additional capital, and raising additional funds by issuing securities or with additional debt financing may cause dilution to existing stockholders or restrict our operations.

We expect that we will need to raise additional capital in the future. We may raise additional funds through public or private equity offerings or debt financings. Additional issuance of equity securities could dilute the value of shares of our common stock and cause the market price of our common stock to decline. Any new debt financing we enter into may include covenants that restrict our operations more than our current outstanding debt and credit facilities. These restrictive covenants could include limitations on additional borrowings, specific restrictions on the use of our assets as well as prohibitions or limitations on our ability to create liens, pay dividends, receive distributions from our subsidiaries, redeem our stock or make investments. These factors could hinder our access to the capital markets and limit or delay our ability to carry out our capital expenditure program.

USE OF PROCEEDS

We estimate that our net proceeds from our sale of the Equity Units in this offering, after deducting underwriting discounts and commissions and estimated offering expenses, to be approximately $240,750,000 (or approximately $276,937,500 if the underwriters of this offering exercise in full their options to purchase additional Equity Units).

In addition, we expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $134,600,000 million from our concurrent common stock offering (or approximately $154,865,000 if the underwriters of that offering exercise in full their option to purchase additional shares).

We intend to use the net proceeds from both of these offerings to repay all or a portion of the short-term borrowings under our revolving credit facility and to make contributions of capital to KCP&L and GMO for general corporate purposes, principally for repayment of all or a portion of KCP&L’s outstanding commercial paper, and repayment of all or a portion of the short-term borrowings under GMO’s revolving credit facilities. As of April 30, 2009, we had $8.0 million of outstanding cash borrowings under our revolving credit facility with a weighted-average interest rate of 0.95%; KCP&L had $229.6 million of commercial paper outstanding at a weighted-average interest rate of 2.773%; and GMO had $252.0 million of outstanding cash borrowings under its $400 million revolving credit facility with a weighted-average interest rate of 1.73% and $36.8 million of outstanding cash borrowings under its $50 million revolving credit facility with a weighted-average interest rate of 2.50%. Pending any specific application, we may invest the net proceeds from the offerings in short-term marketable securities.

We currently intend to use the proceeds from the settlement of the purchase contracts to repay debt as soon as practicable following such settlement, and we have agreed not to use such proceeds to repurchase shares of our common stock.

This offering of Equity Units is not contingent upon our concurrent common stock offering.

CONCURRENT COMMON STOCK OFFERING

Concurrently with this offering of Equity Units, we are offering, by means of a separate prospectus supplement, 10,000,000 shares of our common stock (or 11,500,000 shares of our common stock if the underwriters of that offering exercise in full their option to purchase additional shares).

We estimate that our net proceeds from the sale of our common stock in the concurrent common stock offering will be approximately $134,600,000, after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $154,865,000 if the underwriters of that offering exercise in full their option to purchase additional shares).

Because the closing of this offering of Equity Units is not contingent upon the closing of the common stock offering, you should not assume that the sale of our common stock will take place.

CAPITALIZATION AND SHORT-TERM DEBT

The following table sets forth our consolidated capitalization as of March 31, 2009, and as adjusted to give effect to:

•	the issuance and sale of the Equity Units offered hereby (assuming the underwriters’ option to purchase additional Equity Units is not exercised) and the use of the proceeds from this offering as set forth under “Use of Proceeds” above; and

•	the issuance and sale of the Equity Units as described in the bullet point above and the issuance and sale of our common stock in the concurrent common stock offering (assuming the underwriters’ option to purchase additional shares in that offering is not exercised) and the application of proceeds from the sale of the Equity Units and common stock in the concurrent offerings, after underwriting commissions and estimated expenses of each offering.

Because the closing of this Equity Units offering is not contingent upon the closing of the common stock offering, you should not assume that the sale of our common stock, as reflected in the third column below, will take place. See “Concurrent Common Stock Offering” in this prospectus supplement. This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	March 31, 2009
			As Adjusted for
			the Common
		As Adjusted for	Stock and
		the Equity Units	Equity Units
	Actual	Offering	Offering
	($ in millions)

Short-term debt (includes current maturities)	$564.7	$323.9	$189.3

Long-term debt:
% Subordinated Notes due June 15, 2042 (component of concurrent Equity Units offering)(1)	$—	$250.0	$250.0
Unamortized discount	—	—	—
Total consolidated KCP&L long-term debt	1,776.5	1,776.5	1,776.5
Total consolidated GMO long-term debt	1,141.1	1,141.1	1,141.1
Total Great Plains Energy Incorporated long-term debt	100.0	100.0	100.0
Unamortized discount	(0.4)	(0.4)	(0.4)

Total debt	$3,017.2	$3,267.2	$3,267.2
Less current debt	(70.5)	(70.5)	(70.5)

Total long-term debt	$2,946.7	$3,196.7	$3,196.7

Shareholders’ equity:
Total Common Shareholders’ Equity(2)	$2,600.8	$2,581.8 (3)	$2,716.4 (3)
Total Preferred Shareholders’ Equity	39.0	39.0	39.0

Total shareholders’ equity	$2,639.8	$2,620.8	$2,755.4

Total capitalization and short-term debt	$6,151.2	$6,141.4	$6,141.4

(1)	The “As Adjusted” amounts will be $287.5 and $287.5 for “As Adjusted for the Equity Units Offering” and “As Adjusted for the Common Stock and Equity Units Offering,” respectively, if the underwriters exercise their overallotment options in each offering in full.

(2)	The “As Adjusted” amounts will be $2,579.0 and $2,733.9 for “As Adjusted for the Equity Units Offering” and “As Adjusted for the Common Stock and Equity Units Offering,” respectively, if the underwriters exercise their overallotment options in each offering in full.

(3)	Reflects an adjustment of $13.1 representing the present value of the contract adjustment payments payable with the purchase contracts included in the Equity Units and $5.9 representing that portion of the expenses of the Equity Units offering allocated to Shareholders’ Equity.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “GXP.” The following table sets forth the high and low sale prices, as reported in the consolidated transaction reporting system and adjusted for historical stock dividends and dividends declared per share of our common stock. As of March 31, 2009, there were 123,154,726 shares of our common stock outstanding.

			Dividends
	Common Stock(a)		Declared on
Calendar Year:	Low	High	Common Stock

2007:
First Quarter	$30.42	$32.67	$0.4150
Second Quarter	28.82	33.18	0.4150
Third Quarter	26.99	29.94	0.4150
Fourth Quarter	28.32	30.45	0.4150

2008:
First Quarter	$24.35	$28.85	$0.4150
Second Quarter	24.67	26.76	0.4150
Third Quarter	21.92	26.20	0.4150
Fourth Quarter	17.09	22.43	0.4150

2009:
First Quarter	$11.17	$20.34	$0.2075
Second Quarter (through May 12, 2009)	13.44	15.16	0.2075

(a)	Based on closing stock prices.

On May 12, 2009, the last reported sale price of our common stock in the consolidated transaction reporting system was $14.04. As of March 31, 2009, there were approximately 30,050 holders of record of our common stock.

On May 5, 2009, our Board of Directors declared a quarterly dividend of $0.2075 per share on our common stock payable June 19, 2009 to shareholders of record on May 29, 2009.

ACCOUNTING TREATMENT

The net proceeds from the sale of the Corporate Units will be allocated between the purchase contracts and the notes in proportion to their respective fair market values at the time of issuance. The present value of the Corporate Units contract adjustment payments will be initially charged to shareholders’ equity, with an offsetting credit to liabilities. This liability is accreted approximately over three years by interest charges to the income statement based on a constant rate calculation. Contract adjustment payments will reduce this liability.

The purchase contracts are forward transactions in our common stock. Upon settlement of each purchase contract, we will receive $50 on the purchase contract and will issue the requisite number of shares of our common stock. The $50 that we receive will be credited to shareholders’ equity.

Before the issuance of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the threshold appreciation price of $16.80.

Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the Corporate Units. It is possible that our accounting for the purchase contracts and the notes could be affected by any new accounting rules that might be issued by these groups or other accounting standard setting groups or in the event of any other change in any law or regulation of any accounting rule, pronouncement or interpretation.

DESCRIPTION OF THE EQUITY UNITS

The following description of the terms of the Equity Units supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Equity Units set forth under “Description of Stock Purchase Contracts and Stock Purchase Units or Warrants for Stock” in the accompanying prospectus, to which we refer you. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Equity Units but is not complete. We refer you to the copies of those documents which have been or will be filed and incorporated by reference in the registration statement of which this prospectus supplement and accompanying prospectus form a part. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer to Great Plains Energy Incorporated and, unless otherwise expressly stated or the context otherwise requires, not any of our subsidiaries.

We will issue the Equity Units under the purchase contract and pledge agreement among us, The Bank of New York Mellon Trust Company, N.A., in its capacity as the purchase contract agent, and The Bank of New York Mellon Trust Company, N.A., in its capacity as the collateral agent, custodial agent and securities intermediary. Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of 5,000,000 Corporate Units (or 5,750,000 Corporate Units if the underwriters exercise in full their option to purchase additional Equity Units), each with a stated amount of $50.

Corporate Units

Each Corporate Unit consists of:

(a) a purchase contract under which:

(1) the holder will agree to purchase from us, and we will agree to sell to the holder, not later than June 15, 2012, which we refer to as the purchase contract settlement date, for $50 in cash, which we refer to as the purchase contract settlement price, a number of newly issued shares of our common stock equal to the settlement rate described below under “Description of the Purchase Contracts — Purchase of Common Stock,” which we refer to as the settlement rate, subject to anti-dilution adjustments under the circumstances set forth under “Description of the Purchase Contracts — Anti-Dilution Adjustments;” and

(2) we will pay the holder quarterly contract adjustment payments at the rate of 2.00% per year on the stated amount of $50, subject to our right to defer such contract adjustment payments; and

(b) either:

(1) 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount 10.00% subordinated note due June 15, 2042 issued by us; or

(2) following a successful remarketing of the notes during the period for early remarketing described under “Description of the Purchase Contracts — Remarketing” below, or the occurrence of a special event redemption described under “Description of the Notes — Optional Redemption — Special Event,” the applicable ownership interest in a portfolio of U.S. Treasury securities, which we refer to as the “remarketing Treasury portfolio” (in the case of a successful early remarketing) or the “special event Treasury portfolio” (in the case of a special event redemption).

Because each note has a principal amount of $1,000, a holder of one Corporate Unit will not hold that note directly. Instead, a holder will own, as described above, a 1/20, or 5%, beneficial interest in the note that is a component of the Corporate Unit. Upon a successful remarketing during the period for early remarketing, however, the notes that are components of the Corporate Units will be sold in the remarketing and will be replaced by the “remarketing Treasury portfolio.” This is a portfolio of U.S. Treasury securities that, in the aggregate, will (i) produce sufficient cash to make the remaining interest payments (including all accrued and unpaid deferred interest payments, if any, and compounded interest thereon) on the notes as if they remained part of the Corporate Units and (ii) pay the purchase contract settlement price. In connection with a special event redemption, the notes will be redeemed and will be replaced by the “special event Treasury portfolio” (as defined under “Description of the Notes — Optional Redemption — Special Event”). We refer to a “remarketing Treasury portfolio” or a “special event Treasury portfolio” as the “Treasury portfolio.” Because each Treasury security in a Treasury portfolio is issued in $1,000 denominations, a holder will not own the Treasury security directly, but will own an “applicable ownership interest” in such Treasury portfolio. The “applicable ownership interest” means, with respect to a Corporate Unit and the U.S. Treasury securities in a Treasury portfolio:

(1) for a remarketing Treasury portfolio,

•	a 1/20, or 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the remarketing Treasury portfolio that mature on or prior to June 15, 2012; and

•	if the reset effective date (as defined under “Description of the Purchase Contracts — Remarketing” below) in connection with an early remarketing of the notes occurs on or prior to March 15, 2012, with respect to the originally scheduled quarterly interest payment dates on the notes that would have occurred on March 15, 2012 and June 15, 2012, (i) an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that matures on or prior to March 15, 2012 (in connection with the interest payment date that would have occurred on March 15, 2012) and on or prior to June 15, 2012 (in connection with the interest payment date that would have occurred on June 15, 2012), each in an amount equal to the interest payment that would be due on each of March 15, 2012 and June 15, 2012, respectively, on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes (assuming no remarketing and no reset of the interest rate on the notes) and (ii) an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that matures on or prior to March 15, 2012 in an amount equal to any accrued and unpaid deferred interest payments (including compounded interest thereon) on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes (assuming no remarketing and no reset of the interest rate on the notes) accruing from the beginning of the deferral period (as defined under “Description of the Notes — Option to Defer Interest Payments” below) to, but excluding, March 15, 2012; and

•	if the reset effective date in connection with an early remarketing of the notes occurs after March 15, 2012, with respect to the originally scheduled quarterly interest payment date on the notes that would have occurred on June 15, 2012, (i) an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that matures on or prior to June 15, 2012 in an amount equal to the interest payment that would be due on June 15, 2012 on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes (assuming no remarketing and no reset of the interest rate on the notes) and (ii) an undivided beneficial ownership interest in a $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that matures on or prior to June 15, 2012 in an amount equal to any accrued and unpaid deferred interest payments (including compounded interest thereon) on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes (assuming no remarketing and no reset of the interest rate on the notes) accruing from the beginning of the deferral period to, but excluding, June 15, 2012.

(2) for a special event Treasury portfolio,

•	a 1/20, or 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the special event Treasury portfolio that mature on or prior to June 15, 2012; and

•	for each scheduled interest payment date on the notes that occurs after the “special event redemption date” (as defined under “Description of the Notes — Optional Redemption — Special Event) and on or prior to June 15, 2012, an undivided beneficial ownership interest in a

$1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that matures on or prior to that interest payment date, each in an amount equal to the interest payment that would be due on each such scheduled interest payment date on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes (assuming no reset of the interest rate on the notes).

The purchase price of each Equity Unit will be allocated between the related purchase contract and the related applicable ownership interest in the notes in proportion to their respective fair market values at the time of issuance. We have determined that, at the time of issuance, the fair market value of the applicable ownership interest in the notes will be $50 (per Equity Unit) and the fair market value of each purchase contract will be $0 (per Equity Unit). This position generally will be binding on each beneficial owner of each Equity Unit but will not be binding on the IRS. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Allocation of the Purchase Price.”

As long as an Equity Unit is in the form of a Corporate Unit, any ownership interest in a note or any applicable ownership interest in the Treasury portfolio forming a part of the Corporate Unit (other than the portion of the Treasury portfolio necessary to make the remaining interest payments on the notes as if they remained part of the Corporate Units) will be pledged to us through the collateral agent to secure your obligation to purchase common stock under the related purchase contract.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a Treasury portfolio in connection with an early remarketing described under “Description of the Purchase Contracts — Remarketing” or the occurrence of a special event redemption described under “Description of the Notes — Optional Redemption — Special Event,” have a yield that is less than zero, then each Corporate Unit will instead consist of:

(a) a purchase contract under which:

(1) the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the settlement rate, subject to anti-dilution adjustments; and

(2) we will pay the holder quarterly contract adjustment payments at the rate of 2.00% per year on the stated amount of $50, subject to our right to defer such contract adjustment payments; and

(b) in the case of an early remarketing of the notes:

(1) 1/20, or 5%, undivided beneficial ownership interest in $1,000 cash; and

(2) if the reset effective date in connection with an early remarketing of the notes occurs on or prior to March 15, 2012, with respect to the originally scheduled quarterly interest payment dates on the notes that would have occurred on March 15, 2012 and June 15, 2012, cash in an amount equal to (i) the interest payment that would be due on each of March 15, 2012 and June 15, 2012 on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes (assuming no remarketing and no reset of the interest rate on the notes) and (ii) any accrued and unpaid deferred interest payments (including compounded interest thereon) on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes (assuming no remarketing and no reset of the interest rate on the notes) accruing from the beginning of the deferral period to, but excluding, March 15, 2012; and

(3) if the reset effective date in connection with an early remarketing of the notes occurs after March 15, 2012, with respect to the originally scheduled quarterly interest payment date on the notes that would have occurred on June 15, 2012, cash in an amount equal to (i) the interest payment that would be due on June 15, 2012 on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes (assuming no remarketing and no reset of the interest rate on the notes) and (ii) any accrued and unpaid deferred interest payments (including compounded interest thereon) on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes (assuming no remarketing and no reset of the interest rate on the notes) accruing from the beginning of the deferral period to, but excluding, June 15, 2012; and

(c) in the case of a special event redemption:

(1) 1/20, or 5%, undivided beneficial ownership interest in $1,000 cash; and

(2) for each scheduled interest payment date on the notes that occurs after the “special event redemption date” and on or prior to June 15, 2012, cash in an amount equal to the interest payment that would be due on each such scheduled interest payment date on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes (assuming no remarketing and reset of the interest rate on the notes).

The cash described in clauses (b)(1) and (c)(1) above will be owned by you but will be pledged to us through the collateral agent to secure your obligation to purchase common stock under the related purchase contract. If the provisions set forth in this paragraph apply, references in this prospectus supplement to “U.S. Treasury securities” and “U.S. Treasury securities (or principal or interest strips thereof)” will, thereafter, be deemed to be references to the applicable amount of cash determined as described above.

Creating Treasury Units

Each holder of Corporate Units will have the right, at any time on or prior to 4:00 p.m. New York City time, on the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related notes held by the collateral agent, qualifying Treasury securities (as described below), in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made; provided that no such substitution may be made during a “restricted period” as described below.” Because qualifying Treasury securities and the notes are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units.

A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in the City of New York are permitted or required by any applicable law to close.

The “restricted period” means the period commencing on, and including, the business day preceding any three-business day remarketing period as described under “Description of the Purchase Contracts — Remarketing — Early Remarketing” below and ending on, and including, the later of the reset effective date and the business day following the last remarketing date during that three-business day remarketing period.

Each of these substitutions will create Treasury Units, and the applicable notes or applicable ownership interests in the Treasury portfolio will be released to the holder and be separately tradable from the Treasury Units. The qualifying Treasury securities to be substituted, as pledged securities, for the notes in order to create Treasury Units from Corporate Units will be:

(a) with respect to a substitution prior to May 31, 2012, zero-coupon Treasury securities maturing May 31, 2012 (CUSIP. No. 912820PR2); and

(b) with respect to a substitution on or after May 31, 2012, the following Treasury securities identified by the Company:

(1) the U.S. Treasury bill (or principal or interest strips thereof) that matures at least one but not more than six business days prior to the purchase contract settlement date; or

(2) if no such U.S. Treasury bill (or principal or interest strips thereof) exists, any other U.S. Treasury security (or principal or interest strips thereof) that is outstanding, is highly liquid and matures at least one business day prior to the purchase contract settlement date; provided that any U.S. Treasury security identified pursuant to this bullet will be selected in a manner intended to minimize the cash value of the security selected.

Prior to May 31, 2012, so long as no Treasury Units are currently outstanding, with five business days prior written notice to all holders of the Corporate Units, we may specify, in lieu of the zero-coupon Treasury securities maturing May 31, 2012 (CUSIP. No. 912820PR2), an alternative U.S. Treasury security (or principal or interest strips thereof) as the qualifying Treasury security, in which event the references in the immediately preceding paragraph to May 31, 2012, will be deemed to be references to the maturity date of such alternative U.S. Treasury security.

To the extent a qualifying Treasury security matures more than six business days prior to the purchase contract settlement date, the collateral agent will, no later than one business day immediately following such date, apply the principal amount paid at maturity of all such qualifying Treasury securities to purchase a like principal amount of qualifying Treasury securities identified by the Company maturing not more than six business days nor less than one business day prior to purchase contract settlement date. On the purchase contract settlement date following such maturity date, the collateral agent will pay the excess, if any, of such principal amount paid over the purchase price to the holders of the relevant Treasury Units on the record date immediately preceding the purchase contract settlement date pro rata in accordance with the stated amount of Treasury Units they held on such record date.

You will be able to obtain the issue date, the maturity date and, when available, the CUSIP number of the U.S. Treasury securities that are qualifying Treasury securities at any time from us by calling 1-800-245-5275. We will, to the extent that a qualifying Treasury security previously identified is no longer expected to be outstanding at any point prior to the purchase contract settlement date, identify another qualifying Treasury security meeting the foregoing criteria. The security most recently identified by us with respect to the purchase contract settlement date will be the “qualifying Treasury security” with respect to the period from, and including, its date of issuance to, but excluding, its date of maturity, and our identification of a security as a qualifying Treasury security for such period will be final and binding for all purposes absent manifest error.

Each Treasury Unit will consist of a unit with a stated amount of $50 comprising:

(a) a purchase contract under which:

(1) the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the settlement rate, subject to anti-dilution adjustments; and

(2) we will pay the holder quarterly contract adjustment payments at the rate of 2.00% per year on the stated amount of $50, subject to our right to defer such contract adjustment payments; and

(b) a 1/20, or 5%, undivided beneficial interest in a qualifying Treasury security with a principal amount of $1,000.

To create 20 Treasury Units, unless the Treasury portfolio has replaced the notes that are components of the Corporate Units, the Corporate Unit holder must:

•	deposit with the collateral agent a qualifying Treasury security that has a principal amount at maturity of $1,000, which must be purchased in the open market at the Corporate Unit holder’s expense, unless otherwise owned by the holder; and

•	transfer 20 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a qualifying Treasury security with the collateral agent and requesting the release to the holder of the note relating to the 20 Corporate Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related note from the pledge under the purchase contract and pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will:

•	cancel the 20 Corporate Units;

•	transfer the related $1,000 principal amount of the note to the holder; and

•	deliver 20 Treasury Units to the holder.

The qualifying Treasury security will be substituted for the note and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase common stock under the related purchase contracts. The related note released to the holder thereafter will trade separately from the resulting Treasury Units.

Notwithstanding the foregoing, if the Treasury portfolio has replaced the notes that are components of the Corporate Units, holders of Corporate Units will have the right, at any time on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, to substitute qualifying Treasury securities for the applicable ownership interests in the Treasury portfolio that is a component of the Corporate Unit, but holders of Corporate Units can only make this substitution in integral multiples of 800 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes). In such instance, the collateral agent will release the related applicable ownership interest in the Treasury portfolio that is a component of the Corporate Unit.

If, at the time the holder of a Corporate Unit wishes to substitute qualifying Treasury securities for the related notes, such qualifying Treasury securities have a yield that is less than zero, then, each Treasury Unit will instead consist of a unit with a stated amount of $50 comprising:

(a) a purchase contract under which:

(1) the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the settlement rate, subject to anti-dilution adjustments; and

(2) we will pay the holder quarterly contract adjustment payments at the rate of 2.00% per year on the stated amount of $50, subject to our right to defer such contract adjustment payments; and

(b) a 1/20, or 5%, undivided beneficial interest in $1,000 cash.

The cash described in clause (b) above will be owned by you but will be pledged to us through the collateral agent to secure your obligation to purchase common stock under the related purchase contract. If the provisions set forth in this paragraph apply, references in this prospectus supplement to “qualifying Treasury securities” and “U.S. Treasury securities (or principal or interest strips thereof)” will, thereafter, be deemed to be references to the applicable amount of cash determined as described above.

Recreating Corporate Units

Each holder of Treasury Units will have the right at any time on or prior to 4:00 p.m. New York City time, on the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related qualifying Treasury securities held by the collateral agent, notes having a principal amount equal to the aggregate principal amount at stated maturity of the qualifying Treasury securities for which substitution is being made; provided that no such substitution may be made during the restricted period described above. Because qualifying Treasury securities and notes are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

These substitutions will recreate Corporate Units, and the applicable qualifying Treasury securities will be released to the holder and be separately tradable from the Corporate Units.

To create 20 Corporate Units, unless the Treasury portfolio has replaced the notes that are components of the Corporate Units, the Treasury Unit holder will:

•	deposit with the collateral agent a $1,000 principal amount note, which must be purchased in the open market at the holder’s expense unless otherwise owned by the holder; and

•	transfer 20 Treasury Unit certificates to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited a $1,000 principal amount note with the collateral agent and requesting the release to the holder of the qualifying Treasury security relating to the Treasury Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related qualifying Treasury security from the pledge under the purchase contract and pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

•	cancel the 20 Treasury Units;

•	transfer the related qualifying Treasury security to the holder; and

•	deliver 20 Corporate Units to the holder.

Notwithstanding the foregoing, if the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute the applicable ownership interests in the Treasury portfolio for the qualifying Treasury securities that were a component of the Treasury Units, but holders of Treasury Units can only make this substitution in integral multiples of 800 Treasury Units (or such other number of Treasury Units as may be determined by the remarketing agent upon a successful remarketing of notes). Holders of Treasury Units seeking to make this substitution will be required to transfer the applicable ownership interest in the Treasury portfolio to the collateral agent for deposit to the collateral account.

The substituted note will be pledged to us through the collateral agent to secure the Corporate Unit holder’s obligation to purchase our common stock under the related purchase contracts.

Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the notes calculated at the rate of 10.00% per year on the principal amount of notes (or distributions on the applicable ownership interests in the Treasury portfolio purchased in connection with an early remarketing of the notes or a special event redemption), and contract adjustment payments payable at the rate of 2.00% per year on the stated amount of $50 per Corporate Unit, subject to our right to defer contract adjustment payments as described under “Description of the Purchase Contracts — Contract Adjustment Payments” and interest payments on the notes as described under “Description of the Notes — Option to Defer Interest Payments.”

Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable at the rate of 2.00% per year on the stated amount of $50 per Treasury Unit, subject to our right to defer contract adjustment payments. There will be no distributions in respect of the qualifying Treasury securities that are components of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the notes that were released to them when the Treasury Units were created for as long as they hold the notes.

Ranking

The notes will be issued under a subordinated indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by a supplemental indenture between us and the trustee.

The notes and our obligations to make contract adjustment payments will be unsecured, will rank subordinate and junior in payment to all of our existing and future Senior Indebtedness as described under “Description of the Notes — Subordination,” and will be effectively subordinated to all liabilities of our subsidiaries. As of March 31, 2009, we had $1,405.1 million of outstanding indebtedness (including guaranties of GMO indebtedness), all of which was Senior Indebtedness, and our subsidiaries had approximately $3,296.9 million of aggregate outstanding debt (including debt guaranteed by us). The notes will cease to be subordinated and become our senior unsecured debt securities upon the reset effective date.

Voting and Certain Other Rights

Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of the common stock.

Listing of the Securities

We will apply to list the Corporate Units on the New York Stock Exchange under the symbol “GXPPRF,” and we expect trading on the New York Stock Exchange to begin on or about the date of initial issuance of the Corporate Units. Unless and until substitution has been made as described in “— Creating Treasury Units” or “— Recreating Corporate Units,” none of the notes, the applicable ownership interests in notes or the applicable ownership interests in the Treasury portfolio will trade separately from the Corporate Units. The applicable ownership interests in notes or the applicable ownership interests in the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units. If the Treasury Units or the notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to list the Treasury Units or the notes on the same exchange as the Corporate Units are then listed, including, if applicable, the New York Stock Exchange.

Miscellaneous

We or our affiliates may from time to time purchase any of the securities offered by this prospectus supplement which are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE PURCHASE CONTRACTS

This section summarizes some of the terms of the purchase contract and pledge agreement, the purchase contracts and the subordinated indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by a supplemental indenture between us and the trustee, which we collectively refer to as the “indenture.” The following description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Equity Units set forth under “Description of Stock Purchase Contracts and Stock Purchase Units or Warrants for Stock” in the accompanying prospectus, to which we refer you. This summary is not complete and should be read together with the purchase contract and pledge agreement and indenture, forms of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer to Great Plains Energy Incorporated and, unless otherwise expressly stated or the context otherwise requires, not any of our subsidiaries.

Purchase of Common Stock

Subject to a holder’s early settlement right as described below under “— Early Settlement,” and “— Early Settlement Upon a Fundamental Change” and the termination of the purchase contracts as described below under “— Termination,” each purchase contract underlying a Corporate Unit or Treasury Unit will obligate the holder of the Corporate Unit or Treasury Unit to purchase, and us to sell, on the purchase contract settlement date, for an amount in cash equal to the stated amount of $50 of the Corporate Unit or Treasury Unit, a number of newly issued shares of our common stock equal to the “settlement rate.” The settlement rate will be calculated as follows:

•	If the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $16.80, the settlement rate will be 2.9762 shares of our common stock (the “minimum settlement rate”), which is equal to the stated amount of $50, divided by the threshold appreciation price.

Accordingly, if the applicable market value for the common stock is greater than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

•	If the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price of $14.00, the settlement rate will be a number of shares of our common stock equal to $50, divided by the applicable market value.

Accordingly, if the applicable market value for the common stock is less than the threshold appreciation price, but greater than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

•	If the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 3.5714 shares of our common stock (the “maximum settlement rate”), which is equal to the stated amount of $50, divided by the reference price.

Accordingly, if the applicable market value for the common stock is less than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common stock.

The maximum settlement rate, minimum settlement rate, and the applicable market value are subject to adjustment as described under “— Anti-Dilution Adjustments” below. We refer to the minimum settlement rate and the maximum settlement rate collectively as the “fixed settlement rates.”

If you elect to settle your purchase contract early in the manner described under “— Early Settlement” (other than in connection with a fundamental change), the number of shares of our common stock issuable upon settlement of such purchase contract will be 2.9762, the minimum settlement rate, subject to adjustment as described under “— Anti-Dilution Adjustments.”

“Applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date; provided however that in the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property as described under “— Anti-Dilution,” the applicable market value will mean the value of such other securities, cash or property. The reference price is the public offering price of our common stock in the concurrent common stock offering. The threshold appreciation price represents a 20% appreciation over the reference price.

“Closing price” of our common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of the common stock on the New York Stock Exchange on that date or, if the common stock is not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which the common stock is listed for trading. If the common stock is not listed for trading on a United States national or regional securities exchange, the closing price means the last quoted bid price for the common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization. If the bid price is not available, the closing price means the market value of the common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” means a day on which our common stock:

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary exchange or market for the trading of the common stock.

If our common stock is not traded on a securities exchange or association or quoted in the over-the-counter market, then “trading day” means “business day.”

We will not issue any fractional shares of common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share, multiplied by the applicable market value (or, in the case of any optional early settlement or an early settlement in connection with a fundamental change, the closing price on the relevant early settlement date).

On the business day immediately preceding the purchase contract settlement date, unless:

•	a holder of Corporate Units or Treasury Units has settled the related purchase contracts prior to the purchase contract settlement date through the early delivery of cash to the purchase contract agent in the manner described under “— Early Settlement,” or “— Early Settlement Upon a Fundamental Change;”

•	a holder of Corporate Units has settled the related purchase contracts with separate cash on the sixth business day immediately preceding the purchase contract settlement date in the manner described under “— Notice to Settle with Cash” or, following a failed final remarketing, on the business day immediately preceding the purchase contract settlement date in the manner described under “— Remarketing;” or

•	an event described under “— Termination” has occurred,

then the following proceeds will be applied automatically to satisfy the holder’s obligation under the purchase contracts:

•	in the case of Corporate Units where the Treasury portfolio has replaced the notes that are components of the Corporate Units, proceeds equal to the stated amount of $50 per Corporate Unit when paid at maturity of the appropriate applicable ownership interests in the Treasury portfolio;

•	in the case of Corporate Units where there has been a successful remarketing of the notes during the final three-business day remarketing period, the portion of the proceeds from the remarketing equal to the principal amount of the notes remarketed;

•	in the case of Corporate Units where there has not been a successful remarketing of the notes, proceeds from holders of all Corporate Units, who will be deemed to have automatically exercised their right to put their notes to us on the purchase contract settlement date at a put price equal to $1,000 per note ($50 per applicable ownership interest) plus accrued and unpaid interest (including all accrued and unpaid deferred interest, if any, and compounded interest thereon); and

•	in the case of Treasury Units, proceeds equal to the principal amount of the related qualifying Treasury securities, when paid at maturity.

The common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the Corporate Units or Treasury Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

•	irrevocably agreed to be bound by the terms and provisions of the Corporate Units or Treasury Units, the related purchase contracts and the purchase contract and pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Corporate Units or Treasury Units; and

•	duly appointed the purchase contract agent as the holder’s attorney-in-fact to enter into and perform the related purchase contracts and purchase contract and pledge agreement on behalf of and in the name of the holder.

In addition, each beneficial owner of Corporate Units or Treasury Units, by acceptance of the beneficial interest therein, will be deemed to have agreed to treat for U.S. federal, state and local income tax purposes:

•	itself as the owner of the related notes that are components of the Corporate Units, applicable ownership interests in the Treasury portfolio or the qualifying Treasury securities, as the case may be;

•	the notes as contingent payment debt instruments; and

•	the Corporate Units as comprised of the notes and the purchase contracts as separate securities.

Remarketing

  Early Remarketing

Pursuant to the remarketing agreement that we will enter into with the purchase contract agent and one or more remarketing agents to be designated by us (which may be the underwriters named in this prospectus supplement), we may, at our option, elect to remarket the notes during the period (which we call the “period for early remarketing”) beginning on, and including, December 15, 2011 and ending on, and including, May 15, 2012. Any remarketing during the period for early remarketing will occur during a three-business day remarketing period consisting of three sequential possible remarketing dates selected by us and will include notes that are components of Corporate Units and the separate notes of holders that have elected to include those notes in the remarketing. During any remarketing occurring during the period for early remarketing, we have the right to postpone such remarketing in our absolute discretion. We will not attempt a remarketing if the purchase contracts have been terminated, if the notes have been redeemed in a special event redemption, or if the notes have already been successfully remarketed.

On each remarketing date occurring during the period for early remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes remarketed equal to approximately 100% of the sum of the purchase price for the remarketing Treasury portfolio and the separate notes purchase price described below, plus, at our option, the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase on the reset effective date (as defined below) a remarketing Treasury portfolio consisting of:

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to June 15, 2012 in an aggregate amount equal to the principal amount of the notes that are components of the Corporate Units; and

•	if the reset effective date in connection with an early remarketing of the notes occurs on or prior to March 15, 2012, (i) U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to March 15, 2012 (in connection with the interest payment date that would have occurred on March 15, 2012) and on or prior to June 15, 2012 (in connection with the interest payment date that would have occurred on June 15, 2012) in an aggregate amount equal to the aggregate interest payment that would be due on March 15, 2012 and June 15, 2012, respectively, on the principal amount of the notes that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the notes and (ii) U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to March 15, 2012 in an aggregate amount equal to any accrued and unpaid deferred interest payments (including compounded interest thereon) on the principal amount of the notes that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the notes accruing from the beginning of the deferral period (as defined under “Description of the Notes — Option to Defer Interest Payments” below) to, but excluding, March 15, 2012; and

•	if the reset effective date in connection with an early remarketing of the notes occurs after March 15, 2012, (i) U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to June 15, 2012 in an aggregate amount equal to the aggregate interest payment that would be due on June 15, 2012 on the principal amount of the notes that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the notes and (ii) U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to June 15, 2012 in an aggregate amount equal to any accrued and unpaid deferred interest payments (including compounded interest thereon) on the principal amount of the notes that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the notes accruing from the beginning of the deferral period to, but excluding, June 15, 2012.

Notwithstanding the foregoing, if on the date the quotation agent is to determine the remarketing Treasury portfolio purchase price, U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a remarketing Treasury portfolio have a yield that is less than zero, then “remarketing Treasury portfolio” shall mean:

•	cash in an aggregate amount equal to the principal amount of the notes underlying the Corporate Units;

•	if the reset effective date occurs on or prior to March 15, 2012, (A) cash in an aggregate amount equal to the aggregate interest payments that would be due on March 15, 2012 and June 15, 2012, respectively, on the principal amount of the notes that would have been components of the Corporate Units (assuming that there was no remarketing and the interest rate on the notes had not been reset) and (B) cash in an aggregate amount equal to any accrued and unpaid deferred interest payments (including compounded interest thereon) on the principal amount of the notes that would have been components of the Corporate Units (assuming that there was no remarketing and the interest rate on the notes had not been reset)accruing from the beginning of the deferral period to, but excluding, March 15, 2012; and

•	if the reset effective date occurs after March 15, 2012, (A) cash in an aggregate amount equal to the aggregate interest payment that would be due on June 15, 2012 on the principal amount of the notes that would have been components of the Corporate Units (assuming that there was no remarketing and the interest rate on the notes had not been reset) and (B) cash in an aggregate amount equal to any accrued and unpaid deferred interest (including compounded interest thereon) on the principal amount of the notes that would have been components of the Corporate Units (assuming that there was no remarketing and the interest rate on the notes had not been reset) accruing from the beginning of the deferral period to, but excluding, June 15, 2012.

The remarketing Treasury portfolio will be substituted for the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation to purchase our common stock under the purchase contracts.

We will pay the remarketing fee in connection with any remarketing unless we direct the remarketing agent to include such fee in the price of the remarketed notes and the remarketing agent is able to remarket the notes for an amount which includes such fee. In this case, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds from the remarketing of the notes in excess of the remarketing Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders whose notes were remarketed. Corporate Unit holders whose component notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing. The applicable remarketing fee shall be determined by negotiation between us and the remarketing agent.

As used in this context, “remarketing Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the reset effective date for the purchase of the remarketing Treasury portfolio described above for settlement on the reset effective date; provided that if the remarketing Treasury portfolio is comprised solely of cash, as described above, the remarketing Treasury portfolio purchase price will be the aggregate amount of cash comprising the remarketing Treasury portfolio. “Quotation agent” means any primary U.S. government securities dealer in New York City selected by us.

The amount and issue of U.S. Treasury securities (or principal or interest strips thereof) constituting the remarketing Treasury portfolio will be determined by the remarketing agent.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a remarketing Treasury portfolio have a yield that is less than zero, then the cash proceeds from the remarketing (and not the U.S. Treasury securities) will instead be substituted for the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’

obligation to purchase our common stock under the purchase contracts as described under “Description of the Equity Units — Corporate Units.” If the provisions set forth in the immediately preceding sentence apply, references in this prospectus supplement to “U.S. Treasury securities” and “U.S. Treasury securities (or principal or interest strips thereof)” will, thereafter, be deemed to be references to the applicable amount of cash determined as described above.

In the event of a successful remarketing, each holder of a separate note that was included in the remarketing will receive on the reset effective date the remarketing price per separate note, which, for each separate note, is an amount in cash equal to the quotient of the remarketing Treasury portfolio purchase price divided by the number of notes (assuming that each “note” means a $1,000 denomination note) included in such remarketing that are held as components of Corporate Units. The “separate notes purchase price” means the amount in cash equal to the product of (i) the remarketing price per separate note and (ii) the number of notes included in such remarketing that are not part of Corporate Units, which we refer to as “separate notes.”

In connection with a successful remarketing (whether during the period for early remarketing or the final remarketing period described below), interest on the notes will be reset to a new fixed rate. The reset rate on the notes may not be a contingent or floating rate. The interest rate on the remarketed notes will be reset to the rate determined by the remarketing agent, in consultation with us, such that the remarketing proceeds will not be less than (i) 100% of the sum of the remarketing Treasury portfolio purchase price and the separate notes purchase price plus, at our option, the applicable remarketing fee, in the case of the remarketing during the period for early remarketing, or (ii) 100% of the aggregate principal amount of the notes being remarketed, plus all accrued and unpaid deferred interest (including compounded interest thereon), if any, on the notes being remarketed, plus, at our option, the applicable remarketing fee, in the case of a remarketing during the final remarketing period. Interest on the remarketed notes will be payable annually if the notes are successfully remarketed, unless we elect to pay interest semi-annually. In addition, we may:

•	elect to change the stated maturity of the notes to any date on or after June 15, 2014 and earlier than June 15, 2042; and

•	add to, modify or remove altogether our redemption rights on the notes; provided that there will be at least two years between the purchase contract settlement date and any optional redemption date; and provided further that the redemption price shall always equal the principal amount of the notes being redeemed and any accrued and unpaid interest thereon (including any accrued and unpaid deferred interest and compounded interest thereon).

In addition, in connection with a successful remarketing of the notes, without the consent of any of the holders of the notes, we will change the ranking of the notes such that they rank equally with all of our existing and future unsecured and unsubordinated obligations, and we will remove the interest deferral provisions of the notes.

From and including the reset effective date, interest on the notes will be payable annually on December 31 of each year, unless we elect to pay interest semi-annually on June 15 and December 15 of each year.

The reset rate and any changes in the notes as described above will be determined on the date that the remarketing agent is able to successfully remarket the notes, and will become effective, if the remarketing is successful, on the “reset effective date,” which will be:

•	in the case of a remarketing during the period for early remarketing, the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of the next succeeding interest payment date on the notes in which case such interest payment date will be the reset effective date; or

•	in the case of a remarketing during the final three-business day remarketing period, the purchase contract settlement date.

The reset rate and any changes in the notes as described above will apply to holders of notes who do not participate in the remarketing.

If a remarketing attempt described above is unsuccessful on the first remarketing date of a three-business day remarketing period, subsequent remarketings will be attempted (unless impracticable) as described above on each of the two following remarketing dates in that three-business day remarketing period until a successful remarketing occurs. If (i) despite using its reasonable efforts, the remarketing agent cannot remarket the notes at a price equal to or greater than 100% of the sum of the remarketing Treasury portfolio purchase price and the separate notes purchase price, plus, at our election, the applicable remarketing fee or (ii) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in an unsuccessful remarketing on each of the three remarketing dates comprising the three-business day remarketing period, the notes that are components of the Corporate Units prior to the remarketing will continue to be components of the Corporate Units and additional remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-business day remarketing periods as described above.

In connection with any successful remarketing, solely with respect to notes that were not remarketed in such remarketing, any then-outstanding deferred interest (including compounded interest thereon) will be paid to the holders of such separate notes on the immediately following scheduled interest payment date, at our election, in cash or by issuing additional notes to the holders of such separate notes in principal amount equal to the amount of such deferred interest (including compounded interest thereon). See “Description of the Notes — Option to Defer Interest Payments” below.

  Final Remarketing

Unless the notes have been successfully remarketed during the period for early remarketing or a special event redemption date has occurred or will occur prior to June 15, 2012, the notes that are components of Corporate Units whose holders (i) have failed to notify the purchase contract agent on or prior to the seventh business day preceding the purchase contract settlement date of their intention to settle the related purchase contracts with separate cash, or (ii) have given such notice but failed to pay the purchase price for the related purchase contracts on or prior to the sixth business day preceding the purchase contract settlement date, together with the separate notes of holders that have elected to include those notes in the remarketing, will be remarketed during a three-business day remarketing period beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding the purchase contract settlement date. This three-business day remarketing period is referred to as the “final three-business day remarketing period” and we refer to the third business day immediately preceding the purchase contract settlement date as the “final remarketing date.” The “reset effective date” relating to any remarketing during the final three-business day remarketing period will be the purchase contract settlement date. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes equal to approximately 100% of the aggregate principal amount of the notes remarketed, plus all accrued and unpaid deferred interest (including compounded interest thereon), if any, on the notes being remarketed, plus, at our option, the applicable remarketing fee. A portion of the proceeds from this remarketing equal to the aggregate principal amount of the notes that are components of the Corporate Units will be automatically applied to satisfy in full the Corporate Unit holders’ obligations to purchase our common stock on June 15, 2012. A portion of the proceeds of this remarketing equal to the aggregate principal amount of the separate notes being remarketed, plus all accrued and unpaid deferred interest (including compounded interest thereon) on such separated notes being remarketed, will be paid to the holders of those notes on June 15, 2012.

We will pay any remarketing fee in connection with any remarketing, unless we direct the remarketing agent to include such fee in the price of the remarketed notes and the remarketing agent is able to remarket the notes for an amount that includes such fee. In this case, if a remarketing during the final three-business day remarketing period is successful, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes, plus all accrued and unpaid deferred interest (including compounded interest thereon), if any, on such remarketed notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. The applicable remarketing fee shall be determined by negotiation between us and the remarketing agent. Corporate Unit holders whose component notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

If a remarketing attempt described above is unsuccessful on the first remarketing date of the final three-business day remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing dates in the final three-business day remarketing period until a successful remarketing occurs. If (i) despite using its reasonable efforts, the remarketing agent cannot remarket the notes during the final three-business day remarketing period at a price equal to or greater than 100% of the aggregate principal amount of the notes, plus all accrued and unpaid deferred interest (including compounded interest thereon), if any, on the notes being remarketed, plus, at our election, the applicable remarketing fee or (ii) the remarketing during the final three-business day remarketing period has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in a failure of the notes to be remarketed during the final three-business day remarketing period, the holders of the notes will have the right to put their notes to us on the purchase contract settlement date, at a price equal to $1,000 per note ($50 per applicable ownership interest), plus accrued and unpaid interest (including all accrued and unpaid deferred interest, if any, and compounded interest thereon). The put right of holders of notes that underlie the Corporate Units will be automatically exercised unless such holders (i) prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, provide written notice of their intention to settle the related purchase contract with separate cash, and (ii) on or prior to the business day immediately preceding the purchase contract settlement date, deliver to the collateral agent $50 in cash per purchase contract. Unless a Corporate Unit holder has settled the related purchase contract with separate cash on or prior to the purchase contract settlement date, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the notes against such holder’s obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver our common stock to such holder pursuant to the related purchase contracts. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder. Holders do not have any put rights with respect to additional notes issued to pay deferred interest on the notes. Holders of notes that do not underlie the Corporate Units may elect to exercise put rights with respect to their separate notes as described under “Description of the Notes — Put Right Following a Failed Remarketing.”

In connection with any successful remarketing in the final three-business day remarketing period, solely with respect to notes that were not remarketed in such remarketing, any then-outstanding deferred interest (including compounded interest thereon) will be paid to the holders of such separate notes on the purchase contract settlement date, at our election, in cash or by issuing additional notes to the holders of such separate notes in principal amount equal to the amount of such deferred interest (including compounded interest thereon). See “Description of the Notes — Option to Defer Interest Payments” below.

Remarketing Announcements

We will announce any remarketing of the notes on the sixth business day immediately preceding the first remarketing date of a three-business day remarketing period and, for the final three-business day remarketing period, we will announce the remarketing of the notes on the third business day immediately preceding the first remarketing date of the final three-business day remarketing period. Each such announcement (each a “remarketing announcement”) on each such date (each, a “remarketing announcement date”) shall specify:

(1) (A) if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the notes may be remarketed on any or all of the sixth, seventh or eighth business days following the remarketing announcement date; or

(B) if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the notes may be remarketed on any or all of the third, fourth or fifth business days following the remarketing announcement date;

(2) (A) if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the reset effective date will be the third business day following the remarketing date on which the notes are successfully remarketed, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date; or

(B) if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the reset effective date will be June 15, 2012 if there is a successful remarketing;

(3) that the reset rate, interest payment dates, maturity date and optional redemption terms, if any, will be established on the remarketing date on which the notes are successfully remarketed and effective on and after the reset effective date, and that, upon a successful remarketing, the ranking of the notes will change such that the notes will rank equally with all of our existing and future unsecured and unsubordinated obligations and the interest deferral provisions of the notes will be removed;

(4) (A) if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the reset rate will equal the interest rate on the notes that will enable the notes to be remarketed at a price equal to the sum of the remarketing Treasury portfolio purchase price and the separate notes purchase price, plus, at our option, the applicable remarketing fee; or

(B) if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the reset rate will equal the interest rate on the notes that will enable the notes to be remarketed at a price equal to 100% of their aggregate principal amount, plus all accrued and unpaid deferred interest (including compounded interest thereon), if any, on the notes being remarketed, plus, at our option, the applicable remarketing fee; and

(5) the range of possible remarketing fees.

We will cause each remarketing announcement to be published on the remarketing announcement date by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service. In addition, we will request, not later than 10 business days prior to each remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing. If required, we will use commercially reasonable efforts to ensure that a registration statement with respect to the full principal amount of the notes to be remarketed is effective such that the remarketing agent may rely on it in connection with the remarketing process. If a successful remarketing occurs on a remarketing date, we will request the depositary to notify its participants holding notes of the reset rate, interest payment dates, maturity date, ranking and optional redemption terms established, if any, for the notes during the remarketing on the business day following the remarketing date on which the notes were successfully remarketed. If a successful remarketing does not occur during a three-business day remarketing period, we will cause a notice of the unsuccessful remarketing attempt of notes to be published on the business day following the last of the three remarketing dates comprising the three-business day remarketing period (which notice, in the event of a failed remarketing on the final remarketing date, shall be published not later than 9:00 a.m., New York City time, and shall include the procedures that must be followed if a holder of notes wishes to exercise its right to put such notes to us), in each case, by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

In connection with a remarketing, holders of notes that do not underlie the Corporate Units may elect to have their notes remarketed as described under “Description of the Notes — Remarketing.”

You may elect not to participate in any remarketing and to retain the principal amount of notes underlying the applicable ownership interests in notes comprising part of your Corporate Units by:

•	creating Treasury Units as described under “Description of the Equity Units — Creating Treasury Units”;

•	settling your purchase contracts early as described under “— Early Settlement”; or

•	settling your purchase contract with separate cash as described below under “— Notice to Settle with Cash.”

For the avoidance of doubt, we need not give any notice in the event that we decide not to elect to remarket the notes during the period for early remarketing.

Notice to Settle with Cash

Unless the Treasury portfolio has replaced the notes that are components of the Corporate Units or the purchase contracts have been terminated or previously settled in an early settlement or fundamental change early settlement, a holder of Corporate Units may settle the related purchase contract with separate cash. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must (A) notify the purchase contract agent by presenting and surrendering at the offices of the purchase contract agent (i) the Corporate Unit certificate evidencing the Corporate Unit, if the Corporate Units are in certificated form, and (ii) the form of “Notice of Cash Settlement,” substantially in the form attached to the purchase contract and pledge agreement, completed and executed as indicated on or prior to 4:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date and (B) deliver the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time, on the sixth business day immediately preceding the purchase contract settlement date. If a holder that has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the sixth business day immediately preceding the purchase contract settlement date, such holder’s notes will be included in the remarketing of notes during the final three-business day remarketing period beginning on the fifth business day immediately preceding the purchase contract settlement date.

Early Settlement

Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related purchase contracts in cash at any time on or prior to 4:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date, other than during a restricted period (as defined under “Description of the Equity Units — Creating Treasury Units”) or following the effectiveness of a fundamental change in which case “— Early Settlement Upon a Fundamental Change” below will apply. Holders may effect such settlement by presenting and surrendering the related Corporate Unit or Treasury Units certificate, if they are in certificated form, at the offices of the purchase contract agent with the form of “Election to Settle Early” on the reverse side of such certificate, duly completed and accompanied by payment to us in immediately available funds of an amount equal to:

•	the stated amount of $50 times the number of purchase contracts being settled; plus

•	if early settlement of the purchase contract occurs during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract, unless we have elected to defer the contract adjustment payments payable on such date.

Holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the notes that are components of the Corporate Units, holders of the Corporate Units may settle early only in integral multiples of 800 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes). Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required under the U.S. federal securities laws, we will (i) use commercially reasonable efforts to have a registration statement in effect covering those shares of common stock and other securities to be delivered in respect of the purchase contracts being settled, and (ii) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right (it being understood that if there is a material business transaction or development with respect to us that has not yet been publicly disclosed, we will not be required to file such registration statement or provide such a prospectus, and the early settlement right will not be available, until we have publicly disclosed such transaction or development or have determined that such transaction or development does not prevent us from filing a registration statement or providing a prospectus; provided that we will use commercially reasonable efforts to make such disclosure or make such determination, as applicable, as soon as it is commercially reasonable to do so). In the event that a holder seeks to exercise its early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder’s exercise of such right shall be void unless and until such a registration statement becomes effective.

Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

•	the holder will receive the minimum settlement rate of 2.9762 newly issued shares of common stock per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under “— Anti-Dilution Adjustments,” accompanied by an appropriate prospectus if required by law;

•	the notes, the applicable ownership interest in the Treasury portfolio or the qualifying Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of our security interest;

•	the holder will be entitled to receive any accrued and unpaid contract adjustment payments (including any accrued and unpaid deferred contract adjustment payments and compounded contract adjustment payments thereon) to, but excluding, the quarterly payment date immediately preceding the early settlement date;

•	the holder’s right to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment date (including any accrued and unpaid deferred contract adjustment payments and compounded contract adjustment payments thereon) will terminate; and

•	no adjustment will be made to or for the holder on account of any accrued and unpaid contract adjustment payments (including any accrued and unpaid deferred contract adjustment payments and compounded contract adjustment payments thereon) referred to in the immediately preceding bullet.

If the purchase contract agent receives a Corporate Unit certificate or Treasury Unit certificate, if they are in certificated form, accompanied by the completed “Election to Settle Early” on the reverse side of such certificate, and the required immediately available funds, from a holder of Corporate Units or Treasury Units by 4:00 p.m., New York City time, on a business day and all conditions to early settlement have been satisfied, that day will be considered the settlement date. If the purchase contract agent receives the above after 4:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the certificate evidencing the related Corporate Units or Treasury Units if they are in certificated form and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of common stock being purchased to be issued, and the aggregate principal amount of notes, the applicable ownership interests in the Treasury portfolio or the qualifying Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the purchase contract and pledge agreement described in “— Pledged Securities and Purchase Contract and Pledge Agreement” and transferred, within three business days following the settlement date, to the purchasing holder or the holder’s designee.

Early Settlement Upon a Fundamental Change

If a “fundamental change” (as defined below) occurs at least 20 business days prior to the purchase contract settlement date, then each holder of a purchase contract will have the right, on the “fundamental change early settlement date” (as defined below), to accelerate and settle such contract early at the “fundamental change early settlement rate” described below. We refer to this right as the “fundamental change early settlement right.”

We will provide each of the holders with a notice of a fundamental change within 15 business days after its occurrence, but in any case at least 15 business days prior to the purchase contract settlement date. The notice will specify, among other things (i) the deadline by which each holder’s fundamental change early settlement right must be exercised, (ii) the date on which the fundamental change settlement shall occur, which will be at least 10 days after the date of the notice but no later than five business days prior to the purchase contract settlement date and which we refer to as the “fundamental change early settlement date,” (iii) the applicable fundamental change early settlement rate and (iv) the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the fundamental change early settlement right, you must deliver to the purchase contract agent, no later than 4:00 p.m., New York City time, on the third business day immediately preceding the fundamental change early settlement date, the certificate evidencing your Corporate Units or Treasury Units if they are held in certificated form, duly endorsed for transfer to us in blank with the form of “Election to Settle Early” on the reverse side of such certificate duly completed, and accompanied by payment to us in immediately available funds of an amount equal to the stated amount of $50 times the number of purchase contracts being settled.

So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement upon a fundamental change will also be governed by standing arrangements between the depositary and the purchase contract agent.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity (other than in connection with a consolidation, merger or other transaction described in clause (2) below, in which case clause (2) shall apply); or

(2) we are involved in a consolidation with or merger into any other person, or any merger of another person into us, or any other transaction or series of related transactions (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock), in each case in which 90% or more of our common stock is exchanged for or converted into securities, cash or other property, 10% or more of which consists of securities, cash or other property that is not (or will not be immediately upon the effectiveness of such consolidation, merger or transaction) common stock listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; or

(3) our common stock ceases to be listed or quoted on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (other than in connection with a consolidation, merger or other transaction described in clause (2) above, in which case clause (2) shall apply); or

(4) our shareholders vote for our liquidation, dissolution or termination.

The “fundamental change early settlement rate” will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•	in the case of a fundamental change described in clause (2) above in which the holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock;

•	otherwise, the stock price shall be the average of the closing prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of the fundamental change.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the fixed settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the fixed settlement rate as so adjusted. The number of shares in the table below will be adjusted in the same manner as the fixed settlement rates as set forth under “— Anti-Dilution Adjustments.”

The following table sets forth the fundamental change settlement rate per $50 stated amount of Equity Units based on various hypothetical stock prices and effective dates:

	Effective date
Stock price	May 18, 2009	June 15, 2010	June 15, 2011	June 15, 2012

$6.00	4.6630	4.4096	4.0819	3.5714
$9.00	4.0918	3.9545	3.8013	3.5714
$12.00	3.7402	3.6433	3.5423	3.5714
$14.00	3.5840	3.4981	3.4006	3.5714
$15.00	3.5229	3.4409	3.3429	3.3333
$16.00	3.4709	3.3922	3.2939	3.1250
$16.80	3.4348	3.3587	3.2606	2.9762
$18.00	3.3884	3.3162	3.2193	2.9762
$20.00	3.3276	3.2617	3.1696	2.9762
$22.50	3.2728	3.2145	3.1310	2.9762
$25.00	3.2337	3.1825	3.1080	2.9762
$30.00	3.1834	3.1435	3.0834	2.9762
$35.00	3.1527	3.1205	3.0692	2.9762
$40.00	3.1317	3.1044	3.0584	2.9762
$50.00	3.1031	3.0811	3.0420	2.9762
$60.00	3.0830	3.0640	3.0302	2.9762
$75.00	3.0611	3.0452	3.0180	2.9762
$100.00	3.0367	3.0250	3.0057	2.9762

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $100.00 per share (subject to adjustment in the same manner as the stock prices set forth in the first column of the table above), the fundamental change early settlement rate will be the minimum settlement rate; or

•	if the stock price is less than $6.00 per share (subject to adjustment in the same manner as the stock prices set forth in the first column of the table above), which we refer to as the “minimum stock price,” the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two dates on the table.

The maximum number of shares of our common stock deliverable under a purchase contract is 4.6630, subject to adjustment in the same manner as each fixed settlement rate as set forth under “— Anti-Dilution Adjustments.”

If you exercise the fundamental change early settlement right, we will (or will cause the collateral agent to) deliver to you on the fundamental change early settlement date:

•	the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the fundamental change at the fundamental change early settlement rate;

•	accrued and unpaid contract adjustment payments (including any deferred contract adjustment payments and compounded contract adjustment payments thereon) to, but excluding, the fundamental change early settlement date; and

•	the notes, the applicable ownership interest in the Treasury portfolio or the qualifying Treasury securities, as the case may be, related to your Corporate or Treasury Units, free and clear of our security interest.

If the fundamental change causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) and you exercise the fundamental change early settlement right, we will deliver to you on the fundamental change early settlement date consideration in the types and amounts as is proportional to the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

If you do not elect to exercise your fundamental change early settlement right, your Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the purchase contract settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to (i) have in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (ii) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a fundamental change (it being understood that if there is a material business transaction or development with respect to us that has not yet been publicly disclosed, we will not be required to file such registration statement or provide such a prospectus, and the fundamental change early settlement right will not be available, until we have publicly disclosed such transaction or development or have determined that such transaction or development does not prevent us from filing a registration statement or providing a prospectus; provided that we will use commercially reasonable efforts to make such disclosure or such determination, as applicable, as soon as it is commercially reasonable to do so). In the event that a holder seeks to exercise its fundamental change early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder’s exercise of such right shall be void unless and until such a registration statement becomes effective, but such holder shall receive consideration calculated as described in this “— Early Settlement Upon a Fundamental Change” section when such registration statement becomes effective.

If the Treasury portfolio has replaced the notes that are components of the Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 800 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes). Otherwise, a holder of Corporate Units or Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 20 Corporate Units or 20 Treasury Units, as the case may be.

Contract Adjustment Payments

Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at a rate per year of 2.00% of the stated amount of $50 per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from the date of issuance of the purchase contracts and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2009, subject to our right to defer the payment of the contract adjustment payments as described below.

Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent at the close of business on the relevant record dates, which will be on the first day of the month (whether or not a business day) in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Equity Units. Subject to any applicable laws and regulations, each such payment will be made as described under “— Book-Entry System.”

If any date on which contract adjustment payments are to be made is not a business day, then payment will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date.

Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our Senior Indebtedness.

We may, at our option and upon prior written notice to the holders of the Equity Units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the Equity Units until no later than the purchase contract settlement date; provided, however, that in (x) an early settlement upon a fundamental change, we will pay deferred contract adjustment payments (including compounded contract adjustment payments thereon as described below) to, but excluding, the fundamental change early settlement date and (y) an early settlement, we will pay deferred contract adjustment payments (including compounded contract adjustment payments thereon as described below) to, but excluding, the quarterly payment date immediately preceding the early settlement date.

Deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 12.00% per year until paid, compounded quarterly, which is equal to the rate of total distributions on the Corporate Units (compounding on each succeeding payment date), to, but excluding, the payment date. We refer to additional contract adjustment payments that accrue on deferred contract adjustment payments as “compounded contract adjustment payments.” If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments (including compounded contract adjustment payments thereon) will also terminate.

If we exercise our option to defer the payment of contract adjustment payments, then, until the deferred contract adjustment payments (including compounded contract adjustment payments thereon) have been paid, we will not declare or pay any dividends or make any distributions on, or redeem, purchase or acquire or make a liquidation payment with respect to, any shares of our capital stock.

The restrictions listed above do not apply to:

•	any repurchase, redemption or other acquisition of shares of our capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors or (2) a dividend reinvestment or stockholder purchase plan;

•	any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock;

•	any exchange, redemption or conversion of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of, or payment of cash in lieu of, fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; and

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

Anti-Dilution Adjustments

Each fixed settlement rate will be adjusted, without duplication, if certain events occur:

(1) The issuance of our common stock as a dividend or distribution to all holders of our common stock, or a subdivision or combination of our common stock, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 =SR0 x (OS1 / OS0)

where,

SR0	=	the fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;
SR1	=	the fixed settlement rate in effect immediately after the close of business on such record date or such effective date, as the case may be;
OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or such effective date, as the case may be, in each case, prior to giving effect to such event; and
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such event.

(2) The issuance to all holders of our common stock of rights, options or warrants (other than pursuant to any dividend reinvestment or share purchase plans) entitling them for a period expiring 45 days or less from the date of issuance of such rights, options or warrants to purchase shares of our common stock at less than the current market price of our common stock as of the record date for such issuance, in which event each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 x (OS0+X) / (OS0+Y)

where,

SR0	=	the fixed settlement rate in effect immediately prior to the close of business on the record date for such issuance;
SR1	=	the fixed settlement rate in effect immediately after the close of business on such record date;
OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such issuance;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=	the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing price of our common stock over each of the ten consecutive trading days immediately preceding, but excluding, the announcement of the issuance of such rights, options or warrants.

However, each fixed settlement rate will be readjusted to the extent that any such rights, options or warrants are not exercised prior to their expiration.

(3) (a) The dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock), rights to acquire our capital stock or evidences of our indebtedness or our assets (excluding (i) any dividend, distribution or issuance covered by clause (1) or (2) above or clause (4) below and (ii) any spin-off to which the provisions in clause 3(b) below apply), in which event each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 x SP0 / (SP0 - FMV)

where,

SR0	=	the fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
SR1	=	the fixed settlement rate in effect immediately after the close of business on such record date;
SP0	=	the current market price of our common stock as of the record date for such dividend or distribution; and
FMV	=	the fair market value (as determined in good faith by our board of directors, whose good faith determination will be conclusive), on the record date for such dividend or distribution, of the shares of capital stock, rights to acquire capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock.

(b) However, if the transaction that gives rise to an adjustment pursuant to clause (3)(a) above is one pursuant to which the dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, listed or traded on a U.S. national or regional securities exchange, then each fixed settlement rate will instead be increased based on the following formula:

SR1 =SR0 x (FMV0 + MP0) / MP0

where,

SR0	=	the fixed settlement rate in effect immediately prior to the end of the valuation period (as defined below);
SR1	=	the fixed settlement rate in effect immediately after the end of the valuation period;
FMV0	=	the average of the closing price of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over each of the 10 consecutive trading days commencing on, and including, the third trading day immediately following the ex-dividend date for such dividend or distribution with respect to our common stock on the New York Stock Exchange or such other U.S. national or regional exchange or market that is at that time the principal exchange or market for our common stock (the “valuation period”); and
MP0	=	the average of the closing price of our common stock over the valuation period.

The adjustment to each fixed settlement rate under this clause 3(b) will occur on the last day of the valuation period; provided that if a holder elects to early settle the purchase contracts, or the purchase contract settlement date occurs, in either case, during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the date on which such holder elected its early settlement right, or the business day immediately preceding the purchase contract settlement date, as the case may be, in determining the applicable fixed settlement rates.

(4) We make a distribution consisting exclusively of cash to all holders of our common stock, excluding (a) any regular, quarterly cash dividend on our common stock to the extent that the amount per share of our common stock does not exceed $0.2075 in the then current fiscal quarter (the “dividend threshold amount”), (b) any cash that is distributed as part of a distribution referred to in clause (3) above, and (c) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries referred to in clause (5) below, in which event, each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 x SP0 / (SP0 - C)

where,

SR0	=	the fixed settlement rate in effect immediately prior to the close of business on the record date for such distribution;
SR1	=	the fixed settlement rate in effect immediately after the close of business on such record date;
SP0	=	the current market price as of the record date for such distribution; and
C	=	the excess of the amount in cash per share we distribute to holders of our common stock over the dividend threshold amount.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the fixed settlement rates are adjusted, but no adjustment will be made to the dividend threshold amount for any adjustment made to the fixed settlement rates pursuant to this clause (4). For the avoidance of doubt, the dividend threshold amount will be zero in the case of a cash dividend amount that is not a regular, quarterly dividend.

(5) We or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the average of the closing price of our common stock over the 10 consecutive trading days commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)

where,

SR0	=	the fixed settlement rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;
SR1	=	the fixed settlement rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;
FMV	=	the fair market value (as determined in good faith by our board of directors, whose good faith determination will be conclusive), at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”);
OS1	=	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares;
OS0	=	the number of shares of our common stock outstanding at the expiration time, including any purchased shares; and
SP1	=	the average of the closing price of our common stock over each of the 10 consecutive trading days commencing on, and including, the trading day immediately following the expiration date.

The adjustment to each fixed settlement rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that if a holder elects to early settle the purchase contracts, or the purchase contract settlement date occurs, in either case, during the 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the date on which such holder elected its early settlement right, or the business day immediately preceding the purchase contract settlement date, as the case may be, in determining the applicable fixed settlement rates.

The “current market price” per share of our common stock on any day means the average of the daily closing price of our common stock over each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex dividend date” with respect to the issuance or distribution requiring the computation.

For purposes of this section, the term “ex-dividend date,” when used with respect to any issuance or distribution, will mean the first date on which our common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

“Record date” means, for purposes of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

To the extent we have a rights plan in effect upon settlement of a purchase contract, you will receive in addition to our common stock the rights under the plan, unless prior to such settlement, the rights have separated from our common stock, in which case each fixed settlement rate for a purchase contract will be adjusted as if we distributed, to all holders of our common stock, evidences of indebtedness, shares of capital stock, securities, cash or other assets as described under clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of the rights.

In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Units or Treasury Units, as the case may be, become a contract to purchase such other securities, cash and property instead of our common stock. If any such reclassification, consolidation, merger, sale or transfer of assets or other transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), each purchase contract then outstanding would become a contract to purchase the amount of other securities, cash and/or property as is proportional to the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. Upon the occurrence of any such transaction, on the purchase contract settlement date, early settlement date or fundamental change early settlement date, as applicable, the settlement rate will be determined based on the securities, cash or property a holder of our common stock would have received when such transaction occurred.

If at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes (e.g., distributions out of our current or accumulated earnings and profits or distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the fixed settlement rate adjustment provisions of the purchase contract and pledge agreement, the settlement rate is increased, this increase will likely give rise to a taxable dividend to holders of Corporate Units or Treasury Units; certain other adjustments to the settlement rate may also give rise to a taxable dividend to holders of Corporate Units or Treasury Units, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Purchase Contracts — Adjustment to the Settlement Rate” in this prospectus supplement.

In addition, we may make increases in each fixed settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000 of a share. No adjustment to the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent in one or both of the fixed settlement rates. If any adjustment is not required to be made because it would not change one or both of the settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that effect shall be given to all anti-dilution adjustments no later than the close of business on the business day immediately preceding the first trading day in the 20 consecutive trading days during which the “applicable market value” is determined (or, if earlier, the close of business on the business day immediately preceding the date on which the fundamental change early settlement rate is determined).

We will be required, within ten business days following the adjustment to each fixed settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to each fixed settlement rate was determined and setting forth the revised settlement rate.

The fixed settlement rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock upon any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance (other than an issuance to all or substantially all of our common stockholders) of any shares of our common stock pursuant to any option, warrant, right or exercisable,

exchangeable or convertible security outstanding as of the date the Equity Units were first issued;

•	for a change in the par value of the common stock;

•	for accumulated and unpaid dividends, except as expressly set forth above;

•	upon the issuance of shares of our common stock or securities convertible into, or exercisable or exchangeable for, common stock, in public or private transactions, for consideration in cash or property, at any price we deem appropriate; or

•	the issuance of any shares of common stock upon the exercise or conversion of any right, warrant or option described in clause (2) above.

Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract. If any adjustment is made to the fixed settlement rates, an adjustment also will be made to the applicable market value solely to determine which of the clauses of the definition of settlement rate will be applicable on the purchase contract settlement date or any fundamental change early settlement date. In addition, if any adjustment to the fixed settlement rates becomes effective, or any ex-dividend date or record date for any issuance, dividend or distribution (relating to a required fixed settlement rate adjustment) occurs, during the period beginning on, and including, (i) the open of business on a first trading day of the 20 trading-day period during which the applicable market value is calculated or (ii) in the case of the optional early settlement, the relevant early settlement date and, in each case, ending on, and including, the date on which we deliver shares of our common stock under the related purchase contract, we will make appropriate adjustments to the fixed settlement rates and/or the number of shares of our common stock deliverable upon settlement of the purchase contract, in each case, consistent with the anti-dilution adjustments set forth above.

Each fixed settlement rate will not be adjusted under clauses (1) (but only with respect to stock dividends or distributions), (2), (3) and (4) above, if holders of the Corporate Units or Treasury Units participate, as a result of holding the Corporate Units or Treasury Units and at the same time as holders of our common stock, without having to settle the purchase contracts forming a part of their Corporate Units or Treasury Units as if they held, per purchase contract, a number of shares of our common stock equal to the maximum settlement rate.

Termination

The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the Corporate Units and Treasury Units under the purchase contracts, including the right and obligation to purchase shares of common stock and the right to receive accrued and unpaid (including deferred) and future contract adjustment payments, will immediately and automatically terminate, without any further action, upon the occurrence of a bankruptcy, insolvency or reorganization under the U.S. Bankruptcy Code of us (and not, for the avoidance of doubt, our subsidiaries). In the event of such a termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization under the U.S. Bankruptcy Code, holders of the purchase contracts will not have a claim in bankruptcy under the purchase contract with respect to our issuance of shares of common stock or the right to receive contract adjustment payments.

Upon any termination, the collateral agent will release the aggregate principal amount of notes underlying the applicable ownership interests in notes, the Treasury portfolio or the qualifying Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the applicable ownership interests in the Treasury portfolio or the qualifying Treasury securities, to the purchase contract agent’s disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount or interest, as the case may be, at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted.

Pledged Securities and the Purchase Contract and Pledge Agreement

The pledged securities will be pledged to us through the collateral agent, for our benefit, pursuant to the purchase contract and pledge agreement to secure the obligations of holders of Corporate Units and Treasury Units to purchase shares of common stock under the related purchase contracts. The rights of holders of Corporate Units and Treasury Units to the related pledged securities will be subject to our security interest created by the purchase contract and pledge agreement.

No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:

•	to substitute qualifying Treasury securities for the related notes or the applicable ownership interests in the Treasury portfolio, as the case may be, as provided for under “Description of the Equity Units — Creating Treasury Units;”

•	to substitute notes or the applicable ownership interests in the Treasury portfolio, as the case may be, for the related qualifying Treasury securities, as provided for under “Description of the Equity Units — Recreating Corporate Units;” or

•	upon the termination, cash settlement or early settlement of the related purchase contracts.

Subject to the security interest and the terms of the purchase contract and pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the notes that are components of the Corporate Units, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights of the related notes, including voting and redemption rights. Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the notes that are components of the Corporate Units, will retain beneficial ownership of the related qualifying Treasury securities or the applicable ownership interests in the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

Except as described in “Certain Provisions of the Purchase Contract and Pledge Agreement — General,” the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry System

The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act initially as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units or the Treasury Units so long as the Corporate Units or the Treasury Units are represented by global security certificates.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange and the Financial Industry Regulatory Authority. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

We will issue the Corporate Units and Treasury Units in definitive certificated form:

•	if the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice;

•	if the depositary ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered; or

•	at the request of any holder of notes underlying Corporate Units if an event of default has occurred and is continuing with respect to such notes.

Any global Corporate Unit or Treasury Unit, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for Corporate Unit or Treasury Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units or Treasury Units represented by these certificates for all purposes under the Corporate Units or Treasury Units and the purchase contract and pledge agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the Corporate Units or Treasury Units represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of Corporate Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates for any purpose under the Corporate Units or Treasury Units or the purchase contract and pledge agreement.

All payments on the Corporate Units or Treasury Units represented by the global security certificates and all transfers and deliveries of related notes, Treasury portfolio, qualifying Treasury securities and shares of common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of ours or of the purchase contract agent will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

CERTAIN PROVISIONS OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT

This section summarizes some of the other terms of the purchase contract and pledge agreement. This summary is not complete and should be read together with the purchase contract and pledge agreement, a form of which has been or will be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer to Great Plains Energy Incorporated and, unless otherwise expressly stated or the context otherwise requires, not any of our subsidiaries.

General

Except as described in “Description of the Purchase Contracts — Book-Entry System,” payments on the Equity Units will be made, purchase contracts (and documents relating to the Corporate Units, Treasury Units and purchase contracts) will be settled, and transfers of the Corporate Units and Treasury Units will be registrable, at the office of the purchase contract agent in The Borough of Manhattan, The City of New York. In addition, if the Corporate Units and Treasury Units do not remain in book-entry form, payment on the Equity Units may be made, at our option, by check mailed to the address of the holder entitled to payment as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

Shares of common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code, see “Description of the Purchase Contracts — Termination”) at the office of the purchase contract agent upon presentation and surrender of the applicable certificate evidencing the Corporate Units or Treasury Units.

If you fail to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of common stock issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for your benefit until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and if a holder fails to present and surrender the certificate evidencing the holder’s Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented or the holder provides the evidence and indemnity described above.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

We currently intend to use the proceeds from the settlement of the purchase contracts to repay debt as soon as practicable following such settlement, and we have agreed not to use such proceeds to repurchase shares of our common stock.

Modification

The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, to modify the purchase contract and pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to our obligations;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary;

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements;

•	to make provision with respect to the rights of holders pursuant to adjustments in the fixed settlement rates or the type of consideration deliverable upon settlement of the purchase contracts due to certain consolidations, mergers or other reorganization events; and

•	to cure any ambiguity, to correct or supplement any provisions that may be inconsistent or to make any other provisions with respect to such matters or questions; provided that any such action described in this bullet shall not adversely affect the interest of the holders.

For purposes of the immediately preceding bullet, any amendment made solely to conform the provisions of the purchase contract and pledge agreement to this prospectus supplement will be deemed not to adversely affect the interests of holders.

The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding to modify the terms of the purchase contracts or the purchase contract and pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification:

•	subject to our right to defer contract adjustment payments, change any payment date;

•	change the amount or type of collateral required to be pledged to secure a holder’s obligation under the purchase contract and pledge agreement (other than a substitution of notes, qualifying Treasury securities, or the Treasury portfolio, as described in this prospectus supplement);

•	impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder’s rights in or to the pledged securities;

•	reduce any contract adjustment payments or any deferred contract adjustment payments (including compounded contract adjustment payments) or change the place where, or the coin or currency in which, any contract adjustment payment is payable;

•	impair the right to institute suit for the enforcement of the purchase contract or payment of any contract adjustment payments;

•	reduce the number of shares of common stock purchasable under the purchase contract, increase the price to purchase shares of common stock upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or fundamental change early settlement or otherwise adversely affect the holder’s rights under the purchase contract and pledge agreement or remarketing agreement; or

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract and pledge agreement.

If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No Consent to Assumption

Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract and pledge agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract and pledge agreement that we will not merge with or into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1)(a) we will be the surviving entity or (b) the successor entity will be a corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and that entity expressly assumes our obligations under the purchase contracts, the purchase contract and pledge agreement and the remarketing agreement (if we have executed a remarketing agreement on or prior to the time of the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance) and (2) we are not or, if we will not be the surviving entity, the successor corporation is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract and pledge agreement, the Corporate Units or Treasury Units and the remarketing agreement or in material default in the performance of any other covenants under these agreements.

Title

We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

In the event that physical certificates have been issued, any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that have been destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, security and/or an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Corporate Units or Treasury Units evidenced by the certificate before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the purchase contract settlement date (or after early settlement or fundamental change early settlement) or after the purchase contracts have terminated. The purchase contract and pledge agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following the purchase contract settlement date, early settlement date or fundamental change early settlement, the purchase contract agent, upon delivery of the evidence and security or indemnity described above, will (i) deliver the shares of common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate and (ii) if a fundamental change early settlement or an early settlement occurs or if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

The purchase contract and pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

The Bank of New York Mellon Trust Company, N.A. will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract and pledge agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract and pledge agreement.

The purchase contract and pledge agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract and pledge agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

As of March 31, 2009, The Bank of New York Mellon Trust Company, N.A. and its affiliates were the trustees for $100.0 million of our unsecured debt and $1,378.7 million of secured and unsecured debt (including Environmental Improvement Revenue Refunding debt issued by certain governmental entities) of KCP&L, one of our subsidiaries, under several separate indentures. In addition, an affiliate of The Bank of New York Mellon Trust Company, N.A. is one of the lenders under separate credit agreements with us, KCP&L and one of our other subsidiaries and is the trustee under a KCP&L nuclear decommissioning fund trust. Affiliates of The Bank of New York Mellon Trust Company, N.A. also perform other services for, and transact other banking business with our affiliates and us in the normal course and may do so in the future. For additional information, see “Description of the Notes — About the Trustee.”

Information Concerning the Collateral Agent

The Bank of New York Mellon Trust Company, N.A. will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units or Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

The purchase contract and pledge agreement will contain provisions limiting the liability of the collateral agent. The purchase contract and pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Because The Bank of New York Mellon Trust Company, N.A. is serving as both the collateral agent and the purchase contract agent, if an event of default occurs under the indenture or a collateral event of default occurs under the purchase contract and pledge agreement, The Bank of New York Mellon Trust Company, N.A. will resign as the collateral agent, but remain as the purchase contract agent. We will then select a new collateral agent in accordance with the terms of the purchase contract and pledge agreement.

Miscellaneous

The purchase contract and pledge agreement will provide that we will pay all fees and expenses, other than underwriters’ expenses (including counsel), related to the offering of the Corporate Units, the retention of the collateral agent, the purchase contract agent, the custodial agent and the securities intermediary. However, should you elect to substitute the related pledged securities, create Treasury Units or recreate Corporate Units, you shall be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we shall not be responsible for any of those fees or expenses.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the notes set forth in the accompanying prospectus, to which we refer you. This summary is not complete and should be read together with the subordinated indenture between us and The Bank of New York Mellon Trust Company, N.A. (the “trustee”) and the supplemental indenture establishing the terms of the notes, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. In this summary, we refer to the subordinated indenture between us and the trustee and the supplemental indenture establishing the terms of the notes, collectively, as the indenture. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer to Great Plains Energy Incorporated and, unless otherwise expressly stated or the context otherwise requires, not any of our subsidiaries.

General

The notes will be issued under a subordinated indenture between us and the trustee as amended and supplemented by a supplemental indenture between us and the trustee (as so amended and supplemented, the “indenture”). The notes will be issued in one series initially due June 15, 2042.

The notes will be issued in an aggregate principal amount of $250,000,000. If the underwriters exercise their over-allotment option to purchase additional Corporate Units in full, up to an additional $37,500,000 aggregate principal amount of the notes will be issued. In addition, without the consent of the holders, we can from time to time issue additional notes in an aggregate principal amount determined by us.

The trustee will initially be the security registrar and the paying agent for the notes. Notes forming a part of the Corporate Units will be issued in fully registered certificated form, without coupons, and will be in denominations of $1,000 and integral multiples of $1,000.

The notes may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with any registration of transfer or exchange of the notes, at the office described below. Payments on notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the notes will be registrable and notes will be exchangeable for notes of a like aggregate principal amount in denominations of $1,000 and integral multiples of $1,000, at the office or agency maintained by us for this purpose in The City of New York, provided that payment of interest may be made at our option by check mailed to the holder or by wire transfer to the holder. We have initially designated the corporate trust office of the trustee as that office for purposes of registering transfers and exchange of the notes.

The notes will not be subject to a sinking fund provision. Unless a special event redemption occurs prior to June 15, 2012, the entire principal amount of the notes will mature and initially become due and payable, together with any accrued and unpaid interest thereon (other than deferred interest payments and compounded interest thereon which will be due and payable at the end of the deferral period as described below under “— Option to Defer Interest Payments”), on June 15, 2042. In connection with a remarketing of the notes, we may elect to change the maturity date to a date on or after June 15, 2014 and earlier than June 15, 2042. As described below under “— Put Right Following a Failed Final Remarketing,” holders of separate notes will have the right to require us to purchase their notes under certain circumstances.

Except as set forth under “— Put Right Following a Failed Final Remarketing,” and “— Dividend and Other Payment Stoppages During Interest Deferral and under Certain Other Circumstances,” the indenture will not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness or the redemption or repurchase of securities by us.

The indenture does not contain provisions that afford holders of the notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other debt or issue preferred stock.

Ranking

The notes will be our subordinated obligations. The notes are subordinated in right of payment to all “Senior Indebtedness” (as defined under “Description of the Debt Securities — Subordination” in the accompanying prospectus). We may issue additional series of subordinated notes that rank pari passu with the notes. In connection with a successful remarketing, we will change the ranking of the notes such that they rank equally with all of our existing and future unsecured and unsubordinated obligations.

As of March 31, 2009, we had $1,405.1 million of outstanding indebtedness (including guaranties of GMO indebtedness), all of which was our Senior Indebtedness.

We are a holding company that derives substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the notes will be effectively subordinated to debt at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. As of March 31, 2009, our subsidiaries had approximately $3,296.9 million of aggregate outstanding debt (including debt guaranteed by us).

Interest

Each note will bear interest from the issuance date at the rate of 10.00% per year to, but excluding, the reset effective date or, if no successful remarketing of the notes occurs, June 15, 2042. Interest will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2009, to the person in whose name the note is registered at the close of business on the first day of the month (whether or not a business day) in which the relevant interest payment date falls (unless otherwise specified) and, at maturity, to the person to whom principal is payable.

Following a successful remarketing of the notes, all of the notes will bear interest from the reset effective date at the reset rate to, but excluding, June 15, 2042 or, if we elect to make the notes mature at any time earlier than June 15, 2042 (but on or later than June 15, 2014), such earlier maturity date. The notes will be remarketed as fixed-rate notes and interest thereon will be paid on an annual basis, unless we elect to pay interest on a semi-annual basis. If a successful remarketing of the notes does not occur, the interest rate will not be reset and the notes will continue to bear interest at the initial interest rate, payable quarterly in arrears. From and including the reset effective date, interest on the notes will be payable annually on December 31 of each year, unless we elect to pay interest semi-annually on June 15 and December 15 of each year.

The amount of interest payable on the notes for any period will be computed (i) for any full quarterly, semi-annual or annual period on the basis of a 360-day year of twelve 30-day months and (ii) for any period shorter than a full quarterly, semi-annual or annual period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such originally scheduled date. However, if payment on the next business day causes the interest payable on such date to be paid in the next calendar year, then payment will be on the immediately preceding business day, in each case with the same force and effect as if made on that interest payment date.

Option to Defer Interest Payments

Prior to June 15, 2012, we may elect at one or more times to defer payment of interest on the notes for one or more consecutive interest periods; provided that each deferred interest payment may only be deferred until the earlier of (x) the third anniversary of the interest payment date on which the interest payment was originally scheduled to be paid and (y) June 15, 2014. For the avoidance of doubt, in all cases, including the event of a failed remarketing, we will have no right to defer the payment of interest on the notes beyond June 15, 2014.

Deferred interest on the notes will bear interest at the interest rate applicable to the notes, compounded on each interest payment date, subject to applicable law. As used in this prospectus supplement, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the next interest payment date on which we have paid all accrued and previously unpaid interest on the notes, (ii) the third anniversary of the interest payment date on which the interest payment was originally scheduled to be paid and (iii) June 15, 2014.

We will give the holders of the notes and the trustee written notice of our election to begin a deferral period at least one business day before the record date for the next interest payment date. However, our failure to pay interest on any interest payment date will itself constitute the commencement of a deferral period unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral. We may pay deferred interest (including compounded interest thereon) in cash on any scheduled interest payment date occurring on or prior to June 15, 2014.

In connection with any successful remarketing of the notes, all then-outstanding deferred interest (including compounded interest thereon) will be paid to the holders of the remarketed notes on the immediately following scheduled interest payment date from the proceeds of the successful remarketing. As of the reset effective date for any successful remarketing, solely with respect to notes that were not remarketed in such remarketing, all then-outstanding deferred interest (including compounded interest thereon) will be paid to the holders of such separate notes on the immediately following scheduled interest payment date, at our election, in cash or by issuing additional notes to the holders of such separate notes in principal amount equal to the amount of such deferred interest (including compounded interest thereon).

On a special event redemption date, all then-outstanding accrued and unpaid deferred interest (including compounded interest thereon) will be paid to the holders of Corporate Units and separate notes, at our election, in cash or by issuing additional notes to the holders of such Corporate Units and separate notes in principal amount equal to the amount of such deferred interest (including compounded interest thereon).

In the event that we pay any deferred interest on a note by issuance of additional notes, such additional notes will:

•	have a maturity date of June 15, 2014;

•	bear interest at an annual rate that is equal to the then market rate of interest for similar instruments (not to exceed 15.00%), as determined by a nationally-recognized investment banking firm selected by us;

•	be subordinate and junior in right of payment to all of our then existing and future Senior Indebtedness, and on parity with the notes (prior to the modification to the ranking of the notes in connection with any remarketing of the notes, as contemplated by this prospectus supplement); and

•	be redeemable at our option at any time at their principal amount plus accrued and unpaid interest thereon to the date of redemption.

If we have paid all deferred interest (including compounded interest thereon) on the notes, we can again defer interest payments on notes as described above. The indenture does not limit the number or frequency of interest deferral periods.

If we have not paid all such deferred amounts (including compounded interest thereon) in cash or by issuing additional notes as described above on or prior to the 30th day following the end of the deferral period or the special event redemption date, as applicable, we will be in default under the indenture. See “Description of Debt Securities — Events of Default” in the accompanying prospectus. We currently do not intend to exercise our option to defer interest on the notes.

Dividend and Other Payment Stoppages During Interest Deferral and under Certain Other Circumstances

We have agreed that until the earlier of (i) the purchase contract settlement date for the notes and (ii) the reset effective date, if:

•	an event of default has occurred and is continuing;

•	we have given notice of our election to defer interest payments but the related deferral period has not yet commenced;

•	a deferral period is continuing with respect to the notes; or

•	additional notes are outstanding,

then we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that upon our liquidation rank pari passu with, or junior to, the notes (as of their date of issuance and not taking into account any modifications to the terms of the notes in connection with a successful remarketing); or

•	make any guarantee payments regarding any guarantee by us of securities of any of our subsidiaries if the guarantee ranks pari passu with, or junior in interest to, the notes (as of their date of issuance and not taking into account any modifications to the terms of the notes in connection with a successful remarketing).

The restrictions listed above do not apply to:

•	purchases, redemptions or other acquisitions of shares of our capital stock in connection with:

•	any employment benefit plan or other compensatory contract or arrangement offered by us or any of our subsidiaries; or

•	a dividend reinvestment, stock purchase plan or other similar plan;

•	purchases or repurchases of shares of our capital stock pursuant to a contractually binding requirement to buy such capital stock existing prior to the commencement of the deferral period, including under a contractually binding stock repurchase plan;

•	the payment of any dividend during a deferral period within 60 days after the date of declaration thereof, if at the date of declaration no deferral period was in effect;

•	any exchange or conversion of any class or series of our capital stock (or any capital stock of any of our subsidiaries) for or to any class or series of our capital stock or of any class or series of our indebtedness for or to any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, equity securities or other property under any shareholders’ rights plan, or the redemption or repurchase of rights in accordance with any shareholders’ rights plan;

•	any dividend in the form of equity securities, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to such equity securities;

•	any payment of current interest or deferred interest on pari passu securities during a deferral period that is made pro rata to the amounts due on pari passu securities and the notes;

•	any payment of deferred interest or principal on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities; or

•	the repayment, repurchase or redemption of any security necessary to avoid a breach of the instrument governing the same.

Market Reset Rate

If the remarketing of the notes is successful and the rate is reset, the reset rate, which will be a fixed rate, will apply to all outstanding notes (other than any additional notes issued in connection with payment of deferred interest), whether or not the holders of all outstanding notes participated in such remarketing, and will become effective on the applicable reset effective date. The interest rate on the notes will be the reset rate determined by the remarketing agent, in consultation with us, as described under “Description of the Purchase Contracts — Remarketing — Early Remarketing” and “Description of the Purchase Contracts — Remarketing — Final Remarketing.” For the avoidance of doubt, the reset rate on the remarketed notes may not be a contingent or floating rate.

From and including the reset effective date, interest on the notes will be payable annually on December 31 of each year, unless we elect to pay interest semi-annually on June 15 and December 15 of each year.

If a successful remarketing of the notes does not occur, the interest rate will not be reset and the notes will continue to bear interest at the initial interest rate, payable quarterly in arrears.

Optional Redemption — Special Event

If a “special event,” as defined below, occurs and is continuing, prior to the earlier of (1) the date of a successful remarketing or (2) the purchase contract settlement date, we may redeem, at our option on any interest payment date, the notes in whole, but not in part, at a price equal to, for each note, the “redemption amount,” as defined below, plus accrued and unpaid interest thereon (provided that the portion of such amount consisting of accrued and unpaid interest will be paid to the record holder of such note on the immediately preceding record date), which we refer to collectively as the “redemption price,” to the date of redemption, which we refer to as the “special event redemption date.” The redemption price payable in respect of all notes included in Corporate Units will be distributed to the collateral agent, which in turn will apply such redemption price to purchase the “special event Treasury portfolio” (as defined below) on behalf of the holders of the Corporate Units and remit the remaining portion (net of fees and expenses, if any), if any, of such redemption price to the purchase contract agent for payment to the holders of the Corporate Units. Thereafter, the applicable ownership interests in the special event Treasury portfolio will be substituted for the applicable ownership interests in notes and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligations to purchase our shares of common stock under the related purchase contract. Any then-outstanding accrued and unpaid deferred interest (including compounded interest thereon) on the notes will not be included in such redemption price and will be paid to the holders of the Corporate Units and separate notes, as applicable, on the special event redemption date, at our election, in cash or by issuing additional notes to the holders of such Corporate Units and separate notes in principal amount equal to the amount of such deferred interest (including compounded interest thereon). Such additional notes will have terms as described under “Description of the Notes — Option to Defer Interest Payments.” Holders of separate notes will directly receive the redemption price and any cash or additional notes that may be issued in payment of any outstanding deferred interest.

“Special event” means either a tax event or an accounting event, each as defined below.

“Tax event” means the receipt by us of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of notes, there is more than an insubstantial increase in the risk that interest payable by us on the notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes.

“Accounting event” means the receipt by the audit committee of our board of directors of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50 — Reports on the Application of Accounting Principles,” from our independent registered public accounting firm, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the notes, we must either (a) account for the purchase contracts as derivatives under Statement of Financial Accounting Standards (“SFAS”) No. 133 (or otherwise mark-to-market or measure the fair value of all or any portion of the purchase contract with changes appearing in our income statement) or (b) account for the Equity Units using the if-converted method under SFAS No. 128, and that such accounting treatment will cease to apply upon redemption of the notes.

“Redemption amount” means, for each note, the product of the principal amount of such note and a fraction, the numerator of which is the Special event Treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below; provided that in no event shall the redemption amount for any note be less than the principal amount of such note.

“Special event Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent (as defined below) on the third business day immediately preceding the special event redemption date for the purchase of the special event Treasury portfolio for settlement on the special event redemption date ; provided that if the special event Treasury portfolio is comprised solely of cash, as described below, the special event Treasury portfolio purchase price will be the aggregate amount of cash comprising the special event Treasury portfolio.

“Applicable principal amount” means the aggregate principal amount of the notes that underlie the Corporate Units on the special event redemption date.

“Special event Treasury portfolio” means a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature (i) on or prior to June 15, 2012 in an aggregate amount at maturity equal to the applicable principal amount of notes included in the Corporate Units and (ii) with respect to each scheduled interest payment date on the notes that occurs after the special event redemption date to, and including the purchase contract settlement date, on or prior to each such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would be due on the applicable principal amount of the notes on such date. Notwithstanding the foregoing, if on the date the quotation agent is to determine the special event Treasury portfolio Price, U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a special event Treasury portfolio have a yield that is less than zero, then “special event Treasury portfolio” shall mean (i) cash in an aggregate amount at maturity equal to the applicable principal amount of notes included in the Corporate Units; and (ii) with respect to each scheduled interest payment date on the notes that occurs after the special event redemption date to, and including the purchase contract settlement date, cash in an aggregate amount at maturity equal to the aggregate interest payment (assuming no remarketing and no reset of the interest rate) that would be due on the applicable principal amount of notes included in the Corporate Units on such date.

“Quotation agent” means any primary U.S. government securities dealer selected by us.

If we redeem the notes at any time upon the occurrence of a special event, we intend to do so only to the extent that during the 180 days prior to the date of that redemption we have received proceeds from the sale to third party purchasers, other than one of our subsidiaries, of securities that are as or more equity-like than the Equity Units at the time of such redemption.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a special event Treasury portfolio have a yield that is less than zero, then the cash received upon redemption (and not the U.S. Treasury securities) of the notes will instead be substituted for the applicable ownership in the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation to purchase our common stock under the purchase contracts as described under “Description of the Equity Units — Corporate Units.” If the provisions set forth in the immediately preceding sentence apply, references in this prospectus supplement to “U.S. Treasury securities” and “U.S. Treasury securities (or principal or interest strips thereof)” will, thereafter, be deemed to be references to the applicable amount of cash determined as described above.

Redemption at Our Option

The notes will be redeemable at our option, in whole or in part, on a date (the “earliest redemption date”) not earlier than June 15, 2014, which we refer to as our “optional redemption right.” The redemption price with respect to this optional redemption will be the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date. In connection with a successful remarketing, we may add to, modify or remove altogether our optional redemption right; provided that there will be at least two years between the purchase contract settlement date and any optional redemption date; and provided further that the redemption price will always be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In the event of a failed final remarketing, the notes provide that under certain circumstances we will apply the principal amount of the notes against your obligations under the purchase contracts. This remedy has the effect similar to an automatic redemption of the notes, but we do not have to give you prior notice or follow any of the other redemption procedures outlined in this section.

Redemption Procedures

We may not redeem the notes, either in connection with an optional redemption right or a special event, if they have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding notes for all interest periods terminating on or prior to the redemption date.

We will mail a notice of redemption to holders of the notes not less than 30 days, nor more than 60 days, before the date fixed for redemption.

If (i) we give an irrevocable notice of redemption of the notes and (ii) we have paid or delivered to the trustee a sufficient amount of cash or additional notes, as applicable, in connection with the related redemption or maturity of the notes, then, on the redemption date, such trustee will irrevocably deposit with DTC funds or additional notes sufficient to satisfy any amount owed for the notes being redeemed. See “— Book-Entry System.” We will also give DTC irrevocable instructions and authority to pay or deliver any amount owed in connection with a redemption in immediately available funds or additional notes, as applicable, to the holders of beneficial interests in the global security certificates representing such notes. Distributions of interest to be paid on or before the redemption date for any notes called for redemption will be payable to the holders on the record dates for the related dates of distribution.

Once notice of redemption is given and funds or additional notes, as applicable, are irrevocably deposited, interest on the notes will cease to accrue immediately prior to the close of business on the redemption date and all rights of the holders of such notes will cease, except for the right to receive any amount owed in connection with a redemption (but without interest on such amount).

If any redemption date is not a business day, then any amount owed in connection with a redemption will be payable or deliverable on the next business day (and without any interest or other payment in respect of any such delay). However, if payment or delivery on the next business day causes such payment or delivery of the redemption price to be in the next calendar year, then payment or delivery will be on the immediately preceding business day, in each case with the same force and effect as if made on that payment date.

If payment or delivery of any amount owed in connection with a redemption of the notes is improperly withheld or refused and not paid or delivered, then interest on such notes will continue to accrue at the applicable interest rate then borne by such notes from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating any amount owed in connection with a redemption.

In connection with an optional redemption under “— Redemption at Our Option” above, if we decide to redeem fewer than all of the notes outstanding, the trustee will select the notes to be redeemed by lot, pro rata or by another method the trustee considers fair and appropriate.

Modification of the Terms of the Notes in Connection with a Successful Remarketing

In connection with a successful remarketing of the notes, without the consent of any of the holders of the notes, in consultation with the remarketing agent, we may (but will not be required to) make any of the following elections:

•	change the stated maturity of the notes to any date on or after June 15, 2014 and earlier than June 15, 2042; and

•	add to, modify or remove altogether our optional redemption right to redeem the notes; provided that there will be at least two years between the purchase contract settlement date and any optional redemption date; provided further that the redemption price will always equal the principal amount of the note redeemed plus any accrued and unpaid interest thereon (including any accrued and unpaid deferred interest and compounded interest thereon) to, but excluding, the redemption date.

In addition, in connection with a successful remarketing of the notes, without the consent of any of the holders of the notes, we will change the ranking of the notes such that they rank equally with all of our existing and future unsecured and unsubordinated obligations, and we will remove the interest deferral provisions of the notes.

Any such elections shall be made by irrevocable notice to the trustee, who will notify the holders of the Corporate Units and separate notes at least 16 business days prior to the first of the three sequential remarketing dates of any three business day remarketing period. Any such elections will be effective on the reset effective date and will apply to all of the notes, regardless of whether the notes were included in the successful remarketing.

Remarketing

Each of the notes that are components of Corporate Units will be included in any remarketing during the period for early remarketing described under “Description of the Purchase Contracts — Remarketing — Early Remarketing” and, if all such remarketings are unsuccessful and a special event redemption date has not occurred, the final three-business day remarketing period described under “Description of the Purchase Contracts — Remarketing — Final Remarketing”; provided that holders of notes that are components of Corporate Units that (i) choose to settle their purchase contracts with cash, (ii) notify the purchase contract agent of such election not later than the seventh business day preceding the purchase contract settlement date and (iii) pay the purchase price for such purchase contracts to the securities intermediary by 11:00 a.m., New York City time, on the sixth business day preceding the purchase contract settlement date, will not have their notes that are components of the Corporate Units included in the remarketing during the final three-business day remarketing period.

Holders of separate notes also may have their separate notes remarketed in the same manner and at the same price as notes that are components of Corporate Units by either (i) recreating Corporate Units from their Treasury Units at any time prior to the first day of the restricted period described under “Description of the Equity Units — Creating Treasury Units” or (ii) delivering their notes along with a notice of election to participate in a remarketing to the custodial agent at or prior to 4:00 p.m., New York City time, by the second business day, but no earlier than the fifth business day, immediately preceding the first of the three sequential remarketing dates of any three-business day remarketing period. By delivering such notice, holders will elect to have their notes remarketed in all three remarketing attempts during the applicable three-business day remarketing period, whether such three-business day remarketing period occurs during the period for early remarketing or during the final three-business day remarketing period. The custodial agent will hold the separate notes delivered to it in an account separate from the collateral account in which the pledged securities will be held. Holders of separate notes electing to have their notes remarketed also will have the right to withdraw the election by notifying the custodial agent on or prior to 4:00 p.m., New York City time, by the second business day immediately preceding the first of the three sequential remarketing dates of the applicable three-business day remarketing period. If there is a successful remarketing during the applicable three-business day remarketing period, the custodial agent will deliver, on the reset effective date, the proceeds of the sale of such separate notes to the holder who elected to have such notes remarketed. If all three remarketing attempts during the applicable three-business day remarketing period are unsuccessful, the collateral agent will return the separate notes delivered to it to their holders and, except with respect to a failed remarketing during the final three-business day remarketing period, these holders may elect to have their notes included in the remarketings during each subsequent three business day remarketing period by redelivering their notes and notice of election in the manner described in this paragraph.

In the event that all three remarketing attempts during the final three-business day remarketing period are unsuccessful, all holders of notes will have the put rights with respect to their notes described under “— Put Right Following a Failed Final Remarketing.”

Put Right Following a Failed Final Remarketing

If the notes have not been successfully remarketed prior to the purchase contract settlement date, all note holders will have the right to put their notes to us on the purchase contract settlement date, at a price equal to $1,000 per note ($50 per applicable ownership interest), plus accrued and unpaid interest thereon (including all accrued and unpaid deferred interest, if any, and compounded interest thereon) to, but excluding, the purchase contract settlement date. The put rights of holders of notes that are components of Corporate Units will be deemed automatically exercised as described under “Description of the Purchase Contracts — Remarketing — Final Remarketing” unless any such holder has settled the related purchase contracts with separate cash on or prior to the purchase contract settlement date. This deemed automatic exercise has an effect similar to an automatic redemption of these notes, but we do not have to give you prior notice or follow any of the other redemption procedures outlined under “— Redemption at Our Option” above. See “Description of the Purchase Contracts — Remarketing — Final Remarketing.” Holders of separate notes may exercise their put right by providing notice of such election to the trustee at or prior to 11:00 a.m., New York City time, on the second business day prior to the purchase contract settlement date.

Events of Default

In addition to the events of default described in the accompanying prospectus under “Description of Debt Securities — Events of Default,” (i) our failure to pay all deferred interest (including compounded interest thereon) in cash or (if permitted) by issuing additional notes on or prior to the 30th day following the end of the deferral period or the special event redemption date, as applicable, and (ii) our failure to pay the put price of any note following the exercise of the put right by any holder of notes on the purchase contract settlement date shall also constitute an “event of default” with respect to the notes.

Upon changing the ranking of the notes such that they rank equally with all of our existing and future unsecured and unsubordinated obligations, the “events of default” with respect to the notes will be modified to conform with our senior indenture in existence at such time.

Remedies if an Event of Default Occurs

All remedies available upon the occurrence of an event of default under the indenture will be subject to the restrictions described below under “— Subordination” for so long as they apply. For information regarding your rights and remedies if an event of default occurs, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Subordination

Holders of the notes should recognize that contractual provisions in the indenture may prohibit us from making payments on the notes. The notes are subordinate and junior in right of payment, to the extent and in the manner stated in the indenture and described in the accompanying prospectus under Description of Debt Securities — Subordination,” to all of our Senior Indebtedness, as defined in such section of the accompanying prospectus. The notes will also be effectively subordinated to all obligations of our subsidiaries.

This subordination will not prevent the occurrence of any event of default with respect to the notes. There is no limitation on the issuance of additional Senior Indebtedness in the indenture. As of March 31, 2009, we had $1,405.1 million of outstanding Senior Indebtedness (including guaranties of GMO indebtedness), and our subsidiaries had approximately $3,296.9 million of indebtedness (including debt guaranteed by us) outstanding.

Modification

In addition to the modification provisions described in the accompanying prospectus under “Description of Debt Securities — Modification,” without the consent of each holder of a note, no modification may:

•	modify the put right of holders of separate notes upon a failed remarketing; or

•	modify the reset rate or remarketing provisions of the notes, it being understood that the modification of the ranking provisions (along with the related modification of the covenants and the events of default), elimination of the interest deferral provisions, any reset of the interest rate or modification of the maturity date or redemption provisions of the notes in connection with a successful remarketing is permitted under the indenture and does not require any modification to the provisions of the indenture;

In addition, without the consent of any holder of a note, we and the trustee may amend the indenture to conform the provisions of the indenture to the “Description of the Equity Units,” “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contract and Pledge Agreement” and “Description of the Notes” sections in this prospectus supplement.

Defeasance and Discharge

After the purchase contract settlement date, if we deposit, in trust, with the trustee, money or U.S. government obligations that will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, and interest on, the notes on the dates payments are due, we may elect to (i) defease and be discharged, or (ii) be released, from our obligations with respect to the notes, in each case as, and subject to the conditions, described under “Description of Debt Securities — Defeasance” in the accompanying prospectus.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

About the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture and will be the principal paying agent and registrar for the notes. The Bank of New York Mellon Trust Company, N.A. will also act as purchase contract agent and collateral agent in connection with the Equity Units.

As of March 31, 2009, The Bank of New York Mellon Trust Company, N.A. and its affiliates were the trustees for $100.0 million of our unsecured debt and $1,378.7 million of secured and unsecured debt (including Environmental Improvement Revenue Refunding debt issued by certain governmental entities) of KCP&L, one of our subsidiaries, under several separate indentures. In addition, an affiliate of The Bank of New York Mellon Trust Company, N.A. is one of the lenders under separate credit agreements with us, KCP&L and another of our subsidiaries and is the trustee under a KCP&L nuclear decommissioning fund trust. Affiliates of The Bank of New York Mellon Trust Company, N.A. also perform other services for, and transact other banking business with our affiliates and us in the normal course and may do so in the future.

Under the indenture, the trustee is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and specified related matters. See “Certain Provisions of Purchase Contract and Pledge Agreement — Information Concerning the Collateral Agent” in this prospectus supplement and “Description of Debt Securities — Concerning the Trustee for Senior Debt Securities” in the accompanying prospectus.

Agreement by Purchasers of Certain Tax Treatment

Each note will provide that, by acceptance of the note or a beneficial interest therein, you intend that the note constitutes debt and you agree to treat it as debt for U.S. federal, state and local tax purposes in the manner described under “Material U.S. Federal Income Tax Considerations.”

Book-Entry System

Notes which are released from the pledge following substitution or settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee. For additional information concerning the depositary and its book-entry system, see “Description of the purchase contracts — Book-entry system.”

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

In the event that:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice;

•	the depositary at any time ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered; or

•	an event of default occurs and is continuing with respect to the notes at the request of the holder of such note,

certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates. In addition, as noted above, interests in global securities may be exchanged for notes in certificated form in connection with the recreation of Corporate Units.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of the Equity Units, the ownership interests in the notes, purchase contracts, the Treasury securities and the applicable ownership interest in the Treasury portfolio that are or may be the components of an Equity Unit, and shares of our common stock acquired under the purchase contract. This summary is included herein for general information purposes only and does not address all tax considerations that may be relevant to holders in light of their personal circumstances or that may be relevant to certain types of holders subject to special treatment under U.S. income tax laws (for example, financial institutions, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark-to-market method of accounting for their securities, U.S. Holders that have a functional currency other than the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax, investors in partnerships (or other entities characterized as partnerships for U.S. federal income tax purposes) or other pass-through entities that hold Equity Units, ownership interests in the notes, purchase contracts, the Treasury securities, the applicable ownership interest in the Treasury portfolio or shares of our common stock, or U.S. Holders who hold Equity Units, ownership interests in the notes, purchase contracts, the Treasury securities, the applicable ownership interest in the Treasury portfolio, or shares of our common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). Furthermore, this discussion does not address the tax consequences to Non-U.S. Holders that are engaged in the conduct of a trade or business within the United States, controlled foreign corporations, passive foreign investment companies or Non-U.S. Holders who own (actually or constructively) 10% or more of the total combined voting power of all classes of our stock. The discussion set forth below is limited to holders who purchase the Equity Units at the initial “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the Equity Units is sold for money) pursuant to this offering and who hold the Equity Units, ownership interests in the notes, purchase contracts, the Treasury securities, the applicable ownership interest in the Treasury portfolio, or shares of our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion does not address the effect of federal alternative minimum tax, gift or estate tax laws, or any state, local or foreign tax laws.

The discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations promulgated thereunder and administrative rulings and judicial decisions in effect as of the date hereof. Such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of Equity Units that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source; or

•	a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, the term Non-U.S. Holder means a beneficial owner of Equity Units (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership or a pass-through entity for U.S. federal income tax purposes) holds Equity Units, ownership interests in the notes, purchase contracts, the Treasury securities, the applicable ownership interest in the Treasury portfolio, or shares of our common stock acquired pursuant to the purchase contract, the tax treatment of a partner (or other equity holder of such entity) will generally depend upon the status of the person and the activities of the partnership (or such entity). Partnerships and other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes holding any of the above instruments, and partners or other equity holders in such entities, should consult their own tax advisors.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED TO BE, TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF EQUITY UNITS. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

Characterization of Equity Units for Tax Purposes

The IRS has issued a published ruling discussing certain aspects of instruments substantially similar to the Equity Units. In the ruling, the IRS concluded that the notes issued as part of units that contained the notes and the purchase contracts constituted separate economic interests from the purchase contracts and that such notes should be treated as debt for U.S. federal income tax purposes. We have not sought a ruling from the IRS. Therefore, there is no assurance that the IRS or a court will agree with the U.S. federal income tax consequences described herein in the context of this offering of Equity Units. The IRS could contend that the terms of the Equity Units differ in some respects from the units addressed by the IRS in the ruling or that, given recent market conditions, the standard set forth in the ruling with respect to the remarketing is not satisfied here. As a result, the Equity Units could be treated, not as consisting of debt and a forward contract, but as another type of financial instrument, such as a prepaid forward contract to purchase our common stock or as a separate class of our stock. If the IRS is successful in its assertion, the periodic payments on the notes that are made to Non-U.S. Holders could generally be subject to U.S. withholding tax at a rate of 30%, unless reduced by an applicable income tax treaty. Additionally, the timing and character of income and gain recognized by U.S. Holders under any such recharacterization may differ significantly from the treatment discussed herein.

We believe that, for U.S. federal income tax purposes, the notes and the purchase contracts should be treated as separate economic interests, and that the notes should be treated as debt instruments, and the purchase contracts should be treated as forward contracts. By purchasing the Equity Units, each holder agrees to treat the notes and the purchase contracts in the manner described above. Prospective investors should consult their own tax advisors regarding the likelihood and consequences of any recharacterization of the Equity Units by the IRS or a court.

Ownership of Interests in the Notes, Purchase Contracts, Treasury Securities, or the Applicable Ownership Interest in the Treasury Portfolio

We and, by acquiring Equity Units, each holder agrees to treat the ownership interests in the notes, purchase contracts, the Treasury securities, or the applicable ownership interest in the Treasury portfolio, constituting a part of the Equity Units as owned by such holder for U.S. federal income tax purposes, and the remainder of this summary assumes such treatment.

U.S. Holders

Allocation of the Purchase Price

A U.S. Holder’s acquisition of an Equity Unit will be treated as an acquisition of an ownership interest in a note and the purchase contract constituting the Equity Unit. The purchase price of each Equity Unit will be allocated between the ownership interest in a note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. Holder’s initial tax basis in the ownership interest in a note and the purchase contract. We have determined that 100% of the issue price of an Equity Unit is allocable to the ownership interest in a note and 0% is allocable to the purchase contract. Each U.S. Holder, by purchasing the Equity Units, will be deemed to have agreed to this allocation; however, this allocation is not binding on the IRS. The remainder of this discussion assumes that the above allocation of the purchase price of an Equity Unit will be respected for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of Equity Units

Upon the sale, exchange or other taxable disposition of an Equity Unit, a U.S. Holder will be treated as having disposed of the purchase contract and the ownership interest in the note, the Treasury securities or the applicable ownership interest in the Treasury portfolio, as the case may be, that constitute the Equity Unit. The proceeds realized on such disposition will be allocated between the purchase contract and the ownership interest in the note, the Treasury securities or the applicable ownership interest in the Treasury portfolio, in proportion to their respective fair market values at the time of disposition. A U.S. Holder generally will recognize gain or loss equal to the difference between (i) the portion of the proceeds allocable to each of the purchase contract and the ownership interest in the note, the Treasury securities or the applicable ownership interest in the Treasury portfolio, as the case may be, and (ii) such U.S. Holder’s adjusted tax basis in each of the purchase contract, the ownership interest in the note, the Treasury securities or the applicable ownership interest in the Treasury portfolio, as the case may be.

If the sale, exchange or other taxable disposition of an Equity Unit occurs when the purchase contract has a negative value, a U.S. Holder should be considered to have received additional consideration for the ownership interest in the note, the Treasury securities or the applicable ownership interest in the Treasury portfolio, as the case may be, in an amount equal to such negative value, and then to have paid such amount to be released from such U.S. Holder’s obligation under the purchase contract. U.S. Holders should consult their tax advisors regarding a disposition of Equity Units at a time when the purchase contract has negative value.

Any recognized gain or loss that is attributable to the purchase contract, the Treasury securities or the applicable ownership interest in the Treasury portfolio will be capital gain or loss, provided, however, that gain in respect of a Treasury security with a term of one year or less will be treated as ordinary income to the extent of any accrued “acquisition discount,” as discussed more fully below under “— The Treasury Portfolio— Interest Income, Original Issue Discount and Acquisition Discount.” Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the purchase contract or applicable Treasury security for more than one year at the time of the disposition. Under current U.S. federal income tax law (currently effective for tax years beginning before 2011), long-term capital gains of certain non-corporate U.S. Holders, including individuals, are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is limited.

The rules governing the determination of the character of gain or loss on the sale, exchange, or other taxable disposition of the notes, the Treasury securities or the applicable ownership interest in the Treasury portfolio are more fully described below under the relevant heading.

Taxation of the Notes

Interest Income and Original Issue Discount

We believe that, for U.S. federal income tax purposes, the notes should be treated as indebtedness and unless otherwise noted, the rest of this summary so assumes.

While the matter is not free from doubt, because of the manner in which the interest rate on the notes is reset, we intend to treat the notes as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in applicable Treasury regulations. By purchasing the Equity Units, each U.S. Holder will be deemed to have agreed to this treatment, and this discussion assumes that the notes will be so treated for U.S. federal income tax purposes.

Under the noncontingent bond method, a U.S. Holder will accrue original issue discount in respect of the notes on a constant yield to maturity basis based on the “comparable yield” of the notes (generally, the rate at which we would issue a fixed rate debt instrument with no interest reset feature but with terms and conditions otherwise similar to the notes). As discussed more fully below, the application of the noncontingent bond method to the notes will (i) require each U.S. Holder, regardless of its usual method of tax accounting, to use an accrual method of accounting to determine the amount of interest income that is recognized with respect to the notes, (ii) result in interest income being accrued by a U.S. Holder in excess of interest payments actually received for all accrual periods beginning before the earlier of the reset effective date and the purchase contract settlement date, and (iii) generally cause any gain recognized on the sale, exchange or other taxable disposition of notes before the determination of the reset rate to be treated as ordinary income rather than capital gain. See “— Sale, Exchange or Other Taxable Disposition of the Notes.”

We are required to provide the comparable yield and, solely for tax purposes, a projected payment schedule that must produce the comparable yield, to U.S. Holders of the notes. We have determined that the comparable yield for the notes is 11.00%, compounded quarterly through the reset date and, thereafter, annually. A copy of the projected payment schedule may be obtained by written request to the following address: Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106-2124, Attn: Treasurer. The comparable yield and projected payment schedule are supplied by us solely for determining U.S. Holders’ accrual of original issue discount and adjustments in respect of the notes in computing income under the noncontingent bond method for U.S. federal income tax purposes, and do not constitute a projection or representation as to the amounts that U.S. Holders of notes actually will receive. U.S. Holders generally will be bound by the comparable yield and projected payment schedule provided by us, unless our determinations are unreasonable. In the event that a U.S. Holder does not use such comparable yield and projected payment schedule to determine interest accruals, the U.S. Holder will be required to disclose this fact and reasons for it in a statement attached to the timely filed U.S. federal income tax return of the U.S. Holder for the taxable year that includes the date of acquisition of Equity Units, and to apply the rules described below using its own comparable yield and projected payment schedule.

Original issue discount that accrues on the notes generally will be included in gross income by a U.S. Holder as ordinary income, regardless of the U.S. Holder’s method of tax accounting. The amount of original issue discount accruing on a note for each accrual period is determined by multiplying the comparable yield of the note (adjusted for the length of the accrual period) by the note’s adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each Corporate Unit described above, the adjusted issue price of each note, per $1,000 of principal amount, at the beginning of each accrual period will be equal to $1,000, increased by any original issue discount previously accrued by the U.S. Holder on such note and decreased by projected payments received on such note (regardless of the actual amounts received). The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that the U.S. Holder holds the note.

If the amount of an actual payment on the notes differs from the projected payment set forth in the projected payment schedule, a U.S. Holder will be required to take into account the amount of such difference for the relevant taxable year either as a positive or negative adjustment. If the U.S. Holder has a net positive adjustment for a taxable year, the net positive adjustment will be treated as additional interest income. If the

U.S. Holder has a net negative adjustment for the taxable year, the net negative adjustment first will reduce the amount of interest in respect of the note that a U.S. Holder otherwise would be required to include in gross income for the taxable year, and then will give rise to an ordinary loss, but only to the extent that (i) the U.S. Holder’s total previous interest inclusions in respect of the note exceed (ii) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. Any remaining net negative adjustment for a taxable year will be carried forward to offset future interest income in respect of the note, or to reduce the amount realized on a sale, exchange or other taxable disposition of the note. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

U.S. Holders should consult their tax advisors regarding the time period over which such U.S. Holders should take into account any positive or negative adjustments that may arise if, after the determination of the reset rate, the remaining amounts of interest payable on the notes differ from the payments set forth on the projected payment schedule. U.S. Holders are also advised to consult their tax advisors as to the U.S. federal income tax consequences if we elect to defer interest payments on the notes.

Sale, Exchange or Other Taxable Disposition of the Notes

Upon the sale, exchange, or other taxable disposition of a note (including in connection with a remarketing of the note or a redemption of a note), a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the amount realized in the sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be equal to (i) the portion of the purchase price of the Corporate Units allocated to the ownership interest in the notes, (ii) increased by the amount of any interest (including original issue discount) included in gross income by such U.S. Holder with respect to the note and (iii) decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the note. As explained above, a net negative adjustment may be carried forward and can reduce the amount realized upon sale, exchange or other taxable disposition of a note in certain circumstances.

Gain recognized on the sale, exchange or other taxable disposition of a note before the determination of the reset rate will be treated as ordinary interest income. Loss realized on the sale, exchange or other taxable disposition of a note before the determination of the reset rate will be treated as ordinary loss to the extent of a U.S. Holder’s prior net income inclusions on the note. Any loss in excess of the U.S. Holder’s prior net income inclusions will be treated as capital loss.

The treatment of a U.S. Holder’s gain or loss recognized on the sale, exchange, or other taxable disposition of a note on or after the date on which the reset rate has been determined may vary depending on whether any interest payments are made within the six-month period following the determination of the reset rate. U.S. Holders of the notes should consult with their tax advisors regarding the treatment as capital or ordinary of any such gain or loss.

If a U.S. Holder does not participate in the remarketing, any reset of the interest rate, or change in the ranking, maturity or frequency of paying interest on the notes in connection with the remarketing should not cause the U.S. Holder to be treated as having sold, exchanged or otherwise disposed of the notes.

Taxation of the Purchase Contracts

Contract Adjustment Payments

There is no direct authority under current law that discusses the treatment of the contract adjustment payments, and their treatment is, therefore, uncertain. We intend to report the contract adjustment payments as ordinary taxable income to you. Accordingly, you should include the contract adjustment payments in income when received or accrued, in accordance with your regular method of tax accounting. The following discussion assumes that the contract adjustment payments are so treated for U.S. federal income tax purposes. However, other treatments are possible. In addition, if we exercise our right to defer contract adjustment payments, you may be required to continue to recognize income for U.S. federal income tax purposes in respect of the purchase contracts in advance of your receipt of any corresponding cash distributions.

Investors are urged to consult their tax advisors concerning the treatment, for U.S. federal income tax purposes, of the contract adjustment payments, including the possibility that any contract adjustment payment may be treated as a purchase price adjustment, rebate or payment analogous to option premium, rather than being included in gross income as paid or accrued, as well as the treatment of deferred contract adjustment payments, if any.

Early Settlement of a Purchase Contract

A U.S. Holder will not recognize gain or loss on the receipt of the U.S. Holder’s ownership interest in the notes, the Treasury securities or the Treasury portfolio upon early settlement of a purchase contract, and such holder’s tax basis in, and holding period for, the ownership interest in notes, the Treasury securities or the Treasury portfolio will not be affected by the early settlement.

Termination of a Purchase Contract

If a purchase contract terminates, a U.S. Holder will recognize a loss equal to such U.S. Holder’s adjusted tax basis, if any, in the purchase contract at the time of the termination. In general, the loss will be capital loss and will be long-term capital loss if the U.S. Holder held such purchase contract for more than one year at the time of such termination. The deductibility of capital losses is limited.

A U.S. Holder will not recognize gain or loss on the receipt of such U.S. Holder’s ownership interest in the notes, the Treasury securities or the Treasury portfolio upon termination of the purchase contract, and such U.S. Holder will have the same adjusted tax basis and holding period in the notes, the Treasury securities or the Treasury portfolio as before such termination.

Adjustment to the Settlement Rate

A U.S. Holder might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted (or fails to be adjusted) and, as a result of that adjustment (or failure to adjust), such U.S. Holder’s proportionate interest in our assets or earnings and profits is increased and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. Holder for certain taxable distributions with respect to our common stock. Thus, under certain circumstances, an adjustment to (or a failure to adjust) the settlement rate might give rise to a taxable dividend to a U.S. Holder even though such U.S. Holder would not receive any cash.

Acquisition and Taxation of the Common Stock

Acquisition of Common Stock

Generally, a U.S. Holder will not recognize gain or loss on the purchase of shares of our common stock under a purchase contract, except with respect to any cash paid to a U.S. Holder instead of a fractional share of our common stock, which should be treated as paid in exchange for such fractional share. A U.S. Holder’s aggregate initial tax basis in the shares of common stock received under a purchase contract should generally equal (i) the purchase price paid for such shares of common stock, (ii) increased by the properly allocable portion of such U.S. Holder’s adjusted tax basis in the purchase contract, if any, and (iii) decreased by the portion of such purchase price allocable to any fractional share. The holding period for shares of our common stock received under a purchase contract will commence on the day following the acquisition of such shares of common stock.

Distributions on Common Stock

A distribution on shares of our common stock will constitute a dividend to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and will be includible in income by a U.S. Holder when received. Any such dividend will be eligible for the dividends received deduction if the U.S. Holder is an otherwise qualifying corporate Holder that meets the holding period and other requirements for the dividends received deduction. For tax years beginning before 2011, certain non-corporate U.S. Holders, including individuals, who receive dividends are eligible for a reduced rate of taxation if certain holding period and other requirements are satisfied.

Sale, Exchange or Other Taxable Disposition of Common Stock

Upon a sale, exchange, or other taxable disposition of shares of our common stock, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between (i) the amount realized and (ii) such U.S. Holder’s adjusted tax basis in shares of our common stock (see “— Purchase Contracts — Acquisition of common stock under a Purchase Contract”). Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares for more than one year at the time of the disposition. Under current U.S. federal income tax law (currently effective for tax years beginning before 2011), long-term capital gains of certain non-corporate U.S. Holders, including individuals, are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is limited.

Taxation of the Treasury Portfolio

Interest Income, Original Issue Discount and Acquisition Discount

Following a special event redemption or a successful remarketing, if the Treasury portfolio contains interest-paying securities that are not Treasury strips, a U.S. holder will be required to recognize ordinary income to the extent of the U.S. holder’s pro rata portion of the interest paid with respect to such Treasury securities. In addition, each U.S. Holder will be required to treat a pro rata portion of each Treasury strip in the Treasury portfolio, if any, as a debt instrument that was originally issued on the date the collateral agent acquired the relevant Treasury strip and that has original issue discount (or, in the case of short-term Treasury securities, acquisition discount, each as defined below) equal to such holder’s pro rata portion of the excess, if any, of the amounts payable on such Treasury strip over such holder’s pro rata portion of the purchase price of the Treasury strip acquired on behalf of holders of Corporate Units. A U.S. Holder generally will be required to include such original issue discount in gross income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of the holder’s regular method of tax accounting. The actual cash payments on the Treasury strips, however, will not be taxable.

In the case of any Treasury security with a maturity of one year or less from the date of its issue (a “short-term Treasury security”), an accrual basis U.S. Holder generally will be required to include in gross income the excess of the amounts payable at maturity with respect to such Treasury security over such holder’s U.S. federal income tax basis in the short-term Treasury security (“acquisition discount”). Such acquisition discount will be accrued on a straight-line basis, unless such U.S. Holder elects to accrue the acquisition discount on a constant yield to maturity basis. A cash basis U.S. Holder generally will recognize the accrued acquisition discount as ordinary income only upon payment on the short-term Treasury securities or a sale, exchange or other taxable disposition of the related Equity Unit. A U.S. Holder that obtains the release of its applicable ownership interest in the Treasury portfolio and subsequently disposes of such interest will recognize ordinary income on such disposition to the extent of any gain realized on any short-term Treasury security that does not exceed an amount equal to the ratable share of the acquisition discount on such Treasury security not previously included in gross income.

Tax Basis of and Gain on the Applicable Ownership Interest in the Treasury Portfolio

A U.S. Holder’s initial tax basis in such holder’s applicable ownership interest in the Treasury portfolio will equal such U.S. Holder’s proportionate share of the amount paid by the collateral agent for the Treasury portfolio. A U.S. Holder’s adjusted tax basis in the applicable ownership interest in the Treasury portfolio will be increased by the amount of original issue discount or acquisition discount included in gross income with respect thereto, and decreased by the amount of cash received with respect to original issue discount or acquisition discount in the Treasury portfolio.

Upon the disposition or maturity of your pro rata portion of the Treasury securities in the Treasury portfolio, a U.S. Holder will recognize gain or loss on the difference between the amount realized and its adjusted tax basis in such Treasury securities. Such gain or loss will generally be capital gain or loss, except to the extent of any gain realized on the U.S. Holder’s interest in short-term U.S. Treasury securities that does not exceed an amount equal to the ratable share of the acquisition discount on such U.S. Treasury securities not previously included in income which will be treated as ordinary income.

Taxation of the Treasury Units

Substitution of Treasury Securities to Create Treasury Units

A U.S. Holder of Corporate Units who delivers Treasury securities to the collateral agent in substitution for notes or other pledged securities generally will not recognize gain or loss upon the delivery of such Treasury securities or the release of the notes or other pledged securities to such U.S. Holder. Rather, such U.S. Holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to the delivered Treasury securities and released notes or applicable ownership interests in the Treasury portfolio, and the holder’s adjusted tax basis in, and holding period for, the notes, the Treasury securities or the applicable ownership interests in the Treasury portfolio and the purchase contracts will not be affected by the delivery and release. U.S. Holders should consult their tax advisors regarding the tax consequences of purchasing, owning and disposing of the Treasury securities so delivered to the collateral agent.

Substitution of the Notes or the Applicable Ownership Interests in the Treasury Portfolio to Recreate Corporate Units

A U.S. Holder of Treasury Units who delivers notes or the applicable ownership interests in the Treasury portfolio to the collateral agent in substitution for pledged Treasury securities generally will not recognize gain or loss upon the delivery of such notes or the applicable ownership interests in the Treasury portfolio or the release of the pledged Treasury securities to such U.S. Holder. Rather, such U.S. Holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such released Treasury securities and such delivered notes or the applicable ownership interests in the Treasury portfolio. Such U.S. Holder’s adjusted tax basis in, and holding period for, the notes or the applicable ownership interests in the Treasury portfolio, the Treasury securities and the purchase contract will not be affected by such delivery and release. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the Treasury securities so delivered to the collateral agent.

Information Reporting and Backup Withholding

Unless a U.S. Holder is an exempt recipient (such as a corporation), payments under the Equity Units, ownership interests in the notes, purchase contracts, the Treasury securities, the applicable ownership interests in the Treasury portfolio, or shares of common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from the sale of the Equity Units, ownership interests in the notes, purchase contracts, the Treasury securities, the applicable ownership interests in the Treasury portfolio, or shares of common stock, may be subject to information reporting. In addition, such amounts may be subject to U.S. federal backup withholding, currently at a rate of 28%, if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Principal and Interest on the Notes, Treasury Securities, and the Applicable Ownership Interest in the Treasury Portfolio

Under the agreed-to characterization of the Equity Units as described above, no U.S. federal withholding tax will be imposed on any payment of principal or interest (including any original issue discount or acquisition discount) on the notes, the Treasury securities or applicable ownership interest in the Treasury portfolio, provided that the Non-U.S. Holder provides the payor with a properly executed IRS Form W-8BEN (or successor form). However, if the Equity Units were recharacterized as discussed above under “— Characterization of Equity Units for Tax Purposes” the periodic payments on the notes made to Non-U.S. Holders could be subject to U.S. federal withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to claim a lower rate as may be specified by an applicable income tax treaty and such holder has satisfied the relevant certification requirements. Non-U.S. Holders should consult their tax advisors concerning the treatment of the notes, including the possibility of a recharacterization of the Equity Units.

Dividends and Contract Adjustment Payments

Dividends received by a Non-U.S. Holder on shares of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30%. In certain circumstances, a Non-U.S. Holder may be entitled to a reduced rate of withholding pursuant to an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8BEN (or successor form), certifying its entitlement to such treaty benefits. As discussed above, an adjustment (or failure to adjust) to the settlement rate may result in a constructive distribution that is treated as a taxable constructive dividend to the holder of Equity Units (see “U.S. Holders — Purchase Contracts — Adjustment to the Settlement Rate”). If we determine that any such adjustment (or failure to adjust) results in a constructive dividend to a Non-U.S. Holder of Equity Units, we may withhold on amounts otherwise paid to the Non-U.S. Holder in order to pay the proper U.S. withholding tax on such constructive dividend.

We intend to treat any contract adjustment payments paid to a Non-U.S. Holder as amounts generally subject to United States withholding tax at a 30% rate. In certain circumstances, a Non-U.S. Holder may be entitled to a reduced rate of withholding (or a complete exemption from withholding) pursuant to an applicable income tax treaty. In order to claim any benefits of an applicable income tax treaty that may be available, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or suitable substitute form). Prospective investors should consult their own tax advisors concerning contract adjustment payments including the possibility that any contract adjustment payment may be treated as a loan, purchase price adjustment, rebate, or payment analogous to an option premium and whether the investor may be entitled to a refund or credit from the IRS with respect to amounts withheld from contract adjustment payments.

Sale, Exchange, or Other Taxable Disposition of Equity Units, Notes, Treasury Securities, Applicable Ownership Interest in the Treasury Portfolio, or Shares of Common Stock

Any gain recognized by a Non-U.S. Holder upon the sale, exchange, or other taxable disposition of Equity Units, notes, the Treasury securities, applicable ownership interest in the Treasury portfolio, or shares of our common stock (including with respect to certain distributions that are in excess of our current and accumulated earnings and profits) generally will not be subject to U.S. federal income tax, unless (1) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year in which the disposition takes place and certain other conditions are met or, (2) in the case of the purchase contracts that underlie the Equity Units or our common stock, we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of either (i) the 5-year period ending on the date of the relevant disposition or distribution or (ii) the period during which a Non-U.S. Holder held an interest in the U.S. corporation that is a “United States real property interest” (a “USRPI”) (the “Testing Period”).

The U.S. federal income tax consequences that may apply to a Non-U.S. Holder in the event that we have been, currently are or were to become a USRPHC are described below under the heading “— Foreign Investment in Real Property Tax Act.”

Foreign Investment in Real Property Tax Act

Although the matter is not free from doubt, we intend to take the position that we are a USRPHC for U.S. federal income tax purposes. If we are a USRPHC, Non-U.S. Holders would be subject to U.S. federal income tax at the regular graduated rates (“FIRPTA Tax”) on gain, if any, recognized in connection with such holder’s disposition of the Equity Units (to the extent allocable to the purchase contracts) or our common stock (including, in each case, certain distributions on such interests in excess of our current and accumulated earnings and profits) to the extent such purchase contracts or common stock constitute USRPIs.

For purposes of the FIRPTA Tax, a USRPI is defined to include an interest in an entity (other than an interest solely as a creditor), including common stock in a corporation and any right (whether or not presently exercisable) directly or indirectly to acquire, by purchase, conversion, exchange, or in any other manner, stock in a corporation. However, under applicable Treasury Regulations, an interest held by a Non-U.S. Holder generally will not be treated as a USRPI (and therefore an exception to FIRPTA Tax generally will be available) if (i) any class of the U.S. corporation’s stock is regularly traded on an established securities market at any time during the calendar year and (ii) such Non-U.S. Holder has during the relevant Testing Period owned (directly, indirectly, or constructively), in the case of a regularly-traded class of interests (referred to as a “regularly-traded interest”), no more than 5% of the total fair market value of that class of interests. Special rules apply in the case of a non-regularly-traded class of interests to determine if such interests will be treated as a USRPI. As long as our common stock and the Equity Units are listed on an established securities market, such as the New York Stock Exchange, and meet certain public trading requirements, shares of our common stock will continue to be treated as regularly-traded interests and the purchase contracts, although the matter is not free from doubt due to the lack of direct precedent, will be treated as regularly-traded interests, in each case, for purposes of the FIRPTA Tax. We expect that our common stock and the Equity Units will be listed on an established securities market and will satisfy the applicable public trading requirements.

For purposes of the FIRPTA Tax, shares of our common stock will not be treated as USRPIs pursuant to the exception set forth above for regularly-traded interests in the case of a Non-U.S. Holder that owns no more than 5% of our outstanding common stock throughout the relevant Testing Period (taking into account shares owned directly and constructively by such holder). Similarly, although the matter is not free from doubt due to the lack of direct precedent, the Equity Units (and the purchase contracts that underlie the Equity Units) will not be treated as USRPIs in the case of a Non-U.S. Holder that owns (A) no more than 5% of the outstanding Equity Units and (B) Equity Units that, at the time such Equity Units were acquired, had a fair market value allocable to the purchase contracts equal to no more than 5% of the total fair market value of our outstanding common stock, in each case, at all times during the relevant Testing Period (taking into account Equity Units owned directly and constructively by such holder). However, the IRS or a court could disagree with this conclusion. Non-U.S. Holders who exceed the limits described above could be subject to FIRPTA Tax with respect to gains on the disposition of our common stock or Equity Units (to the extent allocable to the purchase contracts), as applicable, or with respect to certain distributions on our common stock or the Equity Units (to the extent allocable to the purchase contracts) in excess of our current and accumulated earnings and profits. A Non-U.S. Holder subject to FIRPTA Tax will be required to file a U.S. federal income tax return with the IRS. An exemption from FIRPTA Tax or a reduced tax rate may be available under certain United States income tax treaties.

If the Equity Units are listed on the New York Stock Exchange and meet certain public trading requirements (which we expect to be met), although the matter is not free from doubt due to the lack of direct precedent, a Non-U.S. Holder will not be subject to withholding on the proceeds of a disposition of Equity Units that are allocable to the purchase contracts. However, if the above public trading requirements are not satisfied, a Non-U.S. Holder that owns, or is deemed to own, at any time during the relevant Testing Period, Equity Units with a fair market value allocable to the purchase contracts greater than 5% of the total fair market value of our outstanding common stock could be subject to withholding at a 10% rate on the proceeds of any disposition of Equity Units (to the extent allocable to the purchase contracts).

BECAUSE OF THE COMPLEXITY OF THESE RULES, NON-U.S. HOLDERS OF EQUIY UNITS AND OUR COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE POSSIBLE APPLICATION OF THE FIRPTA TAX AND AVAILABILITY OF AN EXEMPTION OR TAX REDUCTION UNDER AN APPLICABLE UNITED STATES INCOME TAX TREATY.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of interest or dividends paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides pursuant to the provisions of an applicable treaty or other information exchange agreement.

In general, backup withholding will not be required with respect to payments made by us on the Equity Units, notes, the Treasury securities, the applicable ownership interest in the Treasury portfolio, or shares of our common stock if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or applicable substitute form) and we do not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person. In addition, no information reporting or backup withholding will be required with respect to proceeds from a disposition of Equity Units, notes, the Treasury securities, applicable ownership interest in the Treasury portfolio, or shares of our common stock (even if the disposition is considered to be effected within the United States or through a U.S. financial intermediary) if the payor receives a properly executed IRS Form W-8BEN (or successor form) and does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person, or if the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the Non-U.S. Holder’s U.S. federal income tax and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell, the following respective numbers of Equity Units listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Number
Underwriter	of Equity Units

Goldman, Sachs & Co.	1,550,000
J.P. Morgan Securities Inc.	1,550,000
Wachovia Capital Markets, LLC	600,000
BNP Paribas Securities Corp.	400,000
ABN AMRO Incorporated	250,000
BNY Mellon Capital Markets, LLC	250,000
SunTrust Robinson Humphrey, Inc.	250,000
Samuel A. Ramirez & Co., Inc.	150,000

Total	5,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Equity Units are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Equity Units (other than those Equity Units covered by the option described below) if any are purchased. The underwriting agreement also provides that if one or more underwriters default, the purchase commitments of non-defaulting underwriters may be increased or the offering of Equity Units may be terminated.

Concurrently with this offering of Equity Units, we are offering, by a separate prospectus supplement, 10,000,000 shares of our common stock, plus up to an additional 1,500,000 shares of our common stock if the underwriters of that offering exercise in full their option to purchase additional shares. This offering of Equity Units is not contingent on our offering of common stock.

We have been advised by the representatives that the underwriters propose to offer the Equity Units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $1.05 per Equity Unit. After the initial public offering the representatives may change the public offering price and selling concession.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make because of any of those liabilities.

We have granted to the underwriters an option to purchase up to an aggregate of 750,000 additional Equity Units at the public offering price less the underwriting discounts and commissions and such additional Equity Units, if any, must be issued by us within a 13-day period beginning on (and including) the initial date of issuance of the Equity Units. The underwriters may exercise the option solely in connection with this offering. To the extent the option is exercised, each underwriter must purchase a stated amount of additional Equity Units approximately proportionate to that underwriter’s initial purchase commitment.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Equity Units.

	No Exercise	Full Exercise
	of Option	of Option

Per Equity Unit	$1.75	$1.75
Total	$8,750,000	$10,062,500

We estimate that our total expenses for this offering, net of underwriting discounts and commissions, will be approximately $500,000.

The Equity Units are a new issue of securities with no established trading market. We will apply for listing of the Corporate Units on the New York Stock Exchange and we expect trading on the New York Stock Exchange to begin on or about the initial date of issuance of the Corporate Units. We have been advised by the underwriters that they intend to make a market in the Equity Units but they are not obligated to do so and may discontinue their market making at any time without notice. We can provide no assurance as to the liquidity of any trading market for the Equity Units.

We have agreed, except as set forth below, not to sell or transfer any of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to sell any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file a registration statement related to common stock; or

•	enter into a swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of common stock, whether any such swap or transaction is to be settled by delivery of any common stock, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, including Equity Units, Corporate Units, purchase contracts and other similar securities.

This agreement does not apply to (1) the Equity Units offered hereby or the shares of common stock underlying the equity units, (2) common stock or securities convertible into or exchangeable or exercisable for or repayable with common stock issuable upon exercise of an option or warrant or conversion of a security outstanding on the date of this prospectus supplement, (3) shares of our common stock or options for shares of our common stock issued pursuant to or sold in connection with any of our and our subsidiaries’ existing employee benefit plans, long-term incentive plans, dividend reinvestment or direct stock purchase plans, employee savings (401(k)) plans and executive compensation plans (or the filing of a registration statement related to any such plan) and (4) the concurrent common stock offering.

Our directors and certain of our officers have agreed not to sell or transfer any of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, they have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to sell any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file a registration statement related to common stock; or

•	enter into a swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of common stock whether any such swap or transaction is to be settled by delivery of common stock, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock.

Notwithstanding the foregoing, this lockup provision will not prohibit our directors and officers from effecting transfer or distributions of shares of common stock as a bona fide gift or gifts or to any family member or to a trust, the beneficiaries of which are exclusively such director or officer or family member of such director or officer, provided that, in the case of any such transfer or distribution, (1) the representatives receive a signed lockup agreement from each donee, distributee or transferee, (2) such transfer shall not involve a disposition for value, (3) such transfer or distributions are not required to be reported in any public report or filing with the SEC, or otherwise and (4) such director or officer or donee, distributee or transferee does not otherwise voluntarily effect any public filing or report regarding such transfers or distributions.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions would involve sales by the underwriters of Equity Units in excess of the number of Equity Units the underwriters are obligated to purchase, which would create a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Equity Units over-allotted by the underwriters would not be greater than the number of Equity Units that they may purchase in the over-allotment option. In a naked short position, the number of Equity Units involved would be greater than the number of Equity Units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing Equity Units in the open market.

•	Syndicate covering transactions would involve purchases of the Equity Units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Equity Units to close out the short position, the underwriters would consider, among other things, the price of Equity Units available for purchase in the open market as compared to the price at which they may purchase Equity Units through the over-allotment option. If the underwriters sell more Equity Units than could be covered by the over-allotment option (a naked short position) that position could only be closed out by buying Equity Units in the open market. A naked short position would be more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Equity Units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids would permit the representatives to reclaim a selling concession from a syndicate member when the Equity Units originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Equity Units or preventing or retarding a decline in the market price of the Equity Units. As a result the price of the Equity Units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise. The underwriters are not required to engage in these transactions and these transactions, if commenced, may be discontinued at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of securities described in this prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe to the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 of the United Kingdom, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

The securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Affiliates of certain of the underwriters are lenders under revolving credit agreements entered into separately with Great Plains Energy and KCP&L in May 2006 and with GMO in 2008. In connection with the Great Plains Energy and KCP&L arrangements, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., acted as syndication agent and lender, each of BNP Paribas, an affiliate of BNP Paribas Securities Corp., and Wachovia Bank N.A., an affiliate of Wachovia Capital Markets, LLC, acted as a lender and co-documentation agent and The Bank of New York, an affiliate of BNY Mellon Capital Markets, LLC, acted as a lender. In connection with the GMO arrangement, each of BNP Paribas, an affiliate of BNP Paribas Securities Corp., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc. and The Royal Bank of Scotland PLC, an affiliate of ABN AMRO Incorporated, acted as a lender and co-documentation agent and each of Suntrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., The Bank of New York Mellon, an affiliate of BNY Mellon Capital Markets, LLC, and Wachovia Bank N.A., an affiliate of Wachovia Capital Markets, LLC, acted as a lender. Also, affiliates of certain of the underwriters participate in the commercial paper program of KCP&L and may from time to time hold KCP&L’s commercial paper. As a result, more than 10% of the net offering proceeds may be paid to underwriters or affiliates and, accordingly, the offering will be made in reliance upon Rule 5110(h) of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

Because affiliates of J.P. Morgan Securities Inc. may, and certain other underwriters may also, receive more than 10% of the entire net proceeds in this offering, the underwriters may be deemed to have a “conflict of interest” under Rule 2710(c)(8) of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the

Conduct Rules. Rule 2720 requires that the public offering price can be no higher than that recommended by a “qualified independent underwriter”, as defined by the Financial Industry Regulatory Authority, Inc. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. Goldman, Sachs & Co. has received $10,000 from us as compensation for such role.

The underwriters and their affiliates have provided and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Equity Units will be passed upon for us by Mark English, Assistant General Counsel and Assistant Secretary and Dewey & LeBoeuf LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California.

At May 1, 2009, Mr. English owned beneficially a number of shares of the Company’s common stock, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on the Company’s performance, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated by reference in this prospectus from the Great Plains Energy Incorporated and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Great Plains Energy Incorporated and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph regarding the adoption of new accounting standards, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Aquila, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and FASB Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities.

Great Plains Energy Incorporated has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on Aquila, Inc.’s past financial statements incorporated by reference in this registration statement.

PROSPECTUS

Great Plains Energy Incorporated

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

Great Plains Energy Incorporated (“Great Plains Energy”) may offer and sell, from time to time, these securities in one or more offerings. We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplements before you invest in these securities.

The common stock of Great Plains Energy Incorporated is listed on the New York Stock Exchange under the symbol “GXP.”

Our principal executive offices are located at 1201 Walnut Street, Kansas City, Missouri 64106-2124 and our telephone number is (816) 556-2200.

Investing in these securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 3 of this prospectus.

We may offer and sell these securities through one or more underwriters or agents. We will set forth in the related prospectus supplement the name of the underwriters or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2009.

About this Prospectus

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. By using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into our common stock, common stock, stock purchase contracts and stock purchase units. We may also offer warrants to purchase shares of our common stock.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Before you invest in our securities, you should carefully read the registration statement (including the exhibits) of which this prospectus forms a part, this prospectus, the applicable prospectus supplement and the documents incorporated by reference into this prospectus. The incorporated documents are described under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement, or in any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information and neither we nor the underwriters of any offering of securities will authorize anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise requires or as otherwise indicated, when we refer to “Great Plains Energy,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Great Plains Energy Incorporated and its subsidiaries, unless the context clearly indicates otherwise.

Cautionary Statements Regarding
Certain Forward-Looking Information

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by use of the words “may,” “should,” “expect,” “plan,” “anticipate,” “estimate,” “predict,” “potential,” or “continue.” Forward-looking statements include, but are not limited to, statements regarding the outcome of regulatory proceedings, cost estimates for our Comprehensive Energy Plan and other matters affecting future operations. These forward-looking statements are based on assumptions, expectations, and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus, in any prospectus supplement, and in our other SEC filings. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

•	future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including, but not limited to, possible further deterioration in economic conditions and the timing and extent of any economic recovery;

•	prices and availability of electricity in regional and national wholesale markets;

•	market perception of the energy industry and the Company;

•	changes in business strategy, operations or development plans;

•	effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry;

•	decisions of regulators regarding rates subsidiaries of the Company can charge for electricity;

•	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality;

•	financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs;

•	credit ratings;

•	inflation rates;

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments;

•	impact of terrorist acts;

•	increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors;

•	ability to carry out marketing and sales plans;

•	weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs;

•	cost, availability, quality and deliverability of fuel;

•	ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages;

•	delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects;

•	nuclear operations;

•	workforce risks including, but not limited to, retirement compensation and benefits costs;

•	the ability to successfully integrate the operations of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company and the timing and amount of resulting synergy savings; and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. You should also carefully consider the information contained under the heading “Risk Factors” in this prospectus, any prospectus supplement, and in our other SEC filings.

Great Plains Energy Incorporated

Great Plains Energy Incorporated, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries. Our wholly owned direct subsidiaries with operations or active subsidiaries are as follows:

•	Kansas City Power & Light Company (“KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one wholly owned subsidiary, Kansas City Power & Light Receivables Company (“Receivables Company”).

•	KCP&L Greater Missouri Operations Company (“GMO”) is an integrated, regulated electric utility that primarily provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO wholly owns MPS Merchant Services, Inc., which has certain long-term natural gas contracts remaining from its former non-regulated trading operations. Great Plains Energy acquired GMO on July 14, 2008.

•	Great Plains Energy Services Incorporated (“Services”) obtains certain goods and third-party services for us and our subsidiaries. On December 16, 2008, Services employees were transferred to KCP&L.

•	KLT Inc. is an intermediate holding company that primarily holds investments in affordable housing limited partnerships.

Risk Factors

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. You should carefully consider the information under the heading “Risk Factors” in:

•	any prospectus supplement relating to any securities we are offering;

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus; and

•	documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

Ratio of Earnings to Fixed Charges

The following table shows our ratio of earnings to fixed charges for the periods indicated:

Three Months Ended	Fiscal Years Ended December 31,
March 31, 2009	2008	2007	2006	2005	2004

(a)	2.26	2.53	3.50	3.09	2.77

(a)	A $4.5 million deficiency in earnings caused the ratio of earnings to fixed charges to be less than a one-to-one coverage.

For purposes of computing the ratios of earnings to fixed charges: (i) earnings consist of income before deducting net provisions for income taxes, adjustments for minority interests in subsidiaries and equity investment losses, and fixed charges; and (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of lease payments and rentals.

Use of Proceeds

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the issuance of any of the offered securities for general corporate purposes, including, among others:

•	repayment of debt;

•	repurchase, retirement or refinancing of other securities;

•	funding of construction expenditures;

•	investments in subsidiaries; and

•	acquisitions.

Pending such uses, we may also invest the proceeds in certificates of deposit, United States government securities or certain other short-term interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

Description of Debt Securities

General.  The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent unsecured obligations of Great Plains Energy Incorporated exclusively, and not the obligation of any of our subsidiaries. We may issue one or more series of debt securities directly to the public or as part of a stock purchase unit from time to time. We expect that each series of senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under the senior indenture that we have entered into with The Bank of New York Mellon Trust Company, N.A., as successor trustee. We will issue the subordinated debt securities in one or more series under a subordinated indenture between a trustee and us. The senior indenture, the form of the subordinated indenture and the form of any supplemental indenture or other instrument establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture has been or will be qualified under the Trust Indenture Act of 1939 (“Trust Indenture Act”). The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus.

We may authorize the issuance and provide for the terms of a series of debt securities by or pursuant to a resolution of our Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture or to a company order, as described in the indentures. There will be no requirement under either the senior indenture or the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture. We will be free to employ other indentures or documentation containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior indenture and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. One or more series of the debt securities may be issued with the same or various maturities at par, above par or at a discount. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the market rate

(“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto. Unless otherwise described in the applicable prospectus supplement, neither indenture described above will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur. Both indentures will also permit us to merge or consolidate or to transfer our assets, subject to certain conditions (see “— Consolidation, Merger and Sale or Disposition of Assets” below).

Ranking.  The debt securities will be direct unsecured obligations of Great Plains Energy Incorporated exclusively, and not the obligation of any of our subsidiaries. The senior debt securities will rank equally with all of Great Plains Energy Incorporated’s unsecured and unsubordinated debt and the subordinated debt securities will be junior in right of payment to our Senior Indebtedness (including senior debt securities), as described under the heading “— Subordination.” At March 31, 2009, Great Plains Energy Incorporated had approximately $1,405.1 million of outstanding Senior Indebtedness (as defined below) (including guarantees of $1,297.1 million of GMO indebtedness) and no subordinated indebtedness.

Great Plains Energy Incorporated is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. At March 31, 2009, our subsidiaries had approximately $3,296.9 million of aggregate outstanding debt (including debt guaranteed by Great Plains Energy Incorporated).

Provisions of a Particular Series.  The prospectus supplement applicable to each issuance of debt securities will specify, among other things:

•	the title and any limitation on aggregate principal amount of the debt securities;

•	the original issue date of the debt securities;

•	the date or dates on which the principal of any of the debt securities is payable;

•	the fixed or variable interest rate or rates, or method of calculation of such rate or rates, for the debt securities, and the date from which interest will accrue;

•	the terms, if any, regarding the optional or mandatory redemption of any debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the denominations in which such debt securities will be issuable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be repaid, in whole or in part, at the option of the holder thereof;

•	our obligation, if any, to redeem, purchase, or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased, or repaid pursuant to such obligation;

•	whether the debt securities are to be issued in whole or in part in the form of one of more global securities and, if so, the identity of the depository for such global security or global securities;

•	the place or places where the principal of, and premium, if any, and interest, if any, shall be payable;

•	any addition, deletion or modification to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

•	any restrictions on the declaration of dividends or the requirement to maintain certain asset ratios or the creation and maintenance of reserves;

•	any remarketing features of the debt securities;

•	any collateral, security, assurance, or guarantee for the debt security;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

•	the securities exchange(s), if any, on which the debt securities will be listed;

•	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other securities;

•	any interest deferral or extension provisions;

•	the applicability of or any change in the subordination provisions for a series of debt securities;

•	the terms of any warrants we may issue to purchase debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

Subordination.  The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

In the event:

•	of any bankruptcy, insolvency, receivership or other proceedings or any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, of Great Plains Energy Incorporated,

•	that a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, and such default continues beyond any applicable grace period and shall not have been cured, waiver or ceased to exist, or

•	any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness, then all Senior Indebtedness must be paid, or provision for such payment be made, in full before the holders of the subordinated debt securities are entitled to receive or retain any payment (including redemption and sinking fund payments).

In addition, upon the maturity of the principal of any Senior Indebtedness by lapse of time, acceleration or otherwise, all matured principal of and interest and premium, if any, on such Senior Indebtedness, must be paid in full before any payment of principal of, premium, if any, or interest on, the subordinated debt securities may be made or before any subordinated debt securities can be acquired by Great Plains Energy Incorporated.

Upon the payment in full of all Senior Indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

As defined in the subordinated indenture, the term “Senior Indebtedness” means:

(1) obligations (other than non-recourse obligations, the indebtedness issued under, and subject to the subordination provisions of, the subordinated indenture and other obligations which are either effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) of, or guaranteed (except to the extent our payment obligations under any such guarantee are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) or assumed by, us for

•	borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the subordinated debt securities and other indebtedness which is effectively by its terms or expressly made subordinate to or pari passu with the subordinated debt securities)); or

•	the payment of money relating to any lease which is capitalized on our balance sheet in accordance with generally accepted accounting principles as in effect from time to time;

(2) indebtedness evidenced by bonds, debentures, notes or other similar instruments issued by us (other than such instruments that are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities), and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations with Senior Indebtedness, whether existing as of the date of the subordinated indenture or subsequently incurred by us.

However, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness.

The subordinated indenture will not limit the aggregate amount of Senior Indebtedness that we may issue. At March 31, 2009, the outstanding Senior Indebtedness of Great Plains Energy Incorporated totaled approximately $1,405.1 million (including guarantees of $1,297.1 million of GMO indebtedness).

Registration, Transfer and Exchange.  Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer-duly endorsed or accompanied by a duly executed instrument of transfer-at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges, and upon satisfaction of such other reasonable requirements as are described in the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the applicable indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and Paying Agents.  Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under “Book-Entry System” or as otherwise set forth in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears on the register for such debt securities maintained by the applicable trustee. All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof. However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Redemption.  Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities that are redeemable by us will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.

Consolidation, Merger and Sale or Disposition of Assets.  We may, without the consent of the holders of any debt securities, consolidate with or merge into any other corporation or sell, transfer or otherwise dispose of our properties as or substantially as an entirety to any person, provided that:

•	the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the debt securities outstanding under each indenture and the performance of every covenant of each indenture to be performed or observed by us;

•	we have delivered to the trustees for such debt securities an officer’s certificate and an opinion of counsel as will be provided in each of the indentures; and

•	immediately after giving effect to the transaction, no event of default (see “— Events of Default”) or event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any such consolidation, merger, sale, transfer or other disposition of our properties (except transfers related to a lease of our properties) as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the applicable indenture.

Modification.  Without the consent of any holder of debt securities, the trustee for such debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

•	to supply omissions, cure any ambiguity or inconsistency or correct or supplement any defective or inconsistent provision, which actions, in each case, are not inconsistent with the applicable indenture or prejudicial to the interests of the holders of debt securities of any series in any material respect;

•	to change or eliminate any provision of the applicable indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to debt securities of such series issued after the effective date of such change or elimination;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to evidence the assumption of our covenants in the applicable indenture and the debt securities by any permitted successor;

•	to grant to or confer upon the trustee for any debt securities for the benefit of the holders of such debt securities, any additional rights, remedies, powers or authority;

•	to permit the trustee for any debt securities to comply with any duties imposed upon it by law;

•	to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

•	to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, to add to the security of all debt securities, to surrender any right or power conferred upon us by the applicable indenture or to add any additional events of default with respect to all or any series of outstanding debt securities; and

•	to make any other change that is not prejudicial to the holders of any debt securities.

The senior indenture provides that, except as provided above, the consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the senior indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the senior debt securities; provided, however, that if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series so directly affected, considered as one class, will be required.

The subordinated indenture will provide that, except as provided above, the consent of the holders of (i) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are subject to the subordination provision of the subordinated indenture, considered as one class and (ii) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are not subject to the subordination provision of the subordinated indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the subordinated indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the debt securities issued under the subordinated indenture; provided, however, that if less all series of debt securities outstanding under the subordinated indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of (i) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are subject to the subordination provisions of the subordinated indenture, considered as one class, and (ii) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are not subject to the subordination provisions of the subordinated indenture, considered as one class, will be required.

Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding debt securities affected thereby:

•	change the maturity date of the principal of any debt security;

•	reduce the principal amount of, or premium payable on, any debt security;

•	reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

•	change the coin or currency of any payment of principal of, or any premium or interest on any debt security;

•	change the date on which any debt security may be redeemed;

•	adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive events of default.

A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture or any other supplemental indenture which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of the debt securities of any other series.

Events of Default.  Unless specifically deleted in a supplemental indenture or company order under which a series of debt securities is issued, or modified in any such supplemental indenture or company order, each of the following will constitute an event of default under the senior indenture or the subordinated indenture with respect to senior debt securities or subordinated debt securities, as the case may be, of any series:

•	failure to pay principal of or premium, if any, on any debt security of such series, as the case may be, within one day after the same becomes due and payable;

•	failure to pay interest on the debt securities of such series within 30 days after the same becomes due and payable;

•	failure to observe or perform any of our other covenants or agreements in the applicable indenture (other than a covenant or agreement solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding debt securities of such series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to debt securities of a particular series.

Additional events of default with respect to a particular series of debt securities may be specified in a supplemental indenture or resolution of the Board of Directors establishing that series.

No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

At any time after an acceleration with respect to the debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if:

•	we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all debt securities of such series, the principal of and premium, if any, on the debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such debt securities, interest upon overdue installments of interest at the rate or rates specified in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the applicable indenture; and

•	any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the applicable indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee’s sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default or event of default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

The trustee, within 90 days after the occurrence of a default actually known to the trustee with respect to the debt securities of any series, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on the debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the trustees for the debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the applicable indenture, determined without regard to any period of grace or requirement of notice under such indenture.

Conversion Rights.  Any resolution of the Board of Directors or supplemental indenture establishing a series of debt securities may provide for conversion rights. We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into other securities. These terms will include the conversion rate, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion rate and provisions affecting conversion in the event of the redemption of the debt securities. If we issue convertible debt securities, we will need to supplement the indenture to add applicable provisions regarding conversion.

Defeasance.  Unless the applicable prospectus supplement states otherwise, we may elect either:

(1) to defease and be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust); or

(2) to be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the applicable indenture, supplemental indenture or other instrument establishing such series.

In the case of either (1) or (2), the following conditions, among others, must be met:

•	we will be required to deposit, in trust, with the applicable trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on the notes of such series on the dates payments are due (which may include one or more redemption dates designated by us),

•	no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture must have occurred and be continuing on the date of the deposit, and 91 days must have passed after the deposit has been made and, during that period, certain events of default must not have occurred and be continuing as of the end of that period,

•	the deposit must not cause the applicable trustee to have any conflicting interest with respect to our other securities,

•	we must have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred, and

•	we must have delivered an officer’s certificate to the trustee as provided in the applicable indenture.

We may exercise our defeasance option under paragraph (1) with respect to notes of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2). If we exercise our defeasance option under paragraph (1) for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under paragraph (2) above. In the event we fail to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our covenant defeasance option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the applicable trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

Resignation or Removal of Trustee.  The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee for Senior Debt Securities.  As of March 31, 2009, The Bank of New York Mellon Trust Company, N.A., which is the trustee under the senior indenture, and its affiliates were the trustees for $100.0 million of our unsecured debt, and $1,378.7 million of KCP&L’s secured and unsecured debt (including Environmental Improvement Revenue Refunding debt issued by certain governmental entities), under several separate indentures. In addition, an affiliate of The Bank of New York Mellon Trust Company, N.A. is one of the lenders under separate credit agreements with us, KCP&L and GMO and is the trustee under a KCP&L nuclear decommissioning fund trust. Affiliates of The Bank of New York Mellon Trust Company, N.A. also perform other services for, and transact other banking business with our affiliates and us in the normal course and may do so in the future. Each indenture will provide that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable debt securities upon the property and funds held or collected by the trustee as such, except funds held in trust for the benefit of holders of particular debt securities.

Governing Law.  The senior indenture is, and any senior debt securities will be, governed by New York law. The subordinated indenture and any subordinated debt securities will be governed by New York law.

Description of Common Stock

General.  The following descriptions of our common stock and the relevant provisions of our Articles of Incorporation and by-laws are summaries and are qualified by references to our Articles of Incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

Under our Articles of Incorporation, we are authorized to issue 262,962,000 shares of stock, divided into classes as follows:

•	390,000 shares of Cumulative Preferred Stock with a par value of $100;

•	1,572,000 shares of Cumulative No Par Preferred Stock with no par value;

•	11,000,000 shares of Preference Stock with no par value; and

•	250,000,000 shares of Common Stock with no par value.

At May 1, 2009, 390,000 shares of Cumulative Preferred Stock and 123,201,106 shares of common stock were outstanding. No shares of Cumulative No Par Preferred Stock or Preference Stock are currently outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock are set by our Board of Directors when it is issued.

Dividend Rights and Limitations.  The holders of our common stock are entitled to receive such dividends as our Board of Directors may from time to time declare, subject to any rights of the holders of our preferred and preference stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Except as otherwise authorized by consent of the holders of at least two-thirds of the total number of shares of the total outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, we may not pay or declare any dividends on common stock, other than dividends payable in common stock, or make any distributions on, or purchase or otherwise acquire for value, any shares of common stock if, after giving effect thereto, the aggregate amount expended for such purposes during the 12 months then ended (a) exceeds 50% of net income available for dividends on Preference Stock and common stock for the preceding 12 months, in case the total of Preference Stock and common stock equity would be reduced to less than 20% of total capitalization, or (b) exceeds 75% of such net income in case such equity would be reduced to between 20% and 25% of total capitalization, or (c) except to the extent permitted in subparagraphs (a) and (b), would reduce such equity below 25% of total capitalization.

Subject to certain limited exceptions, no dividends may be declared or paid on common stock and no common stock may be purchased or redeemed or otherwise retired for consideration (a) unless all past and current dividends on Cumulative Preferred Stock and Cumulative No Par Preferred Stock have been paid or set apart for payment and (b) except to the extent of retained earnings (earned surplus).

Voting Rights.  Except as otherwise provided by law and subject to the voting rights of the outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock, the holders of our common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. This means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. The nominees with the highest number of votes are elected.

The consent of specified percentages of holders of outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock is required to authorize certain actions which may affect their interests; and if, at any time, dividends on any of the outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock shall be in default in an amount equivalent to four or more full quarterly dividends, the holders of outstanding shares of all preferred stock, voting as a single class, shall be entitled (voting cumulatively) to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, which right shall continue in effect until all dividend arrearages shall have been paid.

Liquidation Rights.  In the event of any dissolution or liquidation of Great Plains Energy Incorporated, after there shall have been paid to or set aside for the holders of shares of outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Miscellaneous.  The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any sinking fund provisions, redemption provisions or conversion rights.

Transfer Agent and Registrar.  Computershare Trust Company, N.A. acts as transfer agent and registrar for our common stock.

Business Combinations.  The affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80% voting requirement shall not be applicable if:

•	the business combination shall have been approved by a majority of the continuing directors; or

•	the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

Listing.  The common stock of Great Plains Energy Incorporated is listed on the New York Stock Exchange under the symbol “GXP.”

Description of Stock Purchase Contracts and
Stock Purchase Units or Warrants for Stock

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders shares of our common stock at a future date or dates. We may fix the price and the number of shares of common stock subject to the stock purchase contract at the time we issue the stock purchase contracts or we may provide that the price and number of shares of common stock will be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and:

•	our senior debt securities or subordinated debt securities,

•	debt obligations of third parties, including U.S. treasury securities,

securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not contain all of the information you may find useful and reference will be made to the stock purchase contracts or stock purchase units and, if applicable, the collateral or depository arrangement relating to the stock purchase contracts or stock purchase units.

We may also issue warrants to purchase our common stock with the terms of such warrants and any related warrant agreement between us and a warrant agent being described in a prospectus supplement.

Book-Entry System

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Except as otherwise provided in any applicable prospectus supplement, global securities may be exchanged in whole for certificated securities only if the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, we thereupon fail to appoint a successor depository within 90 days. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to DTC’s procedures.

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

The following is based solely on information furnished by DTC:

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue and will be deposited with DTC. If, however, the aggregate principal amount of any issue of a series of debt securities exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such series. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions, in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of global securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of global securities may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners, in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global securities are redeemable, redemption notices shall be sent to DTC. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, distributions, interest and premium payments, if any, on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee for such securities, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, distributions, interest and premium, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Plan of Distribution

We may sell the securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The prospectus supplement with respect to each series of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities, and the proceeds to us from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such securities may be listed.

If underwriters participate in the sale, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities being offered, if any are purchased.

We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters and agents may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

Legal Matters

Legal matters with respect to the securities offered under this prospectus will be passed upon for us by Mark English, Assistant General Counsel and Assistant Secretary and Dewey & LeBoeuf LLP. Davis Polk & Wardwell will pass on certain matters for the underwriters, dealers, purchasers, or agents. At May 1, 2009, Mr. English owned beneficially a number of shares of the Company’s common stock, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on the Company’s performance, which represented less than 0.1% of the total outstanding common stock.

Experts

The consolidated financial statements, and the related financial statement schedules, incorporated by reference in this prospectus from the Great Plains Energy Incorporated and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Great Plains Energy Incorporated and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph regarding the adoption of new accounting standards, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Aquila, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and FASB Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities.

Great Plains Energy Incorporated has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on Aquila, Inc.’s past financial statements incorporated by reference in this registration statement.

Where you can Find More Information

We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities described in this prospectus is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

•	Our Current Report on Form 8-K/A dated August 13, 2008 and filed with the SEC on August 14, 2008 (only with respect to the historical financial statements of Aquila, Inc. (now known as KCP&L Greater Missouri Operations Company, or “GMO”) listed in Item 9.01(a) and set forth in Exhibit 99.1 thereto); and

•	Our Current Reports on Form 8-K dated January 27, 2009 and filed with the SEC on January 28, 2009; February 10, 2009 (Item 8.01 only) and filed with the SEC on February 10, 2009; February 9, 2009 and filed with the SEC on February 13, 2009; March 6, 2009 and filed with the SEC on March 12, 2009; March 18, 2009 (Item 8.01 only) and filed with the SEC on March 19, 2009; March 19, 2009 and filed with the SEC on March 24, 2009; April 16, 2009 and filed with the SEC on April 22, 2009; April 21, 2009 and filed with the SEC on April 21, 2009; April 24, 2009 and filed with the SEC on April 30, 2009; and May 11, 2009 (reporting Items 8.01 and 9.01) and filed with the SEC on May 11, 2009.

Our website is www.greatplainsenergy.com. Information contained on our website is not incorporated herein. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106-2124 (Telephone No.: 816-556-2200) Attention: Corporate Secretary, or by contacting us on our website.

Great Plains Energy Incorporated

5,000,000 Equity Units
(Initially Consisting of 5,000,000 Corporate Units)

PROSPECTUS SUPPLEMENT
May 12, 2009

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P.Morgan

Joint Lead Manager

Wachovia Securities

Senior Co-Manager

BNP PARIBAS

Co-Managers

ABN AMRO Incorporated	BNY Mellon Capital Markets, LLC	SunTrust Robinson Humphrey	Ramirez & Co., Inc.